AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 8, 2010
REGISTRATION STATEMENT NO. 333-166362

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-1
Amendment No. 2

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PREMIER POWER RENEWABLE ENERGY, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation or organization)

4931

(Primary Standard Industrial Classification Code Number)

13-4343369

 (I.R.S. Employer Identification Number)

4961 Windplay Drive, Suite 100
El Dorado Hills, CA 95762
(916) 939-0400

 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Dean R. Marks, Chief Executive Officer
4961 Windplay Drive, Suite 100
El Dorado Hills, CA 95762
(916) 939-0400

Copies of all communications to:

Kevin K. Leung, Esq.	Richard H. Gilden, Esq.
Rahul Dange, Esq.	Christopher Auguste, Esq.
Jamie H. Kim, Esq.	Kramer Levin Naftalis & Frankel LLP
Richardson & Patel LLP	1177 Avenue of the Americas
10900 Wilshire Blvd., Suite 500	New York, NY 10036
Los Angeles, CA 90024	(212) 715-9100
(310) 208-1182

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE

 (Approximate date of commencement of proposed sale to the public)

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, $0.0001 par value per share	$8,000,000	$446.40

Total		$446.40

(1)	Calculated pursuant to Rule 457(o) on the basis of the maximum aggregate offering price of all of the securities to be registered.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed.  The securities offered pursuant to this prospectus may not be sold until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state or other jurisdiction where the offer or sale is not permitted.

PROSPECTUS	SUBJECT TO COMPLETION, DATED JULY 8, 2010

____________ shares of Common Stock

We are offering up to ____________ shares of our common stock at a public offering price of $___ per share. Our common stock is quoted on the OTC Bulletin Board under the symbol “PPRW.OB.” On July 7, 2010, the last reported sales price of our common stock was $1.55 per share.

We are offering these shares on a best efforts basis. We have retained Merriman Curhan Ford & Co. to act as our exclusive placement agent in this offering, and we will pay fees to it in connection with this offering equal to 6.5% of the proceeds of the offering. We have also agreed to reimburse the placement agent for certain expenses incurred by it in connection with the offering. The placement agent is not required to purchase or sell any of the shares offered by this offering, but will use its commercially reasonable efforts to sell the shares offered. Because there is no minimum offering amount required as a condition to closing in this offering, the actual public offering amount, placement agent’s fee and net proceeds to us, if any, in this offering are not presently determinable and may be substantially less than the maximum offering amounts set forth below.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 7 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share		Total
Offering price per share	$	___		$8,000,000
Placement agent’s fees (1)	$	___	$	___
Proceeds to Premier Power Renewable Energy, Inc. (before expenses)	$	___	$	___

(1)	Assumes all of the shares offered hereby are sold. See the section entitled “Plan of Distribution” for a full description of the compensation to be paid to the placement agent.

We estimate the total expenses of this offering, excluding the placement agent’s fee, will be approximately $_______.

Delivery of the shares to purchasers will be made on or about ___________, 2010.

As Placement Agent

__________, 2010

TABLE OF CONTENTS

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

All statements contained in this prospectus, other than statements of historical facts, that address future activities, events or developments, are forward-looking statements, including, but not limited to, statements containing the words “believe,” “anticipate,” “expect” and words of similar import. These statements are based on certain assumptions and analyses made by us in light of our experience and our assessment of historical trends, current conditions and expected future developments as well as other factors we believe are appropriate under the circumstances. Whether actual results will conform to the expectations and predictions of management, however, is subject to a number of risks and uncertainties that may cause actual results to differ materially. Such risks are in the section entitled “Risk Factors” on page 7, and in our previous SEC filings.

Consequently, all of the forward-looking statements made in this prospectus are qualified by these cautionary statements, and there can be no assurance that the actual results anticipated by management will be realized or, even if substantially realized, that they will have the expected consequences to or effects on our business operations.

PROSPECTUS SUMMARY

About This Prospectus

This summary contains basic information about us and this offering.  The reader should read the entire prospectus carefully, especially the risks of investing in our common stock discussed under “Risk Factors.”  References to “we,” “our,” “us,” the “Company,” or “Premier Power” refer to Premier Power Renewable Energy, Inc., a Delaware corporation, and its consolidated subsidiaries.

About Premier Power

Our Business

We are a developer, designer, and integrator of ground mount and rooftop solar energy solutions for residential, commercial, industrial, and equity fund customers in North America and Europe. Additionally, we distribute solar modules and inverters in certain of our markets, primarily in Italy, to obtain economies of scale in the purchasing of product for installation services. We provide a full range of installation services to our solar energy customers including design, engineering, procurement, permitting, construction, grid connection, warranty, system monitoring, and maintenance services.  We use solar components from the industry’s leading suppliers and manufacturers including solar panels from General Electric (“GE”), Canadian Solar, Sharp, Solyndra, and Sun Power, inverters from Power One, Fronius, Wattsun, SMA, Satcon, and Xantrex, solar trackers from Wattsun, and residential solar thermal systems from Schuco.  We have installed over 1,400 solar power systems since the commencement of our current business operations in 2003, with the scale of these projects ranging from 5 kilowatts to 1.1 megawatts of installed capacity.  We believe our experience in developing, designing, and installing large and complex solar projects differentiates us from many of our competitors.

We operate our business through our subsidiaries.  Premier Power Renewable Energy, Inc., a California corporation (“Premier Power California”) is one of our two wholly owned subsidiaries.  Premier Power California wholly owns Bright Future Technologies, LLC, a Nevada limited liability company (“Bright Future”), and Premier Power Sociedad Limitada, a limited liability company formed in Spain (“Premier Power Spain”).  Bright Future operates as a trading company that allows Premier Power California and Premier Power Spain to consolidate its purchases from suppliers of solar energy products in order to achieve advantageous trade terms.  Rupinvest SARL, a corporation duly organized and existing under the law of Luxembourg (“Rupinvest”), is our other wholly owned subsidiary, and Rupinvest wholly owns Premier Power Italy S.p.A. (formerly known as ARCO Energy, SRL), a private limited company duly organized and existing under the laws of Italy (“Premier Power Italy”).  Premier Power Spain and Premier Power Italy are the base of our European operations in Spain and Italy, respectively.

Risks Affecting Our Business

We are subject to a number of risks, which the reader should be aware of before deciding to purchase the securities in this offering. These risks are discussed in the summary below and in the section titled “Risk Factors” beginning on page 7 of this prospectus.

Summary of Risk Factors

This document contains certain statements of a forward-looking nature. Such forward-looking statements, including but not limited to growth and strategies, future operating and financial results, financial expectations and current business indicators are based upon current information and expectations and are subject to change based on factors beyond our control. Forward-looking statements typically are identified by the use of terms such as “look,” “may,” “will,” “should,” “might,” “believe,” “plan,” “expect,” “anticipate,” “estimate” and similar words, although some forward-looking statements are expressed differently. The accuracy of such statements may be impacted by a number of business risks and uncertainties that could cause actual results to differ materially from those projected or anticipated, including but not limited to:

•	our ability to generate operating profits and cash flow from operations to fund our business operations;

•	existing regulations and our ability to adapt to changes in regulations;

•	the availability of rebates, tax credits, and other financial incentives;

•	our access to sufficient capital to meet working capital requirements for our operations and for future expansion efforts;

•	our ability to efficiently manage our international operations;

•	our ability to timely and accurately complete projects and orders for our products;

•	our dependence on a limited number of major customers;

•	our ability to expand and grow our distribution channels;

•	general economic conditions that affect demand for our products and services;

•	acceptance in the marketplace of our new products;

•	foreign currency exchange rate fluctuations; and

•	our ability to identify and successfully execute cost control initiatives.

The reader is cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this document.  We undertake no obligation to update this forward-looking information.

While our management fully intends to make concerted efforts to manage these risks, we cannot provide assurances that we will be able to do so successfully.

Recent Developments

In June 2010, two plants in a series of 1.0 megawatt solar power plants that we designed and constructed for customers in Puglia, Italy became operational by connecting to the electric power grid of Enel SpA, Italy’s largest power company. These two plants have a contractual value of €3.8 million (approximately $4.79 million) each, which is included in the backlog information provided under “Capital Resources” on page 42. Revenues from these projects have not been recognized as of March 31, 2010.

In May 2010, we granted to EC America, Inc. and its wholly owned subsidiary, immixGroup, Inc. (together, “immixGroup”), a non-exclusive right to resell certain of our products to immixGroup’s government customers under its General Services Administration contract.  Pursuant to a reseller agreement with immixGroup, we sell our solar installation services and products to immixGroup for each order that immixGroup takes from its government customers.

In April 2010, we agreed to co-market solar photovoltaic (PV) projects throughout the U.S. with REgeneration Finance, LLC (“REgeneration”) with the Company constructing projects that are funded by REgeneration.

In March 2010, we entered into a collaborative agreement with Plaan Czech, s.r.o. (“Plaan Czech”) for a total of 19 megawatts of PV solar projects in the Czech Republic with us providing distribution and engineering, procurement, and construction services on all projects under the agreement.  We are currently engaged for three projects totaling 8.7 megawatts with Plaan Czech under this agreement, which is included in the backlog information provided under “Capital Resources” on page 42.

General Information

Our principal executive offices are located at 4961 Windplay Drive, Suite 100, El Dorado Hills, California 95762, and our telephone number is (916) 939-0400.

The Offering

Securities Offered:	Up to _________ shares of common stock, $0.0001 par value per share.

Offering Price:	$_______ per share.

Common Stock Outstanding Before the Offering:	29,099,750 shares as of July 7, 2010

Common Stock Outstanding After the Offering:	_________ shares

Use of Proceeds	We intend to use the net proceeds of this offering for project development and finance, working capital, and general corporate purposes. See “Use of Proceeds” beginning on page 19.

Risk Factors
The securities offered by this prospectus are speculative and involve a high degree of risk and investors purchasing securities should not purchase the securities unless they can afford the loss of their entire investment.  See “Risk Factors” beginning on page 7.

The total number of shares of common stock outstanding after this offering is based on 29,099,750 shares outstanding as of July 7, 2010, which includes 3,000,000 shares held in escrow and available for issuance to Esdras Ltd. in connection with the acquisition of Rupinvest and Premier Power Italy from Esdras Ltd., but which excludes the following:

•	2,000,229 shares issuable upon exercise of stock options granted to date under the 2008 Equity Incentive Plan, at a weighted average exercise price of $3.17 per share;

•	75,000 shares issuable upon vesting of stock awards granted to date under the 2008 Equity Incentive Plan;

•	825,646 additional shares of common stock reserved for issuance pursuant to stock options and stock awards available for grant in the future under the 2008 Equity Incentive Plan;

•	3,500,000 shares of common stock issuable upon conversion of 3,500,000 shares of Series A Convertible Preferred Stock outstanding; and

•	2,800,000 shares of common stock issuable upon conversion of 2,800,000 shares of Series B Convertible Preferred Stock outstanding.

Unless otherwise specifically stated, information throughout this prospectus does not assume the exercise of outstanding options to purchase shares of our common stock or the conversion of our outstanding preferred stock.

Summary Consolidated Financial Data

The following tables summarize consolidated financial data regarding our business and should be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 37 of this prospectus and our consolidated financial statements and the related notes included elsewhere in this prospectus.  We derived the consolidated financial data as of March 31, 2010 and December 31, 2009 and 2008 and for the three months ended March 31, 2010 and 2009 and the years ended December 31, 2009 and 2008 from our audited and unaudited consolidated financial statements included in this prospectus.  The historical results are not necessarily indicative of the results to be expected for any future period.  All monetary amounts are expressed in U.S. dollars.

	Three Months Ended March 31,		Year Ended December 31,
	2010	2009	2009	2008
Statement of Operations Data (in thousands, except per share data):
Net sales	$3,399	$4,793	$30,750	$44,238
Cost of sales	(3,368)	(4,425)	(26,292)	(38,711)
Gross profit	31	368	4,458	5,527
Operating expenses:
Sales and marketing	742	655	2,910	2,224
Administrative expense	1,659	1,128	5,808	2,505
Total operating expenses	2,401	1,783	8,718	4,729
Operating (loss) income	(2,370)	(1,415)	(4,260)	798
Other income (expense):
Interest expense	(37)	(2)	(89)	(82)
Other income	-	-	23	-
Change in fair value of contingent consideration liability	1,254	-	4,301	-
Change in fair value of warrants	-	1,475	2,184	-
Interest income	1	18	44	37
Total other income (expense), net	1,218	1,491	6,463	(45)
Income (loss) before income taxes	(1,152)	76	2,203	753
Income tax benefit	346	645	1,452	40
Net income (loss)	(806)	721	3,655	793
Less: Net income attributable to noncontrolling interest	-	-	(85)	(224)
Net income (loss) attributable to Premier Power Renewable Energy, Inc.	$(806)	$721	$3,570	$569
Earnings (loss) Per Share attributable to Premier Power Renewable Energy, Inc.:
Basic	$(0.03)	$0.03	$0.14	$0.03
Diluted	$(0.03)	$0.02	$0.11	$0.02
Weighted Average Shares Outstanding
Basic	26,619	26,049	26,050	22,666
Diluted	26,619	30,529	31,273	23,750

	Three Months Ended March 31,		Year Ended December 31,
	2010	2009	2009	2008
Non-Cash Stock-Based Compensation Data (in thousands):
Cost of sales	$90	$47	$145	$-
General and administrative	131	68	361	-
Sales and Marketing	25	30	118	-
Total non-cash share-based compensation	$246	$145	$624	$-

		As of December 31,
	As of March 31, 2010	2009	2008
Balance Sheet Data (in thousands):
Cash and cash equivalents	$1,332	$3,792	$5,771
Total assets	$37,221	$43,180	$14,813
Working capital	$2,850	$5,297	$6,278
Line of credit and notes payable	$2,215	$2,240	$131
Billings in excess of costs	$559	$374	$1,206
Total shareholders’ equity	$10,537	$12,158	$7,873

RISK FACTORS

An investment in our common stock is highly speculative and involves a high degree of risk.  Before making an investment decision, you should carefully consider the risks described below together with all of the other information included in this prospectus. The statements contained in or incorporated into this prospectus that are not historic facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. If any of the following risks actually occurs, our business, financial condition or results of operations could be harmed. In that case, the trading price of our common stock could decline, and an investor in our securities may lose all or part of their investment.

Risks Relating to Our Business

We had an operating loss in 2009 and in the first quarter of 2010 and have used increasing amounts of cash for operations and to fund our project development and future acquisitions.

We had a $4.3 million operating loss in 2009 and a $2.4 million operating loss in the first quarter of 2010.  Cash used in operations was $6.2 million in 2009 and $2.3 million in the first quarter of 2010.  We continue to pursue additional solar projects, acquisitions, and investment opportunities and may need to support the financing needs of our subsidiaries.  We currently have enough cash on hand and projected cash flow to fund our operations for the next 12 months. However, we may need additional funds to finance future investment and acquisition activity we wish to undertake.  We do not know if such funds will be available if needed on terms that we consider acceptable.  We may have to limit or adjust our project development and investment/acquisition strategy or sell some of our assets in order to continue to pursue our corporate goals.

We are dependent upon our suppliers for the components used in the systems we design and install, and our major suppliers are dependent upon the continued availability and pricing of polysilicon and other raw materials used in solar modules. Any increases in the price of solar components or any interruptions to or shortage or decline in the quality of the solar components we purchase for our solar energy systems could adversely affect our business.

Key components used in our systems are purchased from a limited number of manufacturers. In particular, Canadian Solar, Sharp, SunPower Corporation, Solyndra, and GE accounted for over 95% of our purchases of solar panels in 2009. We are subject to market prices for the components that we purchase for our installations, which are subject to fluctuation. We cannot ensure that the prices charged by our suppliers will not increase because of changes in market conditions or other factors beyond our control. An increase in the price of components used in our systems could result in an increase in costs to our customers and could have a material adverse effect on our revenues and demand for our products and services. Our suppliers are dependent upon the availability and pricing of polysilicon, one of the main materials used in manufacturing solar panels. Interruptions in our ability to procure needed components for our systems, whether due to discontinuance by our suppliers, delays or failures in delivery, shortages caused by inadequate production capacity or unavailability, or for other reasons, would adversely affect or limit our sales and growth. In addition, increases in the prices of solar modules could make systems that have been sold but not yet installed unprofitable for us. There is no assurance that we will continue to find qualified manufacturers on acceptable terms and, if we do, there can be no assurance that product quality will continue to be acceptable, which could lead to a loss of sales and revenues.

Various licenses and permits are required to operate our business, and the loss of or failure to renew any or all of these licenses and permits could prevent us from either completing current projects or obtaining future projects, and, thus, materially adversely affect our business.

We, together with our subsidiaries, hold all required licenses in all the areas in which we operate.  Also, we hold all certifications required by the jurisdictions in which we operate. The loss of any such licenses or certifications, or the loss of any key personnel who hold such licenses or certifications, would materially adversely affect our business because it could prevent us from obtaining and/or completing solar integration projects in states where we or our personnel lose such licenses or certifications or are in non-compliance with state licensing or certification requirements.

Our growth strategy may prove to be disruptive and divert management resources.

Our growth strategy may involve complex transactions and present financial, managerial and operational challenges, including diversion of management attention from our existing businesses, difficulty with integrating personnel and financial and other systems, increased expenses, including compensation expenses resulting from newly hired employees, the assumption of unknown liabilities and potential disputes.  We could also experience financial or other setbacks if any of our growth strategies incur problems of which we are not presently aware.

We are currently out of compliance with certain financing covenants under our loan agreement with Umpqua Bank, which may limit future capital expenditures and working capital needs.

In July 2009, we entered into a loan agreement with Umpqua Bank for a line of credit of up to $12 million (of which $1,379,796 is outstanding as of July 2, 2010), which is secured by our assets and the assets of Premier Power California and Bright Future. We are currently out of compliance with certain covenants under the loan agreement.  The bank is aware of the non-compliance and has not issued a notice of default, nor have they enforced any default provisions. The bank, however, has also not waived the non-compliance. We are currently working with the bank to redefine our financial covenants, but without the redefinition, we are unable to comply with the covenants with which we are out of compliance.  The bank has the right to seek available remedies under the loan agreement for such noncompliance, including institution of default rates or cutting our funding under the line.  While we believe we have sufficient cash balances and projected cash flows from operations to meet our current working capital needs should the bank issue a notice of default and demand repayment of all obligations or cut off funding under the line, such actions by the bank may limit future capital expenditures and exacerbate our working capital needs.

We may need to obtain additional debt or equity financing to fund future capital expenditures and to meet working capital requirements, which may be obtained on terms that are unfavorable to the Company and/or our stockholders.

We may require additional financing in the future in connection with our growth strategy to fund future capital expenditures and for working capital.  Additional equity may result in dilution to the holders of our outstanding shares of capital stock.  Additional debt financing may include conditions that would restrict our freedom to operate our business, such as conditions that:

•	increase our vulnerability to general adverse economic and industry conditions;

•
require us to dedicate a portion of our cash flow from operations to payments on our debt, thereby reducing the availability of our cash flow to fund capital expenditures, working capital and other general corporate purposes; and

•	limit our flexibility in planning for, or reacting to, changes in our business and our industry.

In addition to the foregoing challenges, our ability to obtain additional financing may be limited as a result of the fact that we are out of compliance with certain financing covenants under our loan agreement with Umpqua Bank.  We cannot guarantee that we will be able to obtain any additional financing on terms that are acceptable to us, or at all.

Our ability to raise capital, in general, is limited by the terms of our engagement of Genesis Capital Advisors.

We are party to an engagement agreement with Genesis Capital Advisors, LLC for their exclusive services in connection with sales, mergers, acquisitions, financings, or other transactions involving the Company.  Should we terminate this agreement with Genesis, its right to compensation continues with respect to transactions entered into for the 24 month period following termination.  If we require additional capital and engage other firms or persons in capital-raising efforts, we will need to obtain a waiver by Genesis of the exclusivity provisions of their engagement.  Any such waiver may cause a delay or discourage third parties from entering into a business relationship with us.  We may also need to compensate Genesis for such a waiver if Genesis is willing to waive its exclusivity rights.

Geographical business expansion efforts we make could result in difficulties in successfully managing our business and consequently harm our financial condition.

As part of our business strategy, we may seek to expand by acquiring competing businesses or customer contracts outside of our current geographic markets, or we may open offices in the geographical markets we desire to operate within.  We may face challenges in managing expanding product and service offerings and in integrating acquired businesses with our own.  We cannot accurately predict the timing, size and success of our expansion efforts and the associated capital commitments that might be required.  We expect to face competition for expansion candidates, which may limit the number of expansion opportunities available to us and may lead to higher expansion costs.  There can be no assurance that we will be able to identify, acquire or profitably manage additional businesses and contracts or successfully integrate acquired businesses and contracts, if any, into our company, without substantial costs, delays or other operational or financial difficulties.  In addition, expansion efforts involve a number of other risks, including:

•	failure of the expansion efforts to achieve expected results;

•	diversion of management’s attention and resources to expansion efforts;

•	failure to retain key customers or personnel of the acquired businesses;

•	failure to maintain adequate financial controls across borders; and

•	risks associated with unanticipated events, liabilities, or contingencies.

Client dissatisfaction or performance problems at a single acquired business could negatively affect our reputation.  The inability to acquire businesses on reasonable terms or successfully integrate and manage acquired companies, or the occurrence of performance problems at acquired companies, could result in dilution to our stockholders, unfavorable accounting charges and difficulties in successfully managing our business.

Our inability to obtain capital, use internally generated cash, or use shares of our common stock or debt to finance future expansion efforts could impair the growth and expansion of our business.

Reliance on internally generated cash or debt to finance our operations or to complete business expansion efforts could substantially limit our operational and financial flexibility.  The extent to which we will be able or willing to use shares of common stock to consummate expansions will depend on our market value from time to time and the willingness of potential sellers to accept it as full or partial payment.  Using shares of common stock for this purpose also may result in significant dilution to our then existing stockholders.  To the extent that we are unable to use common stock to make future expansions, our ability to grow through expansions may be limited by the extent to which we are able to raise capital for this purpose through debt or equity financings.  No assurance can be given that we will be able to obtain the necessary capital to finance a successful expansion program or our other cash needs.  If we are unable to obtain additional capital on acceptable terms, we may be required to reduce the scope of any expansion.  In addition to requiring funding for expansions, we may need additional funds to implement our internal growth and operating strategies or to finance other aspects of our operations. Our failure to (i) obtain additional capital on acceptable terms, (ii) use internally generated cash or debt to complete expansions because it significantly limits our operational or financial flexibility, or (iii) use shares of common stock to make future expansions may hinder our ability to actively pursue any expansion program we may decide to implement and negatively impact our stock price.

Additionally, our inability to repatriate profits from Europe to the United States may limit our ability to access cash for operations in the United States.

Our operations are cash intensive, and our business could be adversely affected if we fail to maintain sufficient levels of working capital.

We expend a significant amount of cash in our operations, principally to fund our materials procurement.  Our suppliers typically provide us with credit.  In turn, we typically require our customers to make payment at various stages of the project.  We generally fund most of our working capital requirements out of cash flow generated from operations.  If we fail to generate sufficient revenues from our sales or if we experience difficulties collecting our accounts receivables, we may not have sufficient cash flow to fund our operating costs, and our business could be adversely affected.

Our internal control over financial reporting has been determined to be deficient as of December 31, 2009. Failure to remedy this deficiency may reduce our ability to accurately report our financial results or prevent fraud.

A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.  Our management has identified a significant deficiency in our internal control over financial reporting and concluded that our internal controls over financial reporting were ineffective at December 31, 2009.  Our financial reporting includes various highly complex technical accounting issues.  As a result of the previously identified significant deficiency, we have made the following significant changes in our internal controls over financial reporting to reasonably ensure that our consolidated financial statements are prepared in accordance with generally accepted accounting principles in the United States:

•
We implemented a formal process for preparing and controlling journal entries to prevent processing erroneous or unauthorized entries by restricting preparation of monthly journal entries to certain authorized personnel; implementing a system of sequential numbering and numeric accounting of each journal entry; implementing a system of attaching supporting documentation to each journal entry; and implementing a system of independent review of each journal entry.

•
We hired additional experienced accounting personnel in an effort to increase the experience level within our accounting department; including the hiring of a new corporate controller and chief financial officer who are individuals with significant experience applying generally accepted accounting principles. Our new chief financial officer participated in the December 31, 2009 financial close and reporting processes, and our new controller participated in the September 30, 2009 and December 31, 2009 financial close and reporting processes, which added an additional level of supervisory review.

•	We hired an external consultant to provide internal control reviews and provide suggestions for improvement.

•	We implemented a detailed financial performance review with management and our Board of Directors.

 Such changes in our internal control structure should fully remediate the significant deficiency in the fiscal year ending December 31, 2010. However, if we fail to develop or maintain an effective system of internal controls, we may not be able to accurately report our financial results or prevent fraud. As a result, current and potential stockholders and the market in general could lose confidence in our financial reporting, which loss of confidence could harm our business and the trading price of our common stock.

Because the solar integration industry is highly competitive and has low barriers to entry, we may lose market share to larger companies due to increased competition.

Our industry is highly competitive and fragmented, is subject to rapid change and has low barriers to entry in some of the markets in which we operate.  We may in the future compete for potential customers with solar system installers and servicers, electricians, roofers, utilities and other providers of solar power equipment or electric power.  Some of these competitors may have significantly greater financial, technical and marketing resources and greater name recognition than we have.  We believe that our ability to compete depends in part on a number of factors outside of our control, including:

•	the ability of our competitors to hire, retain and motivate qualified technical personnel;

•	the ownership by competitors of proprietary tools to customize systems to the needs of a particular customer;

•	the price at which others offer comparable services and equipment;

•	the extent of our competitors’ responsiveness to client needs;

•	risk of local economy decline; and

•	installation technology.

Competition in the solar power services industry may increase in the future, partly due to low barriers to entry, as well as from other alternative energy resources now in existence or developed in the future.  Increased competition could result in price reductions, reduced margins or loss of market share and greater competition for qualified technical personnel.  There can be no assurance that we will be able to compete successfully against current and future competitors.  If we are unable to compete effectively, or if competition results in a deterioration of market conditions, our business and results of operations would be adversely affected.

We act as the general contractor for our customers in connection with the installation of our solar power systems and are subject to risks associated with construction, bonding, cost overruns, delays, and other contingencies, which could have a material adverse effect on our business and results of operations.

We act as the general contractor for our customers in connection with the installation of our solar power systems.  All essential costs are estimated at the time of entering into the sales contract for a particular project, and these are reflected in the overall price that we charge our customers for the project.  These cost estimates are preliminary and may or may not be covered by contracts between us or the other project developers, subcontractors, suppliers and other parties to the project.  In addition, we require qualified, licensed subcontractors to install some of our systems.  Shortages of such skilled labor could significantly delay a project or otherwise increase our costs.  Should miscalculations in planning a project or defective or late execution occur, we may not achieve our expected margins or cover our costs.  Also, many systems customers require performance bonds issued by a bonding agency.  Due to the general performance risk inherent in construction activities, it is sometimes difficult to secure suitable bonding agencies willing to provide performance bonding. In the event we are unable to obtain bonding, we will be unable to bid on, or enter into, sales contracts requiring such bonding.  Delays in solar panel or other supply shipments, other construction delays, unexpected performance problems in electricity generation or other events could cause us to fail to meet these performance criteria, resulting in unanticipated and severe revenue and earnings losses and financial penalties.  Construction delays are often caused by inclement weather, failure to timely receive necessary approvals and permits, or delays in obtaining necessary solar panels, inverters or other materials.  We operate in international markets that have unique permitting requirements, which, if not met, may cause delays.  The occurrence of any of these events could have a material adverse effect on our business and results of operations.

We generally recognize revenue on system installations on a “percentage of completion” basis and payments are due upon the achievement of contractual milestones, and any delay or cancellation of a project could adversely affect our business.

We recognize revenue on our system installations on a “percentage of completion” basis and, as a result, our revenue from these installations is driven by the performance of our contractual obligations, which is generally driven by timelines for the installation of our solar power systems at customer sites.  This could result in unpredictability of revenue and, in the short term, a revenue decrease.  As with any project-related business, there is the potential for delays within any particular customer project. Variation of project timelines and estimates may impact the amount of revenue recognized in a particular period.  In addition, certain customer contracts may include payment milestones due at specified points during a project.  Because we must invest substantial time and incur significant expense in advance of achieving milestones and the receipt of payment, failure to achieve milestones could adversely affect our business and cash flows.

We are subject to particularly lengthy sales cycles with our equity fund, commercial, and government customers, which may adversely affect our sales and marketing efforts.

Factors specific to certain of our customers’ industries have an impact on our sales cycles.  Our equity fund, commercial, and government customers may have longer sales cycles due to the timing of various state and federal requirements.  These lengthy and challenging sales cycles may mean that it could take longer before our sales and marketing efforts result in revenue, if at all, and may have adverse effects on our operating results, financial condition, cash flows, and stock price.

Our failure to meet a customer’s expectations in the performance of our services, and the risks and liabilities associated with placing our employees and technicians in our customers’ homes and businesses, could give rise to claims against us.

Our engagements involve projects that are critical to our customers’ business or home.  Our failure or inability to meet a customer’s expectations in the provision of our products and services could damage or result in a material adverse change to their premises or property, and therefore could give rise to claims against us or damage our reputation.  In addition, we are exposed to various risks and liabilities associated with placing our employees and technicians in the homes and workplaces of others, including possible claims of errors and omissions, harassment, theft of client property, criminal activity and other claims.

We generally do not have long-term agreements with our solar integration customers and, accordingly, could lose customers without warning.

Our products are generally not sold pursuant to long-term agreements with solar integration customers, but instead are sold on a purchase order basis.  We typically contract to perform large projects with no assurance of repeat business from the same customers in the future.  Although cancellations on our purchase orders to date have been insignificant, our customers may cancel or reschedule purchase orders with us on relatively short notice.  Cancellations or rescheduling of customer orders could result in the delay or loss of anticipated sales without allowing us sufficient time to reduce, or delay the incurrence of, our corresponding inventory and operating expenses.  In addition, changes in forecasts or the timing of orders from these or other customers expose us to the risks of inventory shortages or excess inventory.  This, in addition to the non-repetition of large systems projects and our failure to obtain new large system projects due to current economic conditions and reduced corporate and individual spending, could cause our revenues to decline, and, in turn, our operating results to suffer.

Our profitability depends, in part, on our success in brand recognition, and we could lose our competitive advantage if we are unable to protect our trademark against infringement. Any related litigation could be time-consuming and costly.

We believe our brand has gained substantial recognition by customers in certain geographic areas.  We have trademark protection for the brand names “Premier Power” and “Bright Futures” and have applied for trademark protection of our sales slogan “Your Solar Electricity Specialist.”  Use of our name or a similar name by competitors in geographic areas in which we have not yet operated could adversely affect our ability to use or gain protection for our brand in those markets, which could weaken our brand and harm our business and competitive position.  In addition, any litigation relating to protecting our trademark against infringement is likely to be time consuming and costly.

We may face intellectual property infringement claims that could be time-consuming and costly to defend and could result in our loss of significant rights and the assessment of damages.

If we receive notice of claims of infringement, misappropriation or misuse of other parties’ proprietary rights, some of these claims could lead to litigation.  We cannot provide assurances that we will prevail in these actions, or that other actions alleging misappropriation or misuse by us of third-party trade secrets, infringement by us of third-party patents and trademarks or the validity of our patent or trademarks, will not be asserted or prosecuted against us.  We may also initiate claims to defend our intellectual property rights.  Intellectual property litigation, regardless of outcome, is expensive and time-consuming, could divert management’s attention from our business and have a material negative effect on our business, operating results or financial condition.  If there is a successful claim of infringement against us, we may be required to pay substantial damages (including treble damages if we were to be found to have willfully infringed a third party’s patent) to the party claiming infringement, develop non-infringing technology, stop selling our products or using technology that contains the allegedly infringing intellectual property or enter into royalty or license agreements that may not be available on acceptable or commercially practical terms, if at all.  Our failure to develop non-infringing technologies or license the proprietary rights on a timely basis could harm our business.  Parties making infringement claims on any future issued patents may be able to obtain an injunction that would prevent us from selling our products or using technology that contains the allegedly infringing intellectual property, which could harm our business.

Product liability claims against us could result in adverse publicity and potentially significant monetary damages.

As a seller of consumer products, we face an inherent risk of exposure to product liability claims in the event that our solar energy systems’ use results in damages, injuries or fatalities.  Since solar energy systems are electricity producing devices, it is possible that our products could result in damage, injury or fatality, whether by product malfunctions, defects, improper installation or other causes.  If such damages, injuries or fatalities or claims were to occur, we could incur monetary damages, and our business could be adversely affected by any resulting negative publicity.  The successful assertion of product liability claims against us also could result in potentially significant monetary damages and, if our insurance protection is inadequate to cover these claims, could require us to make significant payments from our own resources.

We do not carry business interruption insurance, and any unexpected business interruptions could adversely affect our business.

Our operations are vulnerable to interruption by earthquake, fire, power failure and power shortages, hardware and software failure, floods, computer viruses, and other events beyond our control.  In addition, we do not carry business interruption insurance to compensate us for losses that may occur as a result of these kinds of events, and any such losses or damages incurred by us could disrupt our solar integration projects and other Company operations without reimbursement.

A decrease in the availability of credit or an increase in interest rates could make it difficult for customers to finance the cost of solar energy systems and could reduce demand for our services and products.

Some of our prospective residential and commercial customers may depend on debt financing, such as power purchase agreements or home equity loans, to fund the initial capital expenditure required to purchase a solar energy system.  Third-party financing sources, specifically for solar energy systems, are currently limited, especially due to recent domestic and worldwide economic troubles.  The lack of financing sources, a decrease in the availability of credit or an increase in interest rates could make it difficult or more costly for our potential customers to secure the financing necessary to purchase a solar energy system on favorable terms, or at all, thus lowering demand for our products and services and negatively impacting our business.

A portion of our revenues is generated by construction contracts, and, thus, a decrease in construction could reduce our construction contract-related sales and, in turn, adversely affect our revenues.

Some of our solar-related revenues were generated from the design and installation of solar power products in newly constructed and renovated buildings, plants and residences.  Our ability to generate revenues from construction contracts will depend on the number of new construction starts and renovations, which should correlate with the cyclical nature of the construction industry and be affected by general and local economic conditions, changes in interest rates, lending standards and other factors.  For example, the current housing slump and tightened credit markets have resulted in reduced new home construction, which could limit our ability to sell solar products to residential and commercial developers.

We derive most of our revenue from sales in a limited number of territories, and we will be unable to further expand our business if we are unsuccessful in adding additional geographic sales territories to our operations.

We currently derive most of our revenue from sales of our solar integration services in the United States, Italy, and Spain.  This geographic concentration exposes us to growth rates, economic conditions, government regulations, permitting requirements, and other factors that may be specific to those territories to which we would be less subject if we were more geographically diversified.   In addition, our reliance on tariffs and other government incentive programs (which may not always be available to us) could magnify any adverse consequences associated with such geographic concentration.  The growth of our business will require us to expand our operations and commence operations in other states, countries, and territories.  Any geographic expansion efforts that we undertake may not be successful, which, in turn, would limit our growth opportunities.

Our financial results often vary significantly from quarter to quarter, and results for a  particular quarter may not necessarily be indicative of the results for the following quarter.

Since individual solar projects can represent a meaningful percentage of our revenues and net income in any single quarter, the deferral or failure to complete a single order in a quarter can result in unexpected revenue and net income shortfalls. For example, our revenue in the fourth quarter of 2009 was positively affected by the recognition of revenue of a significant project, which was completed in Italy, but no similar recognition occurred in the first quarter of 2010. We base our current and future expense levels on our internal operating plans and sales forecasts, and our operating costs are to a large extent fixed. As a result, we may not be able to sufficiently reduce our costs in any quarter to adequately compensate for an unexpected near-term shortfall in revenues, and even a small shortfall could disproportionately and adversely affect financial results for that quarter.

We face risks associated with international trade and currency exchange that could have a material impact on our profitability.

We transact business in the U.S. dollar and the Euro.  Changes in exchange rates would affect the value of deposits of currencies we hold.  We do not currently hedge against exposure to currencies. We cannot predict with certainty future exchange rates and their impact on our operating results.  Movements in the exchange rate between the U.S. dollar and the Euro could have a material impact on our profitability.

Our success may depend in part on our ability to make successful acquisitions.

As part of our business strategy, we plan to expand our operations through strategic acquisitions in our current markets and in new geographic markets.  We cannot accurately predict the timing, size, and success of our acquisition efforts.  Our acquisition strategy involves significant risks, including the following:

•	our ability to identify suitable acquisition candidates at acceptable prices;

•	our ability to successfully complete acquisitions of identified candidates;

•	our ability to compete effectively for available acquisition opportunities;

•	potential impairment to our goodwill and other intangible assets;

•	increases in asking prices by acquisition candidates to levels beyond our financial capability or to levels that would not result in the returns required by our acquisition criteria;

•	diversion of management’s attention to expansion efforts;

•	unanticipated costs and contingent liabilities associated with acquisitions;

•	failure of acquired businesses to achieve expected results;

•	our failure to retain key customers or personnel of acquired businesses; and

•	difficulties entering markets in which we have no or limited experience.

These risks, as well as other circumstances that often accompany expansion through acquisitions, could inhibit our growth and negatively impact our operating results.  In addition, the size, timing, and success of any future acquisitions may cause substantial fluctuations in our operating results from quarter to quarter.  Consequently, our operating results for any quarter may not be indicative of the results that may be achieved for any subsequent quarter or for a full fiscal year.  These fluctuations could adversely affect the market price of our common stock.

Our failure to integrate the operations of acquired businesses successfully into our operations or to manage our anticipated growth effectively could materially and adversely affect our business and operating results.

In order to pursue a successful acquisition strategy, we must integrate the operations of acquired businesses into our operations, including centralizing certain functions to achieve cost savings and pursuing programs and processes that leverage our revenue and growth opportunities.  The integration of the management, operations, and facilities of acquired businesses with our own could involve difficulties, which could adversely affect our growth rate and operating results.  We may be unable to do any of the following:

•	effectively complete the integration of the management, operations, facilities and accounting and information systems of acquired businesses with our own;

•	efficiently manage the combined operations of the acquired businesses with our operations;

•	achieve our operating, growth and performance goals for acquired businesses;

•	achieve additional revenue as a result of our expanded operations; or

•	achieve operating efficiencies or otherwise realize cost savings as a result of anticipated acquisition synergies.

Our rate of growth and operating performance may suffer if we fail to manage acquired businesses profitably without substantial additional costs or operational problems or to implement effectively combined growth and operating strategies.

Costs incurred because we are a public company may affect our profitability.

As a public company, we incur significant legal, accounting and other expenses, and we are subject to the SEC’s rules and regulations relating to public disclosure that generally involve a substantial expenditure of financial resources.  In addition, the Sarbanes-Oxley Act of 2002, as well as rules subsequently implemented by the SEC, requires changes in corporate governance practices of public companies.  We expect that full compliance with such rules and regulations will significantly increase our legal and financial compliance costs and make some activities more time-consuming and costly, which may negatively impact our financial results.  To the extent our earnings suffer as a result of the financial impact of our SEC reporting or compliance costs, our ability to develop an active trading market for our securities could be harmed.

It may be time-consuming, difficult and costly for us to develop and implement the internal controls and reporting procedures required by the Sarbanes-Oxley Act, when applicable to us.  Some members of our management team have limited or no experience operating a company with securities traded or listed on an exchange, or subject to SEC rules and requirements, including SEC reporting practices and requirements that are applicable to a publicly traded company.  We may need to recruit, hire, train, and retain additional financial reporting, internal controls, and other personnel in order to develop and implement appropriate internal controls and reporting procedures both domestically and internationally.  If we are unable to comply with the internal controls requirements of the Sarbanes-Oxley Act, when applicable, we may have material weaknesses reported in our independent accountant’s attestation report on our internal control over financial reporting required by the Sarbanes-Oxley Act.

Our business is exposed to risks associated with the weak global economy, which increases the uncertainty of project financing for commercial solar installations and the risk of non-payment from both commercial and residential customers.

The recent tightening of the credit markets and turmoil in the financial markets and the current weak global economy contributed to slowdowns in the solar industry, which slowdowns may continue and worsen if current economic conditions are prolonged or deteriorate further. The market for installation of solar power systems depends largely on commercial and consumer capital spending. Economic uncertainty exacerbates negative trends in these areas of spending, and may cause our customers to push out, cancel, or refrain from placing orders, which may reduce our net sales. Difficulties in obtaining capital and deteriorating market conditions may also lead to the inability of some customers to obtain affordable financing, including traditional project financing and tax-incentive based financing and home equity-based financing, resulting in lower sales to potential customers with liquidity issues, and may lead to an increase of incidents where our customers are unwilling or unable to pay for systems they purchase, and additional bad debt expense for the Company. Further, these conditions and uncertainty about future economic conditions may make it challenging for us to obtain equity and debt financing to meet our working capital requirements to support our business, forecast our operating results, make business decisions, and identify the risks that may affect our business, financial condition and results of operations. If we are unable to timely and appropriately adapt to changes resulting from the difficult macroeconomic environment, our business, financial condition, or results of operations may be materially and adversely affected.

We are highly dependent on senior management and key sales and technical personnel.  The loss and inability to replace any such persons could have a material adverse effect on our business and operations.

We are highly dependent on our senior management to manage our business and operations and our key managerial, financial, sales, design, engineering, technical and other personnel for the sale, development and installation of our solar power systems.  In particular, we rely substantially on Dean R. Marks, our President and Chief Executive Officer, and Miguel de Anquin, our Chief Operating Officer, to manage our operations.  Although we have employment agreements with, and have obtained key-man life insurance policies for our benefit on the lives of, Messrs. Marks and de Anquin, we cannot assure their continued services to the Company.  The loss of either one of them, or any other member of our senior management, would have a material adverse effect on our business and operations.  Competition for senior management and sales and technical personnel is intense, and the pool of suitable candidates is limited.  We may be unable to locate a suitable replacement for any member of our senior management or key sales and technical personnel that we lose.  In addition, if any member of our senior management or key sales and technical personnel joins a competitor or forms a competing company, they may compete with us for customers, business partners and other key professionals and staff members of our company.     Although each of our senior management and key sales and technical personnel has signed a confidentiality and non-competition agreement in connection with his employment with us, we cannot provide assurances that we will be able to successfully enforce these provisions in the event of a dispute between us and any member of our senior management or key operational personnel.

If we are unable to attract, train, and retain highly qualified personnel, the quality of our services may decline, and we may not meet our business and financial goals.

We compete for qualified personnel with other solar integration companies.  Intense competition for these personnel could cause our compensation costs to increase significantly, which, in turn, could have a material adverse effect on our results of operations.  Our future success and ability to grow our business will depend in part on the continued service of these individuals and our ability to identify, hire and retain additional qualified personnel.  If we are unable to attract and retain qualified employees, we may be unable to meet our business and financial goals, which will require the retention of these qualified employees to work on our future solar integration projects as we expand our business.

Risks Relating To Our Industry

Our business depends on the availability of rebates, tax credits and other financial incentives, the reduction or elimination of which would reduce the demand for our services.

Many U.S. states, including California, Nevada, and New Jersey, offer substantial incentives to offset the cost of solar power systems.  These incentives can take many forms, including direct rebates, state tax credits, system performance payments, and Renewable Energy Credits.  There can be no assurance that these incentives will continue to be available. Moreover, although the United States Congress passed legislation to extend for 8 years a 30% federal tax credit for the installation of solar power systems, there can be no assurance that the tax credit will be further extended once they expire.  Additionally, businesses that install solar power systems may elect to accelerate the depreciation of their system over five years.  Spain also offers substantial incentives, including feed-in tariffs.  Spain’s Industry Ministry has implemented a capped solar subsidy program for MW installation and reduced tariff levels.  Italy offers incentives in the form of minimum user prices for solar electricity production and feed-in tariffs that are subject to reduction annually for new applications.  In Italy, the current feed-in tariff decree is effective through 2010. Subsequent decrees will redefine rates for solar power plants commissioned thereafter.  A reduction in or elimination of such incentives could substantially increase the cost or reduce the economic benefit to our customers, resulting in significant reductions in demand for our products and services, which may negatively impact our sales.

We have experienced technological changes in our industry. New technologies may prove inappropriate and result in liability to us or may not gain market acceptance by our customers.

The solar power industry, which currently accounts for less than 1% of the world’s power generation according to the Solar Energy Industries Association, is subject to technological change.  Our future success will depend on our ability to appropriately respond to changing technologies and changes in function of products and quality.  If we adopt products and technologies that are not attractive to consumers, we may not be successful in capturing or retaining a significant share of our market. In addition, some new technologies are relatively untested and unperfected and may not perform as expected or as desired, in which event our adoption of such products or technologies may cause us to lose money.

Solar energy is generally a more expensive source of energy than conventional energy or non-solar alternative energy sources, and a drop in the retail price of conventional energy or non-solar alternative energy sources may negatively impact our profitability.

We believe that a customer’s decision to purchase or install solar power capabilities is primarily driven by the cost and return on investment resulting from solar power systems.  Solar energy is generally a more expensive source of energy than conventional energy or non-solar alternative energy sources, especially in the United States.  Fluctuations in economic and market conditions that impact the prices of conventional and non-solar alternative energy sources, such as decreases in the prices of oil, coal and other fossil fuels and changes in utility electric rates and net metering policies, could cause the demand for solar power systems to decline, which would have a negative impact on our profitability.

Existing regulations, and changes to such regulations, may present technical, regulatory, and economic barriers to the purchase and use of solar power products, which may significantly reduce demand for our products.

Installations of solar power systems are subject to oversight and regulation in accordance with national and local ordinances, building codes, zoning, environmental protection regulation, utility interconnection requirements for metering, and other rules and regulations.  We attempt to keep up-to-date with these requirements on a national, state, and local level, and must design, construct and connect systems to comply with varying standards.  Certain cities may have ordinances that prevent or increase the cost of installation of our solar power systems.  In addition, new government regulations or utility policies pertaining to solar power systems are unpredictable and may result in significant additional expenses or delays and, as a result, could cause a significant reduction in demand for solar energy systems and our services.  For example, there currently exists metering caps in certain jurisdictions that effectively limit the aggregate amount of power that may be sold by solar power generators into the power grid.  Moreover, in certain markets, the process for obtaining the permits and rights necessary to construct and interconnect a solar power system to the grid requires significant lead time and may become prolonged, and the cost associated with acquiring such permits and project rights may be subject to fluctuation.

Adverse changes in the political and economic policies of European governments could have a material adverse effect on the overall economic growth of European markets, which could reduce the demand for our products and materially and adversely affect our competitive position in Europe.

A significant portion of our business operations are conducted in, and a significant portion of our sales are made in, Spain through our subsidiary, Premier Power Spain. In addition, we have business operations in Italy through our wholly owned subsidiary, Premier Power Italy, and we hope to generate a significant level of sales in Italy. Spain and Italy offer substantial incentives, including feed-in tariffs, to encourage the growth of solar power as a form of renewable energy. However, recently there have been significant changes in Spain’s laws which cap the amount of kilowatts installed by solar power installers in Spain at 66 MW per quarter, effectively limiting the number of solar module installations throughout Spain, and such new laws also created a more complicated and lengthy permitting process in order to receive the government funded feed-in tariffs.  Accordingly, our business, financial condition, results of operations, and prospects are affected significantly by economic, political, and legal developments in such European countries. Any adverse change in such policies could have a material adverse effect on the overall economic growth in Europe or on the level of our incentives, which, in turn, could lead to a reduction in demand for our products and consequently have a material adverse effect on our European operations and sales.

If the demand for solar power technology and solar power products does not continue to increase, our sales may decline, and we may be unable to achieve or sustain profitability.

The market for solar power products is continuing to evolve, and the level of demand for solar power technology is uncertain.  Many factors will influence the widespread use of solar power technology and demand for solar power products, including:

•	cost effectiveness of solar power technologies as compared with conventional and non-solar alternative energy technologies;

•	performance and reliability of solar power products as compared with conventional and non-solar alternative energy products;

•	the level of capital expenditures by customers, especially in a weak global economy; and

•	availability of government subsidies and incentives.

If demand for solar power products fails to sufficiently grow, we may be unable to generate enough revenue to achieve and sustain profitability.  In addition, demand for solar power products in the markets and geographic regions we target may not develop or may develop more slowly than we anticipate.

Public opposition toward solar farms may make it more difficult to obtain the necessary permits and authorizations required to develop or maintain a solar farm.

Public attitude towards aesthetic and environmental impacts of solar energy projects impacts the ability to develop our solar farms. In many jurisdictions, the environmental impact review process ensures a role for concerned members of the public who oppose solar energy projects in general or are concerned with potential environmental, health, or aesthetic impacts, impacts on property values or the rewards of property ownership, or impacts on the natural beauty of public lands, which can lead to changes in design or layout, extensive impact mitigation requirements, or even the rejection of a project. In such areas, local acceptance is critical to the ability to obtain and maintain necessary permits and approvals. We cannot assure you that any solar farm projects under development will be accepted by the affected population. Public opposition can also lead to legal challenges that may result in the invalidation of a permit or, in certain cases, the dismantling of an existing solar farm as well as increased cost and delays. Reduced acceptance of solar farms by local populations, an increase in the number of legal challenges, or an unfavorable trend in the outcome of these challenges could prevent us from achieving our plans, which, in turn, could have a material adverse effect on our business, results of operations, and financial condition.

Risk Relating to Our Securities

We have not paid any cash dividends, and no cash dividends will be paid in the foreseeable future, which may require our stockholders to generate a cash flow from their investment in our securities through alternative means.

We do not anticipate paying cash dividends on our common stock in the foreseeable future, and we may not have sufficient funds legally available to pay dividends.  Even if funds are legally available for distribution, we may nevertheless decide not to or may be unable to pay any dividends to our stockholders. We intend to retain all earnings for our operations.  Accordingly, our stockholders may have to sell some or all of their common stock in order to generate cash flow from their investment.  Our stockholders may not receive a gain on their investment when they sell their common stock and may lose some or all of their investment.  Any determination to pay dividends in the future on our common stock will be made at the discretion of our board of directors and will depend on our results of operations, financial conditions, contractual restrictions, restrictions imposed by applicable law, capital requirements, and other factors that our board of directors deems relevant.

We may need additional capital, and the sale of additional shares or other equity securities could result in dilution to our stockholders.  Additionally, our stockholders may face dilution from conversion of our Series A Convertible Preferred Stock or Series B Convertible Preferred Stock, and our stock price may be depressed by the transfer and subsequent sale of the 3 million shares held in escrow issuable to Esdras Ltd. in connection with our purchase of Rupinvest and Premier Power Italy.

We may require additional cash resources due to changed business conditions or other future developments, including any investments or acquisitions we may decide to pursue. If our resources are insufficient to satisfy our cash requirements, we may seek to sell additional equity or debt securities or obtain an increased credit facility. The sale of additional equity securities could result in dilution to our stockholders. The incurrence of additional indebtedness would result in increased debt service obligations and could result in further operating and financing covenants that would further restrict our operations. We cannot provide assurances that financing will be available in amounts or on terms acceptable to us, if at all.  Additionally, there are outstanding shares of Series A Convertible Preferred Stock and Series B Convertible Preferred Stock issued by us that could convert into up to 6.3 million of additional shares of common stock, the conversion of which will dilute our current stockholders. This offering may trigger additional dilution as a result of anti-dilution rights of our Series A Convertible Preferred Stock. Please see “Description of Securities” starting on page 46. Further, our current stockholders will face dilution from the issuance of any portion of the 3 million shares that are held in escrow and issuable to Esdras Ltd. in connection with our purchase of our Italian operations from Esdras Ltd.

The application of the “penny stock” rules could adversely affect the market price of our common stock and increase our stockholders’ transaction costs to sell those shares.

Our common stock may be subject to the “penny stock” rules adopted under Section 15(g) of the Securities Exchange Act of 1934, as amended.  The penny stock rules apply to companies that are not traded on a national securities exchange whose common stock trades at less than $5.00 per share or that have tangible net worth of less than $5,000,000 ($2,000,000 if the company has been operating for three or more years).  The “penny stock” rules impose additional sales practice requirements on broker-dealers who sell securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 together with their spouse).  For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of securities and have received the purchaser’s written consent to the transaction before the purchase.  Additionally, for any transaction involving a penny stock, unless exempt, the broker-dealer must deliver, before the transaction, a disclosure schedule prescribed by the SEC relating to the penny stock market.  The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities.  Finally, monthly statements must be sent disclosing recent price information on the limited market in penny stocks.  These additional burdens imposed on broker-dealers may restrict the ability or decrease the willingness of broker-dealers to sell our common stock, and may result in decreased liquidity for our common stock and increased transaction costs for sales and purchases of our common stock as compared to other securities.

Our common stock is thinly traded, and an active public market for our common stock may not develop or be sustained.

Although our common stock is quoted on the Over-the-Counter Bulletin Board (“OTCBB”), we cannot predict the extent to which an active public market for our common stock will develop or be sustained.  Our common stock has historically been sporadically or “thinly traded” on the OTCBB, meaning that the number of persons interested in purchasing our common stock at or near bid prices at any given time may be relatively small or nonexistent.  This situation is attributable to a number of factors, including the fact that we are a small company that is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-adverse and would be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our shares until such time as we become more seasoned and viable.  As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer that has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on our stock price.  We cannot provide assurances that a broader or more active public trading market for our common stock will develop or be sustained, or that current trading levels will be sustained.

The volatility of the market price of our common stock may render our stockholders unable to sell their shares of our common stock at or near “ask” prices or at all if they need to sell their shares to raise money or otherwise desire to liquidate their shares.

The market price of our common stock is particularly volatile given our status as a relatively small company with a small and thinly traded “float” that could lead to wide fluctuations in our stock price.  The price at which our common stock is purchased may not be indicative of the price that will prevail in the trading market.  An investor in our common stock may be unable to sell their common stock at or above their purchase price if at all, which may result in substantial losses to such investor.

The market for our common stock is characterized by significant price volatility when compared to seasoned issuers, and we expect that our stock price will continue to be more volatile than a seasoned issuer for the indefinite future.  The volatility in our stock price is attributable to a number of factors. As noted above, our common stock is sporadically and/or thinly traded.  As a consequence of this lack of liquidity, the trading of relatively small quantities of shares by our stockholders may disproportionately influence the price of those shares in either direction.  The price for our shares could, for example, decline precipitously in the event a large number of our shares are sold on the market without commensurate demand, as compared to a seasoned issuer which could better absorb those sales without adverse impact on its stock price.  The following factors also may add to the volatility in the price of our common stock: actual or anticipated variations in our quarterly or annual operating results; adverse outcomes; additions to or departures of our key personnel, as well as other items discussed under this “Risk Factors” section, as well as elsewhere in this prospectus.  Many of these factors are beyond our control and may decrease the market price of our common stock, regardless of our operating performance.  We cannot make any predictions or projections as to what the prevailing market price for our common stock will be at any time, including as to whether our common stock will sustain its current market prices, or as to what effect the sale of shares or the availability of shares for sale at any time will have on the prevailing market price.

If we do not meet the listing standards established by national securities exchange markets such as Nasdaq and NYSE Amex LLC, our common stock may not become listed for trading on one of those markets, which may restrict the liquidity of shares held by our stockholders.

We have applied for listing of our common stock for trading on national securities exchanges, and the applications are currently pending.  The listing of our common stock on a national securities exchange may result in a more active public market for our common stock, resulting in turn in greater liquidity of shares held by our stockholders.  National securities exchanges such as Nasdaq and NYSE Amex LLC have established certain quantitative criteria and qualitative standards that companies must meet in order to become and remain listed for trading on these markets.  We cannot guarantee that we will be able to maintain all necessary requirements for listing; therefore, we cannot guarantee that our common stock will be listed for trading on a national securities exchange.

Volatility in our common stock price may subject us to securities litigation that could result in substantial costs to our business.

The market for our common stock may be characterized by significant price volatility when compared to seasoned issuers, and we expect our stock price will be more volatile than a seasoned issuer for the indefinite future.  In the past, plaintiffs have often initiated securities class action litigation against a company following periods of volatility in the market price of its securities.  We may, in the future, be the target of similar litigation. Securities litigation could result in substantial costs and liabilities and could divert management’s attention and resources that otherwise could have been focused on our business operations.

Past activities of our company and affiliates may lead to future liability for our company.

Prior to our acquisition of Premier Power California, we were a third-party logistics provider for supply chain management, a business unrelated to our current operations.  Any liabilities relating to such prior business against which we are not completely indemnified will be borne by us and may result in substantial costs to the Company and could divert management’s attention and resources that otherwise could have been focused on our business operations.

A large majority of our shares are held by a few stockholders, some of whom are members of our management.  As these principal stockholders substantially control our corporate actions, our other stockholders may face difficulty in exerting any influence over matters not supported by these principal stockholders.

Our principal stockholders include Dean R. Marks, who is our Chairman of the Board, President, and Chief Executive Officer, and Miguel de Anquin, who is our Chief Operating Officer and Corporate Secretary and a member of our Board. Messrs. Marks and de Anquin own approximately 62.0% of our outstanding shares of common stock.  Additionally, Bjorn Persson, the Executive Vice President of European Operations, and Vision Opportunity Master Fund, Ltd. own approximately 8.8% and 9.99%, respectively, of our outstanding shares of common stock.  These stockholders, acting individually or as a group, could exert control over matters such as electing directors, amending our certificate of incorporation or bylaws, and approving mergers or other business combinations or transactions.  In addition, because of the percentage of ownership and voting concentration in these principal stockholders and their affiliated entities, elections of our board of directors will generally be within the control of these stockholders and their affiliated entities.  While all of our stockholders are entitled to vote on matters submitted to our stockholders for approval, the concentration of shares and voting control presently lies with these principal stockholders and their affiliated entities.  As such, it would be difficult for stockholders to propose and have approved proposals not supported by these principal stockholders and their affiliated entities.  There can be no assurance that matters voted upon by our officers and directors in their capacity as stockholders will be viewed favorably by all stockholders of our company.  The stock ownership of our principal stockholders and their affiliated entities may discourage a potential acquirer from seeking to acquire shares of our common stock which, in turn, could reduce our stock price or prevent our stockholders from realizing a premium over our stock price.

Anti-takeover rules with respect to business combinations with certain stockholders under Delaware law could discourage an acquisition of us by others, even if an acquisition would be beneficial to our stockholders.

We are subject to Section 203 of the Delaware General Corporation Law, which generally prohibits a Delaware corporation from engaging in any of a broad range of business combinations with an interested stockholder (or a stockholder who owns more than 15% of the corporation's voting stock) for a period of three years following the date on which the stockholder became an interested stockholder, unless such transactions are approved by our board of directors. This provision could have the effect of delaying or preventing a change of control, whether or not it is desired by or beneficial to our stockholders.

The Certificate of Designation of Preferences, Rights and Limitations of our Series A Convertible Preferred Stock provides the holder of our Series A Preferred with anti-dilution rights, which, if triggered, will result in dilution to our existing stockholders.

The Certificate of Designation of our Series A Convertible Preferred provides full-ratchet anti-dilution rights as to issuances of our common stock or common stock equivalents at a price lower than the then-conversion price of the Series A Convertible Preferred that occur on or before the 24-month anniversary of the issuance of Series A Convertible Preferred to the holder of such stock.  For such issuances after the 24-month anniversary, the holder of Series A Preferred is provided weighted average anti-dilution protection.  Vision Opportunity Master Fund, Ltd. is the sole holder of our Series A Convertible Preferred, and it currently holds 3,500,000 shares, which were issued on September 10, 2008.  As of July 7, 2010, Vision’s shares of Series A Convertible Preferred are convertible into 3,500,000 shares of our common stock at a then current conversion price of $2.00.  If we issue shares of our common stock or common stock equivalents at a price below $2.00 on or before September 10, 2010, then our existing stockholders will be diluted due to Vision’s full-ratchet anti-dilution protection.  If we issue shares of our common stock or common stock equivalents after September 10, 2010, then our existing stockholders will be diluted due to Vision’s weighted average anti-dilution protection.

Our certificate of incorporation authorizes our board to create new series of preferred stock without further approval by our stockholders, which could adversely affect the rights of the holders of our common stock.

Our board of directors has the authority to fix and determine the relative rights and preferences of preferred stock.  Our board of directors also has the authority to issue preferred stock without further stockholder approval.  As a result, our board of directors could authorize the issuance of a series of preferred stock that would grant to holders the preferred right to our assets upon liquidation, the right to receive dividend payments before dividends are distributed to the holders of common stock and the right to the redemption of the shares, together with a premium, prior to the redemption of our common stock.  In addition, our board of directors could authorize the issuance of a series of preferred stock that has greater voting power than our common stock or that is convertible into our common stock, which could decrease the relative voting power of our common stock or result in dilution to our existing stockholders.

Contractual limitations that restrict conversion of securities held by Vision Opportunity Master Fund, Ltd. may not necessarily prevent substantial dilution of the voting power and value of an investment in our securities.

The contractual limitations that restrict conversion of shares of Series A Convertible Preferred Stock and of Series B Convertible Preferred Stock held by Vision Opportunity Master Fund, Ltd. (“Vision”) for shares of our common stock are limited in their application and effect and may not prevent substantial dilution of our existing stockholders.  Pursuant to the terms of such securities, Vision may not convert the Series A Stock or the Series B Stock to the extent that such conversion would cause Vision’s beneficial ownership, together with its affiliates, to exceed 9.99% of the number of shares of our outstanding common stock immediately after giving effect to the issuance of shares of common stock as a result of a conversion.  Vision, may, however waive this limitation upon 61 days’ notice to the Company.  In addition, this 9.99% limitation does not prevent Vision from converting the Series A Stock or the Series B Stock into shares of our common stock and then reselling those shares in stages over time where Vision and its affiliates do not, at any given time, beneficially own shares in excess of the 9.99% limitation.  Consequently, this limitation will not necessarily prevent substantial dilution of the voting power and value of an investment in our securities.  Further, the Company has registered for resale shares of the Company’s common stock issuable upon conversion of the Series A Stock and Series B Stock. After a contemplated 90-day lock-up period described elsewhere in this prospectus, Vision may waive the 9.99% limitation and sell a large number of shares of the Company’s common stock issued to it upon conversion of the Series A Stock and Series B Stock into the open market, which could result in a substantial drop in the market price of our common stock.

USE OF PROCEEDS

We estimate that we will receive up to $___________ in net proceeds from the sale of common stock in this offering, based on an assumed price of $___ per share and after deducting estimated placement agent fees and estimated offering expenses payable by us.

We intend to use the net proceeds of the offering as follows:

	Application of Net Proceeds	Percentage of Net Proceeds
Project Development and Finance	$		%
General Working Capital
Total	$

The amounts actually spent by us for any specific purpose may vary significantly and will depend on a number of factors.  Accordingly, our management has broad discretion to allocate the net proceeds.

DILUTION

  Our reported net tangible book value as of March 31, 2010 was ($1.9) million, or ($0.07) per share of common stock, based upon 29,099,750 shares outstanding as of that date.  Net tangible book value per share is determined by dividing such number of outstanding shares of common stock into our net tangible book value, which is our total tangible assets less total liabilities.  After giving effect to the sale by us of up to _________ shares of common stock offered in this offering at an assumed public offering price of $___ per share, after giving effect to the anti-dilution rights of the Series A Convertible Preferred Stock, and after deducting the placement agent commissions and estimated offering expenses, our adjusted net tangible book value as of March 31, 2010 would have been $_________, or $____ per share.  This represents an immediate increase in net tangible book value of approximately $____ per share to our existing stockholders and an immediate dilution of $_____ per share to new investors purchasing shares at the public offering price.

The following table illustrates the per share dilution assuming a sale price of $______ per common stock share:

Public offering price per share	$
Net tangible book value per share as of March 31, 2010 (1)	$
Increase per share attributable to new investors	$
As adjusted net tangible book value per share after the offering	$
Dilution per share to new investors

(1) Taking into effect the anti-dilution rights of the Series A Convertible Preferred Stock triggered by this offering. There are 3,500,000 shares of Series A Convertible Preferred Stock that are convertible into 3,500,000 shares of our common stock, which will increase to [               ] shares of our common stock as a result of anti-dilution rights triggered by this offering. Please see the “Description of Securities” starting on page 46. Also taking into effect the placement agent commissions and estimated offering expenses.

DESCRIPTION OF BUSINESS
Overview

We are a developer, designer, and integrator of ground mount and rooftop solar energy solutions for residential, commercial, industrial, and equity fund customers in North America and Europe.  Additionally, we distribute solar modules and inverters in our markets, primarily in Italy. We provide a full range of installation services to our solar energy customers including design, engineering, procurement, permitting, construction, grid connection, warranty, system monitoring, and maintenance services.  We use solar components from the industry’s leading suppliers and manufacturers including solar panels from GE, Canadian Solar, Sharp, Solyndra, and Sun Power, inverters from Fronius, Wattsun, SMA, Satcon, and Xantrex, solar trackers from Wattsun, and residential solar thermal systems from Schuco.  We have installed over 1,400 solar power systems, or a total of 7 MW, since the commencement of our current business operations in 2003, with the scale of these projects ranging from 5 kilowatts to multi megawatts of installed capacity.  We believe our experience in developing, designing, and installing large and complex solar projects differentiates us from many of our competitors.

On July 31, 2009, we acquired Premier Power Italy S.p.A. (formerly known as ARCO Energy, SRL, hereinafter “Premier Power Italy”), a distributor of solar modules and developer and integrator of ground mount and rooftop solar power systems in Italy.

Our History

We were originally incorporated as “Harry’s Trucking, Inc.” in Delaware on August 31, 2006.  Effective September 5, 2008, we changed our name to “Premier Power Renewable Energy, Inc.”  On September 9, 2008, we consummated a share exchange transaction whereby we acquired Premier Power Renewable Energy, Inc., a California corporation (“Premier Power California”) and Premier Power California’s wholly owned subsidiaries, Premier Power Sociedad Limitada (“Premier Power Spain”) and Bright Future Technologies, LLC (“Bright Future”).

Premier Power California’s history dates back to 2001 when Premier Homes Properties, Inc. (“Premier Homes”), a privately held homebuilder based in Roseville, formed a solar power systems design and integration division (the “Solar Division”) in order to meet its internal mandate to make one out of every three homes Premier Homes developed into a solar home.  On April 22, 2003, in order to meet the growing demand for commercial and residential retrofit solar power system installations, the Solar Division was spun-off from Premier Homes by the formation of Premier Power California.

Bright Future, a wholly owned subsidiary of Premier Power California, was formed on December 13, 2006 as a Nevada limited liability company.  Bright Future operates as a trading company that allows Premier Power California and Premier Power Spain to consolidate its purchases from suppliers of solar energy products in order to achieve advantageous trade terms.

Premier Power Spain, a wholly owned subsidiary of Premier Power California, was formed on July 7, 2006 as a Spanish limited liability company by the principals of Premier Power California in order to conduct design, sales, and installation operations in Spain and other parts of Europe.  Premier Power Spain was our initial entry into the European market.

On July 31, 2009, we acquired all of the capital stock of Rupinvest SARL, a corporation duly organized and existing under the law of Luxembourg (“Rupinvest”).  Rupinvest initially owned 90% of Premier Power Italy, a private limited company duly organized and existing under the laws of Italy.  On December 31, 2009, Rupinvest purchased the remaining 10% interest in Premier Power Italy making it a wholly owned subsidiary.  Premier Power Italy is a distributor, developer, and integrator of ground mount and rooftop solar power systems in Italy.

Share Exchange Transaction with Rupinvest SARL and Esdras Ltd.

On July 31, 2009, we closed the acquisition of 100% of the issued and outstanding equity ownership of Rupinvest from Esdras Ltd., a corporation duly organized and existing under the laws of Cyprus (“Esdras”).  Rupinvest distributes, develops, and integrates ground mount and rooftop solar power systems in Italy through its subsidiary, Premier Power Italy, which was a majority-owned subsidiary at the closing but which became a wholly owned subsidiary on December 31, 2009 as described below.  The terms of the transaction are set forth in a Share Exchange Agreement entered into on June 3, 2009 between the Company, Rupinvest, and Esdras.  Prior to the closing of this share exchange, Rupinvest was the wholly owned subsidiary of Esdras.  We acquired Rupinvest from Esdras in exchange for (i) a cash payment by us to Esdras in the amount of €12,500 (approximately $18,292) and (ii) the potential transfer to Esdras of up to 3 million shares of our common stock, with the number of shares to be transferred, if any, to be calculated based on achieving certain sales and gross margin goals by Premier Power Italy over a three-year period.  Pursuant to the terms of the transaction, we also made a capital contribution in the amount of €1,125,000 (approximately $1,580,063) into Premier Power Italy. Following the closing of this share exchange, we conduct operations in Italy through Premier Power Italy.

On December 31, 2009, Rupinvest purchased the remaining 10% interest of Premier Power Italy from Esdras pursuant to the Share Exchange Agreement whereby Premier Power Italy became the wholly owned subsidiary of Rupinvest.   The agreement allowed for the reimbursement of the initial capitalization of €125,000 (approximately $175,600) made by Esdras if the remaining 10% was purchased by December 31, 2009.

Industry Overview

Challenges Facing the Electric Power Industry

According to the Energy Information Administration (“EIA”), a section of the United States Department of Energy, energy outlook projects moderate growth in U.S. energy consumption with greater use of renewables.  In fact the EIA’s outlook in 2010 was that global energy consumption would increase by 14% from 2008 to 2035. Electric power used to operate businesses and industries provides the power needed for homes and offices and provides the power for our communications, entertainment, transportation, and medical needs.  On the residential side, growth in population and homeowners’ desires to utilize solar as an alternative source of energy have increased demand over time.  Population shifts to warmer regions have also increased the need for cooling.  Electricity is now more commonly used for local transportation (electric vehicles) and space/water heating needs.

Due to continuously increasing energy demands, we believe the electric power industry faces the following challenges:

•
Limited Fossil Fuel Supplies and Cost Pressures.  Supplies of fossil fuels that are used to generate electricity such as oil, coal and natural gas are limited, and yet worldwide demand for electricity continues to increase.  The increasing demand for electricity and a finite supply of fossil fuels may result in increased fossil fuel prices, which, in turn, will likely result in a continuation of increases in long-term average costs for electricity.

•
Stability of Suppliers.  Many of the world’s leading suppliers of fossil fuels are located in unstable regions of the world where political instability, labor unrest, war and terrorist threats may disrupt oil and natural gas production.  Purchasing oil and natural gas from these countries may increase the risk of supply shortages and may increase costs of fossil fuels.

•
Generation, Transmission and Distribution Infrastructure Costs.  Historically, electricity has been generated in centralized power plants transmitted over high voltage lines and distributed locally through lower voltage transmission lines and transformer equipment.  Despite the increasing demand for electricity, investment in electricity generation, transmission and distribution infrastructure have not kept pace, resulting in service disruptions in the U.S.  As electricity demands increase, these systems will need to be expanded, and such expansion will be capital intensive and time consuming, and may be restricted by environmental concerns.  Without further investments in this infrastructure, the likelihood of power shortages may increase.

•
Environmental Concerns and Climate Change.  Concerns about climate change and greenhouse gas emissions have resulted in the Kyoto Protocol, an international agreement establishing a legally binding commitment for the reduction of greenhouse gases.  As of February 2010 189 countries had voluntarily ratified the Kyoto Protocol and are required to reduce greenhouse gas emissions to target levels which vary by country.  In the United States, 29 states have implemented the Renewable Portfolio Standard, which require electric companies to purchase a specific amount of power from renewable sources.

Drivers of Solar Market Adoption

The challenges facing the traditional electric power industry are driving the adoption of renewable energy sources.  Solar power systems have been used to produce electricity for several decades, although at generally higher costs as compared with traditional energy sources.  Technological advances during the past decade that have significantly reduced system costs, combined with the advantages of solar power as a renewable energy source and government subsidies and incentives for solar power, have led to solar power becoming one of the fastest growing renewable energy technologies.

Advantages that solar power offers over other sources of power include:

•	Clean Energy Production. Unlike traditional fossil fuel energy sources and many other renewable energy sources, solar power systems generate electricity with no emissions or noise impact.

•
Location-Based Energy Production.  Solar power is a distributed energy source, meaning the electricity can be generated at the site of consumption.  This provides a significant advantage to the end user who is therefore not reliant upon the traditional electricity infrastructure for delivery of electricity to the site of use.

•
Energy Generated to Match Peak Usage Times.  Peak energy usage and high electricity costs typically occur mid-day, which also generally corresponds to peak sunlight hours and solar power electricity generation.

•
Reliable Source of Electricity.   Solar power systems generally do not contain moving parts, nor do they require significant ongoing maintenance.  As a result, we believe solar power systems are one of the most reliable forms of electricity generation.

•
Modular.   Solar power systems are made from interconnecting and laminating solar cells into solar modules. Given this method of construction, solar power products can be deployed in many different sizes and configurations to meet specific customer needs.

According to Solarbuzz, an independent solar energy research firm, total worldwide solar cell production increased from 2,826 megawatts (MW) in 2007 to 5,948 MW in 2008 to 9,340 MW in 2009, which represented an annual growth rate, or CAGR, of approximately 110% and 59%, respectively.  Solarbuzz projects worldwide solar cell production will return to high growth in 2010 and also over the next 5 years.  Even in the slowest growth scenario, the global market will be 2.5 times its current size by 2014.

Government Incentives for Solar Energy

Despite the significant advantages of solar energy that have resulted in recent rapid market growth, solar energy continues to represent only a small fraction of the world’s energy output as a result of costs that remain higher than those of traditional energy sources.  According to Solarbuzz, a residential solar energy system typically costs about $8-10 per watt. Where government incentive programs exist, together with lower prices secured through volume purchases, installed costs as low as $3-4 watt – or 10-12 cents per kilowatt hour (kWh) – can be achieved.  Without incentive programs, solar energy costs (in an average sunny climate) range between 22-40 cent/kWh for very large PV systems. These incentives include:

•
Feed-in Tariffs.   Feed-in tariffs, used primarily in Europe, require utility companies to purchase electricity from renewable energy sources at a guaranteed rate, generally above the standard rate for electricity.

•
Renewable Portfolio Standards.   Renewable portfolio standards, adopted by 29 states in the United States, require utilities to deliver a certain percentage of power from renewable energy sources by a specific date.  For example, California requires electric companies to increase procurement from eligible renewable energy sources by at least 1% of their retail sales annually, until they reach 20% by 2010.

•
Tax credits or grants.   Tax credits or grants provide an offset to the cost of installing a solar system.  In the United States, there is currently a 30% federal tax credit for commercial and residential solar power systems, which takes the form of a cash grant in 2009 and 2010.

•	Loan Guarantees. Government-backed loan guarantees enable companies to finance solar projects at a lower cost of capital than would otherwise be available in the capital markets.

U.S. Solar Market Dynamics

According to Solarbuzz, the market for solar energy in the United States grew from 220 MW in 2007 to 357 MW in 2008 to 7.3 gigawatt (GW) in 2009, representing a CAGR of 62% and 1,948%, respectively. The market has grown significantly over the past 15 years, and Solarbuzz research shows that demand in the U.S. is expected to have strong growth over the next five years. Drivers for solar market growth include rapidly declining costs of solar systems as much as 20% to 40% over the next three years as well as government incentives including an investment tax credit (providing a 30% federal rebate for solar energy systems), renewable portfolio standards in 29 states, and selected state and local tax credits.

Spanish Solar Market Dynamics

Spain led the global market for solar in 2008, with 2.66 GW installed that year alone, according to a report from the European Photovoltaic Industry Association (EPIA). Spain imposed a 500 MW cap on the feed-in tariff in 2009, and the market decreased by 4% with 2.56 GW installed. Spain, however, is expected to resume growth to 1,050 MW by 2012.  With a majority of Spain’s rooftop solar energy targets unmet, and government support of rooftop solar systems through a revised feed-in-tariff, the commercial rooftop market has become the leading solar market segment in Spain.

Italian Solar Market Dynamics

According to SolarPlaza, the global independent platform for the solar energy industry, the market for solar energy in Italy grew by more than 770% and 480% in 2007 and 2008, respectively.  In 2009, European countries accounted for 5.6 GW, or 77% of the world’s demand with Italy being the second largest market in the world..  We believe that Italy represents an attractive solar market as a result of favorable sunlight patterns, high traditional power prices, and an attractive feed-in tariff of €0.346 per kWh (approximately $0.50).  The Italian government has set ambitious goals for solar PV, with an initial target of 3,000 MW of installed PV power by 2016 and 8,500 MW of PV expected to be installed by 2020.  We believe that grid-parity will become a fact of life in Italy during this timeframe, meaning that solar electricity will be able to compete with electricity from the grid without subsidies.

Our Products and Services

We provide a full range of installation services to our solar energy customers including design, engineering, procurement, permitting, construction, grid connection, warranty, system monitoring, and maintenance services.  In addition, we are a reseller of solar energy system components including, but not limited to, racking, wiring, inverters, solar modules, and other related components sourced from the industry’s leading manufacturers and suppliers.  We assist in arranging power purchase agreement programs for our customers. In 2010, we intend to offer direct power purchase agreements.

Business Segments

We operate in three business segments:  U.S., Italy, and Spain.

U.S.

U.S. Commercial

Our U.S. commercial business consists of ground mount or rooftop solar energy projects generally ranging from 100 kilowatt (kWh) to 1.1 MW provided to corporate, municipal, agricultural, and utility customers.  In this market, we design and build our solar energy systems to meet each customer’s individual needs and circumstances.  We assess the customer’s annual power requirements and average daily consumption rates in different seasons of the year to size and engineer the solar energy system.  We assess the customer’s site and if relevant roof size, configuration, and composition to determine the optimum location for the solar modules.  We factor in information about the customer’s electrical service territory and its rate structures, and we identify the customer’s budget and preferred financing method, as well as the customer’s aesthetic preferences.  We also identify the relevant federal, state, and local regulations, including building codes that are important to the cost, operation, and return on investment of the customer’s solar energy system, as well as relevant tax rates and various other factors.  We assess this data using solar monitoring tools that enable us to design a solar energy system to a size and configuration that maximizes energy efficiency for each customer’s circumstances.  We provide customers with a return on investment analysis and determine the rebates and performance-based incentives that are available to each customer.  We prepare final construction plans to obtain a building permit and, as soon as the permit is approved, our installation professionals begin the installation by placing metal racking on the customer’s roof (or by building a ground mount), followed by installation of the solar modules, inverters, and the balance of systems components and safety equipment.

After the solar photovoltaic (PV) modules and inverters are procured and installed, we obtain a final inspection of the installation by the local building department, prepare and submit all rebate applications to the appropriate rebating jurisdiction, and apply for the local utility company to interconnect the customer’s solar energy system to the utility grid.  The entire process from signing of the contract through final inspection by the local building department typically takes between 3 and 6 months, with the actual installation work usually requiring two weeks to two months.

U.S. Residential

Our U.S. residential business consists mainly of rooftop solar installations generally ranging from 5 kWh to 40 kWh provided to customers primarily in California and New Jersey as a result of the attractive government incentives in those states.  We do provide installations in other states when financially attractive.  The services we provide to our residential customers are largely similar to our U.S. commercial customers.  Key differences include that the entire process typically takes between 60 to 90 days for residential customers versus 3 to 6 months for commercial customers, and the actual installation work usually requires two to five days for residential customers versus two weeks to two months for commercial customers.

U.S. Distribution

We also distribute solar modules and inverters in the U.S.  In 2009, distribution revenue in the U.S. was minimal.

Italy

Our Italian business consists of distribution, ground mount, roof mount, and solar power plant installations.  In Italy, a portion of our business consists of ground mount or rooftop solar energy projects generally ranging from 50 kWh to 500 kWh provided to corporate, municipal, agricultural, and utility customers.  In Italy, our customers commission us to install solar energy systems based on customer-defined specifications, but we have the ability to define our own projects and select sites based on attractive solar characteristics.  These projects are typically 1 MW in size.  We enter into these projects generally with a reseller of solar power plants or a financial investor who contracts us to construct the project.  Upon completion of a project, the acquirer of the project has the rights to the sell electricity to the Italian power authority at specified rates over 20 years based on Italy’s feed-in tariff. Global Green Energy (formerly Global Green Advisors) is a major reseller of solar power plants for our Italian operations, and we are currently in the process of completing construction of 3 MW’s under an agreement with this reseller.

Our Italian business also consists of distribution of solar modules and inverters.  In 2009, distribution revenue in Italy amounted to $4.8 million.

Spain

Our Spanish business consists of rooftop solar installations generally ranging 5 kWh to 1 MW provided primarily to businesses that own commercial buildings or warehouses.  Our Spanish business also serves other European countries other than Italy.  The services we provide to our Spanish customers are largely similar to our U.S. commercial customers.  Our global experience and unmatched engineering and design expertise strongly position us to capitalize on the commercial rooftop opportunities and further build our leadership role in this growing market.  Starting in 2010, we perform distribution services whereby we procure solar modules and invertors and sell these to other solar integrators or commercial buyers.

In addition, our Spanish business is expanding its sales and distribution reach into other European countries, such as the Czech Republic, Sweden, and France, through a collaborative agreement and direct sales efforts. On March 29, 2010, we entered into a collaborative agreement with Plaan Czech, s.r.o. for a total of 19 MW of PV solar projects in the Czech Republic.  We are currently engaged for three projects totaling 8.7 MW under this agreement.

Strategy

Our goal is to be the leading integrator of commercial solar energy systems.  We intend to pursue the following strategies to achieve this goal:

•
Target multiple markets.  We intend to continue to target numerous market segments and opportunities ranging from commercial and industrial to agricultural and residential, both domestically and internationally.  Through geographic, market segment, and product diversification, we have reduced, and will continue to be able to reduce, the impact of economic and other fluctuations that any one individual market, segment, or region may have on our business.

•
Develop proprietary know how.  We believe our experience in developing, designing, and installing large and complex solar projects differentiates us from many of our competitors.  We intend to continue to develop proprietary turn-key solar power systems and continued improvements upon our prefabrication abilities for application in commercial, rooftop, and ground mount applications that will reduce design, permitting, and installation time and cost.

•
Balance in-house engineering with outsourced labor.  We intend to balance the use of our in-house engineering, design, and installation staffs with the use of outsourcing when appropriate in order to improve the customer experience, maintain quality control, reduce costs, and protect our brand.

•
Expand our participation in “value added” businesses.  We intend to continue to expand our offerings to include services such as providing after-market systems management programs and customized project finance solutions to customers and prospective customers.  This will allow us to have greater participation in the ancillary revenue that our projects create, which currently is not a significant portion of our business.

•
Expand through both acquisitions and organic growth.  As a growing number of states and countries adopt solar programs, we expect solar demand to continue to grow.  We intend to continue to evaluate potential acquisitions to expand our presence worldwide.  We view acquiring a local presence in a new market as a critical step in gaining a strong brand and presence in a market.

•
Develop financial tools such as leases or Power Purchase Agreements (PPAs) to help consumers and businesses decide in favor of solar power.  A PPA is a long-term contract under which a customer has no up-front cost and instead agrees to purchase the energy produced by the solar system at a fixed rate, typically adjusted annually at an agreed rate, for 15, 20, or 25 years.  The customer does not own the system and the elimination of a capital outlay simplifies the “going solar” decision.

•
Establish best practices across market segments.  We intend to continue to focus on establishing and refining best practices for design, sales, and marketing that can be replicated throughout our different locations while identifying and centralizing operations that are best centralized in order to reduce the cost of operations and increase awareness of our services so that our best practices are applied in a uniform manner and delivered consistently across markets.

Customers

Our business consists of the installation of solar energy systems and all related components for use by commercial and industrial enterprises, municipalities, residential homeowners, and other solar energy providers.  The following table highlights the breakdown of our revenue by market during our first quarter of 2010 and in 2009 and 2008:

	United States	Italy	Spain
2010 - First Quarter	28.6%	27.2%	44.2%
2009	45.5%	35.3%	19.2%
2008	70.2%	―	29.8%

For the three months ended March 31, 2010, our largest customers were a U.S. commercial customer, which represented 11% of our total revenue, an Italian reseller, which represented 7% of our total revenue, and a Spanish commercial customer, which represented 6% of our total revenue.  For the three months ended March 31, 2010, 85% of our revenue was derived from commercial and industrial customers, and 15% of our revenue was derived from residential customers.  In 2009, our largest customers were an Italian reseller, which represented 17% of our total revenue, a distribution customer, which represented 5% of our total revenue, and a U.S. commercial customer, which represented 6% of our total revenue.  For the fiscal year ended December 31, 2009, 81% of our revenue was derived from commercial and industrial customers, and 19% of our revenue was derived from residential customers.  In 2008, our largest customers were a municipality, which represented 18% of our total revenue, a vineyard, which represented 12% of our total revenue, and a Spanish commercial customer, which represented 12% of our total revenue.  For the fiscal year ended December 31, 2008, 84% of our revenue was derived from commercial and industrial customers, and 16% of our revenue was derived from residential customers.

Our clients in the United States have included utility companies such as Pacific Gas and Electric and Sierra Pacific Power Company, home builders such as KB Homes, and numerous agricultural clients such as leading wineries in Napa Valley, California.  Our clients in Italy have included Global Green Energy, Nacastri, and Camardo.  Our clients in Spain have included BTV, CasaVilla, and Salvi Cazados.

We believe that the solar energy market is dynamic and constantly changing as certain government standards and directives that affect the marketplace have allowed, and will continue to allow, for new customers in new geographic areas.  We believe that Renewable Portfolio Standards (“RPS”) in the United States have resulted in increased demand for solar energy in the American marketplace. RPS is a state policy that requires electricity providers to obtain a minimum amount of their power from renewable energy by a certain date.  According to a May 2009 report by the U.S. Department of Energy, there were 24 states that adopted a RPS-type mechanism.  According to the Pew Center on Global Climate Change, that number increased to 30 states.  We believe that this number will continue to increase.  With each new state that adopts a RPS, bases of new customers of solar energy will develop.  In June 2009, Congress passed a cap-and-trade energy bill that would require electric utilities to meet 20% of their electricity demand through renewable sources by 2020.  We believe this will generate additional demand for solar energy, which would create new customers.  We also believe that the renewable energy directive of the European Union also plays a role in growth of our marketplace.  According to the European Renewable Energies Foundation and the European Future Energy Forum, the EU’s member-nations are required to provide at least 20% of gross final energy consumption from renewable energy sources by 2020.  This target is mandatory of the 27 member-nations.  Each member-nation must draft a Renewable Energy Action Plan, which must include clear development targets for electricity, heating, cooling, and fuel.  Consequently, to avoid penalties, the member-nations provide incentives in the form of feed-in tariffs for the generation of solar electricity.  This EU renewable energy directive, thus, also provides for an increase in customers within the EU.  We believe that our customer base will grow as a result of such standards and directives.

Quality Control

We have a “zero defect” quality assurance program for installation of solar energy systems. Instituted in 2006, the zero defect policy was created to set the highest quality and customer satisfaction standards in the industry today.  The program sets standards for ten areas of installation: (1) installed equipment, (2) solar array, (3) array mounting structure, (4) wire runs, (5) system component location, (6) system component mounting, (7) electrical, (8) system performance, (9) building requirements, and (10) surrounding property.  Each of our installations is independently verified by a quality control officer and must meet a rigid standard for excellence.  One point is awarded for each standard that is met, and our installation crews must have a score of at least 9 points for each installation.  If an installation crew scores less than 9 points for a particular installation, we follow up with the customer to allow management to understand the core problem with that particular installation and to design and implement measures to further improve the customer experience.

Our review standards go beyond the quality of the installation to include measures of the customer experience.  We use the “Net Promoter Score” developed by the Massachusetts Institute of Technology and implemented by companies such as GE and Toyota to measure quality and customer satisfaction. We regularly review customer surveys and scores and design and implement measures to further improve the customer experience.

Competition

We are active in the U.S. and European markets and have a few direct competitors that are concurrently active in both of those markets.  The following provides more specific competitive information for each of our target markets.

U.S. Competitors

 In the United States, the solar design and integration market is highly fragmented, and we face direct competition in this market from a number of smaller local installers within many U.S. cities, particularly for residential customers.   For residential opportunities in American cities and regions such as Los Angeles, the San Francisco Bay Area, and California’s Central Valley, we experience competition from regional installers such as Akeena Solar, Solar Universe, Solar City, and SPG.  Based on our geographic diversification, buying power, and unique installation methods, the effect of any one installer on our business is limited but growing.  In particular, among the commercial grade opportunities, there are few companies with the level of experience to perform, and therefore only a few competitors qualify under larger scale “Request for Proposal” projects.  These competitors include SunPower and BP Solar.  We seek to distinguish ourselves from the competition by marketing our depth of experience, complex engineering and design capabilities, customer satisfaction, and our track record for delivering “on-time” and “on-budget” installations and when project finance is required providing the customer with an attractive financing model.

Italian Competitors

In the Italian market, we face competition from Enerqos and SAEM Energy Alternative, among other companies.  Premier Power Italy intends to operate as a solar developer and solar integrator. In 2009, we largely operated as a constructor of solar power plants. In 2010, it is our intent to market large scale solar power plants as turnkey systems to mostly financial buyers that acquire systems for purposes of investment because once these systems are connected to the power grid they produce a constant stream of cash flow for 20 years for the electricity they produce pursuant to the Italian feed-in tariff program.  Dealing in the development, construction, and sale of large scale, capital intensive solar power plants to sophisticated financial buyers that purchase and manage a portfolio of income producing solar power plants as a core business requires significant resources, capabilities, relationships, and a proven track record.  These factors, in addition to long development cycles that must be funded in advance, a localized culture that can impede outsiders, and the complex nature of the relatively new solar feed-in tariff program and varied regional permitting processes, create barriers to competitor entry and hinder both small and large companies alike from entering the market.

Spanish Competitors

In the Spanish market, we face competition from Acciona and Tudela Solar, among other companies.  These companies, along with most of the competition in Spain, are focused on building large-scale solar farms, which have proliferated in 2008 as a result of national feed-in tariffs.  Large-scale farm developers are experienced at engineering ground mount systems in abundant and open space and replicating redundant tasks related to a large-scale installation.  Our Spanish business is differentiated because it is not dependent on large-scale solar farm subsidies or feed-in tariffs, and instead is focused on the smaller commercial roof top installation, which has greater design and installation challenges.  These projects have not been affected by the caps placed on solar farms by the Spanish government.  In addition, we have developed and secured exclusivity on various components of our ballast mount roof system that reduces the cost and time to complete installations and provides a competitive advantage.

Sales and Marketing Activities

We spent approximately $.8 million and $.4 million on domestic and international sales and marketing activities in 2009 and 2008, respectively.  We participate in the solar industry’s leading trade shows, use radio and print advertising and marketing tools, and have hosted consumer-focused seminars in targeted markets, as well as customer appreciation events to raise awareness of solar power options and our brand, services and products.  We also employ a national public relations firm in the United States, and have used web-based promotion tools on our websites to educate customers, to showcase our latest installations, and to provide general and specific sales information.

In May 2010, we entered into a reseller agreement with immixGroup, Inc. whereby our solar installation services and products are sold to immixGroup’s government customers under its General Services Administration (GSA) contract. Pursuant to the agreement, we sell our solar installation services and products to immixGroup for each order that immixGroup takes from its government customers.

Principal Suppliers

The components used in our solar energy systems consist of solar modules, inverters, racking, wire, hardware, monitoring equipment, and electrical equipment.  We have no exclusive supplier relationships.  We purchase the components from leading solar energy product suppliers including solar modules from GE, Sharp, and SunPower Corporation; inverters from Power One, Fronius, Satcon, SMS, and Zantrex; solar trackers from Watsun; and residential solar thermal systems from Schuco.  In particular, Canadian Solar, GE, Sharp, SunPower Corporation, and Solyndra together accounted for over 95% and 80% of our purchases of solar modules during the fiscal years ended December 31, 2009 and 2008, respectively.

Solar modules and inverters comprise a substantial portion of the total cost of our installations.  We constantly evaluate the outlook for supply of solar panels and other components.  However, we currently do not maintain any long-term supply agreements for the purchase of these components, and thus we may be subject to the availability of and/or market price fluctuations for the components used in our solar energy systems.

Intellectual Properties and Licenses

We applied with the U.S. Patent and Trademark Office (“USPTO”) for trademark protection for the brand name “Premier Power,” for which we received approval on July 21, 2009, and for the brand name “Bright Futures,” for which we received approval on December 15, 2009.  We also applied with the USPTO for trademark protection of our sales slogan, “Your Solar Electricity Specialist.”  This application is currently pending.

Agreements with Genesis Capital Advisors

We are party to an engagement agreement with Genesis Capital Advisors, LLC (“Genesis”) dated October 31, 2008 for the exclusive services of Genesis in connection with a possible sale, merger, acquisition, financing, or transactions involving the Company in exchange for a cash fee equal to 6% of the transaction value for a sale of equity, merger acquisition, or asset sale  by the Company or a cash fee equal to 2% of the transaction value with respect to a power purchase agreement financing or debt financing.  Genesis has been actively assisting us since 2007, particularly in connection with our international expansion.  Genesis has helped the Company identify acquisition targets and new emerging markets in our industry, and they provided general business consulting services, such as assisting in the placement of senior employees and consulting on investor relations issues. The engagement agreement is terminable by us or Genesis on 90 days prior notice; provided, however, that Genesis will continue to be entitled to its fee on any transaction that is contracted within 24 months of the termination date of the agreement.  The engagement letter could, therefore, increase the cost of our entering into certain transactions for a considerable period of time after its termination.

On April 28, 2010, Genesis provided a waiver of the exclusivity of such services limited to the engagement of Merriman Curhan Ford & Co. by the Company as placement agent for this offering, which waiver was amended on July 7, 2010.  As consideration for this limited waiver, the Company will pay Genesis $150,000 in cash compensation.  Also on April 28, 2010, we entered into an agreement with Genesis clarifying the terms of compensation owed by the Company to Genesis for certain services provided by Genesis.  Under this agreement, we must pay a cash fee equal to 6% of the total revenue we receive from projects relating to the construction of solar power plants, which projects Genesis provides assistance in developing, and the financing or sale of such plants or the related special purposes entities of such plants.

Research and Development

We are focused on leveraging our years of experience in designing and installing solar systems to develop best practices and differentiating know how.  For example, we helped GE develop its popular solar tile.  Any technology and/or procedures that are developed are based on the decades of experience in solar installations held by the persons behind the development and in-house expertise in electrical and structural engineering.  Our experienced engineering team constantly looks for new and innovative ways to address space constraints, time, and cost saving designs that will increase efficiencies and drive added revenue.

Our research and development efforts are often aimed at technology integrations and system productivity and performance features.  Our engineering team has evaluated Thin Film module technology, new racking system, next generation inverter, and connector applications on various installation projects throughout the year.  Under our installation contracts, we typically obtain the rights to use any improvements to our technology developed or discovered on a particular installation on other customer installations.

Government Approval and Regulation

All products that we resell are guaranteed by the manufacturer to have passed all required government approval and regulation requirements. Some of the electrical services we provide are regulated and require licensing. For example, the installations of electrical components that are connected to the electric meter require a C10 license in California and C2 license in Nevada, and the installation of solar systems in California requires a C46 license.  As we expand our installations operation into other states, we may need to obtain additional licenses required by the local building authorities. Some states accept a C10 license from California. We possess and maintain all the necessary licenses required for the services we provide. Our employees hold some of the highest levels of licensing and certifications available in the industry, and some employees are certified by the North America Board of Certified Energy Practitioners (NABCEP).    For our European operations, we hold the applicable and appropriate licenses to operate.

Compliance with Environmental Laws

We are not required to comply with any environmental laws that are particular to the solar industry, either in the United States or Europe.  However, it is our policy to be as environmentally conscientious in every aspect of our operations.

Employees

As of July 2, 2010, we had approximately 77 employees, all of whom are full-time employees.

Offices and Websites

Our principal executive offices are located at 4961Windplay Drive, Suite 100, El Dorado Hills, CA 95762.  Our main telephone number is (916) 939-0400, and our fax number is (916) 939-0490.  We have offices in Southern California, Nevada, New Jersey, Italy (in Rome and Campobasso), and Spain (in Barcelona, Pamplona, and Madrid).  We also have websites located at www.premierpower.com and www.mysolarexperience.com.  The information on these websites is not incorporated herein by reference.

DESCRIPTION OF PROPERTY

Our principal executive offices are located in El Dorado Hills, California. The table below provides a general description of our offices and facilities, including those for our international operations:

Location	Principal Activities	Area (sq. ft.)	Lease Expiration Date
4961 Windplay Drive, Suite 100	Company headquarters and	6,700	Month-to-month
El Dorado Hills, California 95762	warehouse

3 Newlands Circle	Bright Future office	100	Month-to-month
Reno, Nevada 80509

1913 Atlantic Avenue, Suite 176	U.S. East Coast operations	72	Month-to-month
Manasquan, New Jersey 08736

1020 Nevada Street, #201	U.S. Southern California	2,303	September 30, 2010
Redlands, CA 92374	operations

Contrada Taverna del Cortile (Z.I.)	Italy headquarters and	3,767	July 21, 2015
Ripalimosani, Campobasso 86025 Italy	warehouse

Piazza del Popolo 18	Italy sales office	500	Month-to-month
00187 Roma, Italy

Polígono Industrial	Spain headquarters	650	April 30, 2012
Calle E nº3 Bajo F
31192 Mutilva Baja - Navarra, Spain

Centro de Negocios “La Garena”	Spain regional office	1,100	December 30, 2013
Calle Padre Granda, 4 2k
28806 Alcalá de Henares - Madrid, Spain

C/Llull, 321 (Edifici CINC)	Spain regional office	200	April 30, 2014
08019 Barcelona (22@)

We are party to a non-cancelable lease for operating facilities in Redlands, California, which expires in 2010. Premier Power Spain is party to a non-cancelable lease for operating facilities in Madrid, Spain, which expires in 2013, Navarra, Spain, which expires in 2012, and Barcelona, Spain, which expires in 2014. Premier Power Italy is party to a non-cancelable renewable lease for operating facilities in Campobasso, Italy, which expires in 2015. These leases provide for annual rent increases tied to the Consumer Price Index or equivalent indices in Italy and Spain. The leases require the following payments as of December 31, 2009, subject to annual adjustment, if any:

(in thousands)
2010	$102
2011	75
2012	67
2013	56
2014 and beyond	50
$350

MANAGEMENT

Current Management

Our directors and executive officers, their ages, their respective offices and positions, and their respective dates of election or appointment are as follows:

Name	Age	Position Held	Officer/Director since
Dean R. Marks	53	Chairman of the Board, President, and Chief Executive Officer	September 9, 2008
Miguel de Anquin	42	Chief Operating Officer, Corporate Secretary, and Director	September 9, 2008
Frank J. Sansone	38	Chief Financial Officer	November 5, 2009
Kevin Murray	60	Director	December 8, 2008
Robert Medearis	77	Director	December 8, 2008
Tommy Ross	56	Director	March 18, 2009

Significant Employees

The following table contains information on our significant employees:

Name	Position Held
Stephen Clevett	Executive Vice President of Utility Development and Investor Relations
John Garofalo	Vice President of Business Development
Bjorn Persson	Executive Vice President of European Operations of Premier Power California
Marco Pulitano	Chief Executive Officer of Premier Power Italy

Business Experience Descriptions

Set forth below is a summary of our executive officers’ and directors’ business experience for the past 5 years. The experience and background of each of the directors, as summarized below, were significant factors in their previously being nominated as directors of the Company.

Dean R. Marks - Chairman of the Board, Chief Executive Officer, and President

Dean R. Marks has served as our Chief Executive Officer and President and is the Chairman of the Board since September 9, 2008.  In 1981, he joined Servamatic Solar Systems, a solar sales organization, and eventually served as part of its management.  During his time at Servamatic, which ended in 1984, Mr. Marks was key to its national growth, helping to attain over 2,000 employees in over 26 markets across the U.S.  From 1983 to 2001, he pioneered multiple applications of solar energy for Trident Energy Systems, Simply Solar, and Bright Future, including thermal, radiant floor and space heating, and PV systems for the residential, commercial, and industrial markets.  He has also served as the President and CEO of Bright Future and Premier Power California since 2001.  Mr. Marks has served on the California Solar Energy Industry Association (CALSEIA) board and has been an active participant in the solar industry for over 25 years. He has co-authored several preeminent papers promoting renewable energy. Mr. Marks holds a Bachelor of Science degree from Auburn University, with special emphasis in Environmental Science.

Miguel de Anquin - Director, Chief Operating Officer, and Corporate Secretary

Miguel de Anquin has served as our Chief Operating Officer and Corporate Secretary and sits on our Board since September 9, 2008.  He has also been the Executive Vice President and President of World Wide Sales at Premier Power California since 2001.  His career includes positions such as Director of Marketing for Nordic Information System and Next Information System.  He was a Technology Advisor for GE and IBM, and he developed the data security auditing system for Bank of America.  Mr. de Anquin holds a Masters in Business Administration from the University of California at Davis and a Bachelor of Science degree in Computer Science from the Universidad de Belgrano in Buenos Aires, Argentina.

Frank Sansone - Chief Financial Officer

Mr. Sansone was appointed Chief Financial Officer of the Company on November 5, 2009.  He has over 16 years of finance experience.  Prior to his appointment as the registrant’s Chief Financial Officer, Mr. Sansone was the Chief Financial Officer and a member of the Board of Directors of LiveOffice LLC, a provider of software-as-a service email archiving and Hosted Exchange 2007 solutions, from 2008 to 2009.  From 2002 to 2008, he was the Chief Financial Officer of Guidance Software, Inc., a Nasdaq-listed company with operations in digital investigative solutions.  Mr. Sansone graduated from the University of La Verne with a bachelor’s degree in accounting.  He is a member of the American Institute of Certified Public Accountants and the California Society of Certified Public Accountants.  Mr. Sansone is currently a member of the Board of Directors of Ditech Networks, Inc., a Nasdaq-listed company, and two other private companies.

Kevin Murray - Director

Mr. Murray was elected to the board of directors on December 8, 2008.  He is currently a Senior Vice President at the William Morris Agency (“WMA”), working primarily in its corporate consulting division, a position he has held since re-joining WMA in 2007 after serving twelve years in the California State Legislature.  From 1998 to 2006, Mr. Murray was a Senator in the California State Senate.  Concurrent to his directorship with the Company, Mr. Murray sits on the board of the Federal Home Loan Bank of San Francisco.  Mr. Murray graduated from California State University, Northridge with a degree in business administration and accounting and holds a Masters of Business Administration from Loyola Marymount University and a Juris Doctorate from Loyola Law School.

Robert Medearis - Director

Mr. Medearis was elected to the board of directors on December 8, 2008.  He is currently retired as a management consultant and professor, and has been for the past 5 years, but he sits on the board of several private companies, including Solaicx, Inc., Geographic Expeditions, and Visual Network Design Inc., and the non-profit organization Freedom From Hunger.  Mr. Medearis graduated from Stanford University with a degree in civil engineering and holds a Masters of Business Administration from the Harvard Graduate School of Business Administration.

Tommy Ross - Director

Mr. Ross was elected to the board of directors on March 18, 2009.  He is currently the President and Chief Executive Officer of Pinnacle Strategic Group, a business and political consulting firm.  From 2003 to 2008, he was employed at Southern California Edison, at which he served as Vice President of Public Affairs from 2007 to 2008.  Mr. Ross’ experience in the political arena also include holding positions to which he was appointed by California Governor Arnold Schwarzenegger, former California Governor Pete Wilson, and former California Governor Jerry Brown.  He is the former Chairman and founding member of the California African American Political Action Committee, a Lincoln Fellow at The Claremont Institute, and the founder, Chairman and President of The Research and Policy Institute of California.  Mr. Ross graduated from Claremont Men’s College with a degree in political science.

Set forth below is a summary of our significant employees’ business experience for the past 5 years.

Stephen Clevett – Executive Vice President of Utility Development and Investor Relations

Mr. Clevett joined the Company in 2008.  He currently serves as our Executive Vice President and manages our utility-scale project development, project finance, and investor relations activities.  Prior to joining the Company, Mr. Clevett served as President and Chief Executive Officer of the Optimira Energy Group, an energy services company (ESCO), which he acquired from Duke Energy in 2006.  Prior to acquiring Optimira, Mr. Clevett was Senior Vice President and General Manager of Noresco's Energy Infrastructure group.  Prior to that, he held various positions within the Bechtel Enterprises group of companies, including Director of Corporate Development at U.S. Generating Company and President of EnergyWorks North America.  Mr. Clevett holds an MBA in Finance from Rutgers Graduate School of Management and a Bachelor of Engineering from the Stevens Institute of Technology.

John Garofalo –Vice President of Business Development

Mr. Garofalo joined the Company in May 2010.  He previously served as Vice President of Strategy and Business Development at CED International (Consolidated Energy Design).  Mr. Garofalo has more than 25 years of combined business development, sales, marketing, and strategy experience in the energy, utility, construction, and commercial property management industries.

Bjorn Persson – Executive Vice President of European Operations of Premier Power California

Mr. Persson joined the Company in 2006 to help form our Spanish operations.  He started his career with Handelsbanken, a Swedish commercial bank, and after a few years joined IBM.  Mr. Persson later joined IBS, a multinational Swedish software and consulting firm.  He worked for IBS in several European countries managing sophisticated large scale software projects.  He later launched IBS in the United States, and participated in the launch of two other software and services companies, Nordic Information Systems, of which he was a one-third owner, and Vision Information Services.  Mr. Persson has more than 25 years of management and commercial experience in various countries.

Marco Pulitano – Chief Executive Officer of Premier Power Italy

Mr. Pulitano joined the Company in 2009 with the acquisition of Rupinvest and Premier Power Italy.  He has been the Chief Executive Officer of Premier Power Italy since its inception in January 2008.  Concurrent to his role at Premier Power Italy, Mr. Pulitano manages GFM SRL, an Italian company in the business of installing seismological stations in Southern Italy, which he founded in 2001.

Family Relationships

           There are no family relationships among our directors and executive officers.

Board of Directors

Our board of directors is currently composed of five members.  All members of our board of directors serve in this capacity until their terms expire or until their successors are duly elected and qualified.  Our bylaws provide that the authorized number of directors will be not less than one.

Board Committees; Director Independence

Our board of directors approved the charters for our audit committee and compensation committee on December 19, 2008.  The audit committee and compensation committee were formed on March 18, 2009.  The members of the audit committee are Kevin Murray, Robert Medearis, and Tommy Ross, and Mr. Medearis chairs the audit committee.  The members of the compensation committee are Kevin Murray, Robert Medearis, and Tommy Ross, and Mr. Murray chairs the compensation committee.

Three of the members of our board of directors - Kevin Murray, Robert Medearis, and Tommy Ross - are independent as defined by the SEC and Nasdaq.

Compensation Committee Interlocks and Insider Participation

No interlocking relationship exists between our board of directors and the board of directors or compensation committee of any other company, nor has any interlocking relationship existed in the past.

Section 16(a) of the Exchange Act

We are not subject to reporting obligations under Section 16(a) of the Exchange Act as we are registered under Section 15(d) of the Exchange Act rather than Section 12(b) or Section 12(g).

Code of Business Conduct and Ethics

We have adopted a code of ethics that applies to all directors, officers, and employees, including our Chief Executive Officer and Chief Financial Officer.  A copy of the code of ethics is attached as Exhibit 14.1 to our Registration Statement on Form S-1 filed with the Securities and Exchange Commission on November 7, 2008.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of June 9, 2010, for each of the following persons:

•	each of our directors and each of the named executive officers;

•	all directors and named executive officers as a group; and

•	each person who is known by us to own beneficially 5% or more of our common stock.

Beneficial ownership is determined in accordance with the rules of the SEC.  Unless otherwise indicated in the table, the persons and entities named in the table have sole voting and sole investment power with respect to the shares set forth opposite the stockholder’s name.  Unless otherwise indicated, the address of each beneficial owner listed below is 4961 Windplay Drive, Suite 100, El Dorado Hills, California 95762.  The percentage of class beneficially owned set forth below is based on 29,099,750 shares of common stock outstanding on June 9, 2010.

Name and Position	Number of Shares of Common Stock Beneficially Owned (1)		% of Shares of Common Stock Beneficially Owned (1)
Dean R. Marks, Chairman of the Board, President, and Chief Executive Officer	11,256,601	(2)	38.7%
Miguel de Anquin, Chief Operating Officer, Corporate Secretary, and Director	6,761,424	(3)	23.2%
Frank J. Sansone, Chief Financial Officer	500		*
Kevin Murray, Director	16,500		*
Robert Medearis, Director	16,500		*
Tommy Ross, Director	19,190	(4)	*
Teresa Kelley, Former Chief Financial Officer (5)	200		*

5% Stockholders:
Bjorn Persson	2,560,699	(6)	8.8%
Genesis Capital Advisors, LLC (7)	1,580,598		5.4%
Vision Opportunity Master Fund, Ltd. (8)	2,907,065	(9)	9.99	%(9)

All Executive Officers and Directors as a Group (6 persons)	18,070,715		62.2%

* Less than 1%

(1)
Under Rule 13d-3, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares. Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights. As a result, the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person's actual ownership or voting power with respect to the number of shares of common stock actually outstanding.

(2)
This number includes 16,786 shares of common stock issuable upon exercise of stock options that were granted to this stockholder on January 9, 2009, 200 shares of common stock held by the stockholder’s wife, who is one of our employees, and 5,400 shares of common stock issuable upon exercise of stock options that were granted to this stockholder’s wife on January 9, 2009.

(3)	This number includes 16,786 shares of common stock issuable upon exercise of stock options that were granted to this stockholder on January 9, 2009.

(4)	This number includes an aggregate 1,270 shares of common stock held by the shareholder’s children, and 370 shares of common stock held in the stockholder’s IRA account.

(5)	The address for this stockholder is 4135 Meadow Wood Drive, El Dorado Hills, CA 95762.

(6)	This number includes 13,573 shares of common stock issuable upon exercise of stock options that were granted to this stockholder on January 9, 2009.

(7)
The address for this stockholder is 15760 Ventura Blvd., Suite 1550, Encino, CA 91436. Ronald Andrikian and Charles Gilreath, as the members of this stockholder, have shared dispositive and voting power over these securities and may be deemed to be the beneficial owner of these securities.

(8)
The address for this stockholder is c/o Ogier Fiduciary Services (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman, KY1-9007, Cayman Islands. Adam Benowitz, as the managing member of Vision Capital Advisors, LLC, the investment advisor to this stockholder, has dispositive and voting power over these securities and may be deemed to be the beneficial owner of these securities.

(9)
This number includes 2,178,000 shares of common stock and 729,065 shares of common stock issuable upon conversion of 729,065 shares of our Series A Preferred Stock, which are presently convertible. This number does not include (i) 2,770,935 shares of common stock underlying its shares of Series A Preferred Stock, (ii) 2,800,000 shares of common stock underlying its shares of Series B Preferred Stock, or (iii) 1,600,000 shares of common stock underlying an option to purchase such shares because each of these securities held by the stockholder contains a restriction on conversion or exercise, as the case may be, limiting such holder’s ability to convert or exercise to the extent that such conversion or exercise would cause the beneficial ownership of the holder, together with its affiliates, to exceed 9.99% of the number of shares of common stock outstanding immediately after giving effect to the issuance of shares of common stock as a result of a conversion or exercise. The stockholder may waive this limitation upon 61 days’ notice to the Company.  If the stockholder were to waive the limitation and convert its shares of Series B Preferred Stock and Series A Preferred Stock, as well as exercise its options, its percentage interest could be as high as 28.3%, diluting the other stockholders by approximately 18.4%.  As of July 7, 2010, however, the Company has not received any such notice.

EXECUTIVE COMPENSATION

The following summary compensation table indicates the cash and non-cash compensation earned during the fiscal years ended December 31, 2009, 2008, and 2007 by (i) our Chief Executive Officer (principal executive officer), (ii) our Chief Financial Officer (principal financial officer), (iii) the three most highly compensated executive officers other than our CEO and CFO who were serving as executive officers at the end of our last completed fiscal year, whose total compensation exceeded $100,000 during such fiscal year ends, and (iv) up to two additional individuals for whom disclosure would have been provided but for the fact that the individual was not serving as an executive officer at the end of our last completed fiscal year, whose total compensation exceeded $100,000 during such fiscal year ends.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards ( $)(1)	Option Awards ($)(2)	Non- Equity Incentive Plan Compensation ($)	Non- qualified Deferred Compensation Earnings ($)	All Other Compensation ( $)		Total ($)

Dean R. Marks,	2009	$184,231	(3)	$—	$—	$24,104	$—	$—	$21,005	(4)	$229,679
Chairman of the Board,	2008	$158,077		$—	$—	$—	$—	$—	$—		$158,077
President, and CEO	2007	$159,766		$1,344	$—	$—	$—	$—	$5,959	(5)	$167,069

Miguel de Anquin,	2009	$184,231	(3)	$—	$—	$24,104	$—	$—	$21,005	(4)	$229,679
COO, former CFO, Corporate	2008	$153,462		$—	$—	$—	$—	$—	$—		$153,462
Secretary, and Director	2007	$125,280		$1,344	$—	$—	$—	$—	$5,918	(6)	$132,542

Frank J. Sansone,	2009	$24,231		$—	$—	$9,768	$—	$—	$—		$33,999
CFO (7)	2008	$—		$—	$—	$—	$—	$—	$—		$—
	2007	$—		$—	$—	$—	$—	$—	$—		$—

Teresa Kelley	2009	$130,931		$—	$740	$—	$—	$—	$—		$131,671
former CFO (8)	2008	$25,962		$—	$—	$—	$—	$—	$—		$25,962
	2007	$—		$—	$—	$—	$—	$—	$—		$—

(1)	The amounts shown in this column indicate the grant date fair value of stock awards granted in the subject year computed in accordance with FASB ASC Topic 718 (formerly FAS 123R).

(2)	The amounts shown in this column indicate the grant date fair value of option awards granted in the subject year computed in accordance with FASB ASC Topic 718 (formerly FAS 123R).

(3)	The amount shown includes $4,231 that was earned during the 2009 fiscal year as a result of an extra pay period during the year.

(4)	The amount shown represents a $12,560 pay-out for sick leave, an $8,400 automobile allowance, and $45 in life insurance premiums paid for the named executive officer.

(5)	The amount shown represents compensation earned under the 401(k) Plan.

(6)
The amount shown represents the following: (a) $67 as the dollar amount recognized for life insurance premiums paid for the named executive officer, and (b) $5,851 as compensation earned under the 401(k) Plan.

(7)	Mr. Sansone was appointed as our Chief Financial Officer on November 5, 2009.

(8)	Ms. Kelley was our Chief Financial Officer from October 24, 2008 to her resignation on October 30, 2009.

Outstanding Equity Awards

	Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested (#)

Dean R. Marks	16,786	(1)	67,146	(1)	―	$4.675	1/9/19	―	―	―	―
Miguel de Anquin	16,786	(1)	67,146	(1)	―	$4.675	1/9/19	―	―	―	―
Frank J. Sansone	―		250,000	(2)	―	$2.90	11/5/19	―	―	―	―

(1)	20% of this named executive officer’s options vest(ed) on January 1, 2010, January 1, 2011, January 1, 2012, January 1, 2013, and January 1, 2014.

(2)	25% of this named executive officer’s options vest on November 5, 2010, November 5, 2011, November 5, 2012, and November 5, 2013.

Retirement Plans

Except as described below, we currently have no plans that provide for the payment of retirement benefits, or benefits that will be paid primarily following retirement, including but not limited to tax-qualified defined benefit plans, supplemental executive retirement plans, tax-qualified defined contribution plans and nonqualified defined contribution plans.

Premier Power California maintains a 401(k) plan that is tax-qualified for its employees, including its executive officers. Premier Power California does not offer employer matching with the 401(k) plan.  The 401(k) plan does, however, offer a discretionary employer contribution at year end.

Potential Payments upon Termination or Change-in-Control

Except as described below under “Employment Agreements,” we currently have no contract, agreement, plan or arrangement, whether written or unwritten, that provides for payments to a named executive officer at, following, or in connection with any termination, including without limitation resignation, severance, retirement or a constructive termination of a named executive officer, or a change in control of the registrant or a change in the named executive officer’s responsibilities, with respect to each named executive officer.

Employment Agreements

The following are summaries of our employment agreements with our current and former executive officers whose compensation is listed in the Summary Compensation Table above.

We adopted an employment agreement between Dean R. Marks and Premier Power California by entering into an Employment Agreement with Mr. Marks on May 17, 2010 for his services as President and Chief Executive Officer.  The term of the agreement ends on August 21, 2013.  Mr. Marks’ total annual salary is $180,000, and he is to receive additional compensation in the form of, and based on, the following: (i) 0.5% of our annual EBITDA in excess of $200,000 if the annual EBITDA margin is less than 5%, and (ii) 1.5% of our annual EBITDA in excess of $200,000 if the annual EBITDA margin is equal to or greater than 5%, both forms of additional compensation of which is due to Mr. Marks within 90 days of our fiscal year-end and which payments will be accelerated in a year in which a change of control of the Company occurs such that a portion of the payment due for that year is due upon the change of control calculated as of the first day of such year and through the date of the change of control.  Mr. Marks is entitled to a severance payment of $180,000 upon termination by the Company without cause if such termination occurs between December 31, 2008 and December 31, 2010, and a severance payment of $90,000 upon termination by the Company without cause if such termination occurs between December 31, 2010 and the expiration of the agreement.

We adopted an employment agreement between Miguel de Anquin and Premier Power California by entering into an Employment Agreement with Mr. de Anquin on May 17, 2010 for his services as Chief Operating Officer and Corporate Secretary.  The term of the agreement ends on August 21, 2013.  Mr. de Anquin’s total annual salary is $180,000, and he is to receive additional compensation in the form of, and based on, the following: (i) 0.5% of our annual EBITDA in excess of $200,000 if the annual EBITDA margin is less than 5%, and (ii) 1.5% of our annual EBITDA in excess of $200,000 if the annual EBITDA margin is equal to or greater than 5%, both forms of additional compensation of which is due to Mr. de Anquin within 90 days of our fiscal year-end and which payments will be accelerated in a year in which a change of control of the Company occurs such that a portion of the payment due for that year is due upon the change of control calculated as of the first day of such year and through the date of the change of control.  Mr. de Anquin is entitled to a severance payment of $180,000 upon termination by the Company without cause if such termination occurs between December 31, 2008 and December 31, 2010, and a severance payment of $90,000 upon termination by the Company without cause if such termination occurs between December 31, 2010 and the expiration of the agreement.

Similar to the bonus compensation payable to Messrs. Marks and de Anquin, the bonus payable by Premier Power California to Bjorn Persson, its Executive Vice President of European Operations, is based on the following (i) 0.5% of European operations’ EBITDA in excess of €200,000 if European operations’ annual EBITDA margin is less than 5%, and (ii) 1.5% of European operations’ annual EBITDA in excess of €200,000 if European operations’ annual EBITDA margin is greater than 5%.  Such bonus compensation will also be accelerated upon a change of control event.

We entered into an Employment Agreement with Frank J. Sansone on November 5, 2009 in connection with his services as Chief Financial Officer over a four-year term.  Mr. Sansone’s compensation consists of an annual base salary of $180,000.  He was granted options under our 2008 Equity Incentive Plan to purchase an aggregate 250,000 shares of our common stock, exercisable at $2.90 per share.  The stock options vest 25% per year for each year of employment from the date of grant. A sale of over 50% of our common stock to a third party will trigger accelerated vesting where the portion that would have vested at the next annual anniversary of the grant date will vest in full on the date of the triggering event. We agreed to indemnify Mr. Sansone against any claims arising from his services as Chief Financial Officer unless such claims are due to his gross negligence or misconduct. We may terminate the Employment Agreement without cause upon a sale of over 50% of our common stock to a third party.  In the event we terminate Mr. Sansone without cause, he is entitled to a severance payment equal to six months of his annual compensation.  Mr. Sansone agreed not to enter into any business with operations that compete directly with the Company for a period of three years after his employment agreement terminates.

We entered into an Employment Agreement with Teresa Kelley on October 24, 2008 for her services as Chief Financial Officer.  Ms. Kelley’s annual compensation was $150,000. Ms. Kelley resigned on October 31, 2009.

Director Compensation

The following table provides compensation information for our directors during the fiscal year ended December 31, 2009:

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)(1)		Option Awards ($)		Non-Equity Incentive Plan Compensation ($)		Non-Qualified Deferred Compensation Earnings ($)		All Other Compensation ($)		Total ($)

Dean R. Marks (2)	$	―	$	―	$	―	$	―	$	―	$	―	$	―

Miguel de Anquin (2)	$	―	$	―	$	―	$	―	$	―	$	―	$	―

Kevin Murray		$23,750		$58,333	$	―	$	―	$	―	$	―		$82,083

Robert Medearis		$32,000		$58,333	$	―	$	―	$	―	$	―		$90,333

Tommy Ross		$26,250		$41,438	$	―	$	―	$	―	$	―		$67,688

(1)	The amounts shown in this column indicate the grant date fair value of stock awards granted in the subject year computed in accordance with FASB ASC Topic 718 (formerly FAS 123R).

(2)	This individual does not receive compensation for his services as a director. His compensation as an executive officer is reflected in the Summary Compensation Table above.

We entered into directors’ agreements with Messrs. Murray, Medearis, and Ross.  Messrs. Murray and Medearis agreed to serve on the Board until October 15, 2011, and Mr. Ross agreed to serve on the Board until March 11, 2011, such terms being subject to re-election at our subsequent annual meeting of shareholders.  These directors are each required to attend at least two Board meetings via teleconference and at least two Board meetings in person per year, and each will be compensated in cash for his services to the Board with $2,500 per Board meeting attended in person or by telephone and $1,000 per month.  Meetings attended by telephone for which $2,500 cash compensation is due must be a meeting considered, at our sole discretion, to be of substantive significance and not incidental to each of these directors’ role on the Board.  Each of these directors received 16,500 shares of common stock after completion of their first year of service on the Board, and will each receive an additional 16,500 shares of common stock after the second year of service on the Board and 17,000 shares of common stock after the third year of service on the Board.

We are required to maintain a Directors’ Errors and Omissions insurance policy insuring the entire Board, including Messrs. Murray, Medearis, and Ross for a policy amount of no less than $5,000,000, and in the event the policy coverage is insufficient to cover losses occasioned by actions of the Board, we also agreed to indemnify and hold each of Messrs. Murray, Medearis, and Ross harmless from and against any loss, damages, costs, expenses, liabilities, and or causes of action that may arise as a result of any of his dutiful and responsible performance of each of his duties as a Board member.

SELECTED CONDENSED CONSOLIDATED FINANCIAL DATA

The summary consolidated financial data set forth below should be read in conjunction with “Management’s Discussion and Analysis of Consolidated Financial Condition and Results of Operations” and our consolidated financial statements and the related notes included elsewhere in this prospectus.  We derived the consolidated financial data as of March 31, 2010 and December 31, 2009 and 2008 and for the three months ended March 31, 2010 and 2009 and the years ended December 31, 2009 and 2008 from our audited and unaudited consolidated financial statements included in this prospectus.  The historical results are not necessarily indicative of the results to be expected for any future period.  All monetary amounts are expressed in U.S. dollars.

	Three Months Ended March 31,		Year Ended December 31,
	2010	2009	2009	2008
Statement of Operations Data (in thousands, except per share data):
Net sales	$3,399	$4,793	$30,750	$44,238
Cost of sales	(3,368)	(4,425)	(26,292)	(38,711)
Gross profit	31	368	4,458	5,527
Operating expenses:
Sales and marketing	742	655	2,910	2,224
Administrative expense	1,659	1,128	5,808	2,505
Total operating expenses	2,401	1,783	8,718	4,729
Operating (loss) income	(2,370)	(1,415)	(4,260)	798
Other income (expense):
Interest expense	(37)	(2)	(89)	(82)
Other income	-	-	23	-
Change in fair value of contingent consideration liability	1,254	-	4,301	-
Change in fair value of warrants	-	1,475	2,184	-
Interest income	1	18	44	37
Total other income (expense), net	1,218	1,491	6,463	(45)
Income (loss) before income taxes	(1,152)	76	2,203	753
Income tax benefit	346	645	1,452	40
Net income (loss)	(806)	721	3,655	793
Less: Net income attributable to noncontrolling interest	-	-	(85)	(224)
Net income (loss) attributable to Premier Power Renewable Energy, Inc.	$(806)	$721	$3,570	$569
Earnings (loss) Per Share attributable to Premier Power Renewable Energy, Inc.:
Basic	$(0.03)	$0.03	$0.14	$0.03
Diluted	$(0.03)	$0.02	$0.11	$0.02
Weighted Average Shares Outstanding
Basic	26,619	26,049	26,050	22,666
Diluted	26,619	30,529	31,273	23,750
	Three Months Ended March 31,		Year Ended December 31,
	2010	2009	2009	2008
Non-Cash Stock-Based Compensation Data (in thousands):
Cost of sales	$90	$47	$145	$-
General and administrative	131	68	361	-
Sales and Marketing	25	30	118	-
Total non-cash share-based compensation	$246	$145	$624	$-

		As of December 31,
	As of March 31, 2010	2009	2008
Balance Sheet Data (in thousands):
Cash and cash equivalents	$1,332	$3,792	$5,771
Total assets	$37,221	$43,180	$14,813
Working capital	$2,850	$5,297	$6,278
Line of credit and notes payable	$2,215	$2,240	$131
Billings in excess of costs	$559	$374	$1,206
Total shareholders’ equity	$10,537	$12,158	$7,873

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of the results of operations and financial condition of Premier Power Renewable Energy, Inc. for the three months ended March 31, 2009 and 2008 and the fiscal years ended December 31, 2009 and 2008 should be read in conjunction with the audited and unaudited consolidated financial statements, and the notes to those financial statements that are included elsewhere in this prospectus. References to “we,” “our,” or “us” in this section refers to the Company and its subsidiaries. Our discussion includes forward-looking statements based upon current expectations that involve risks and uncertainties, such as our plans, objectives, expectations and intentions. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including those set forth under the Risk Factors, Forward-Looking Statements and Business sections in this prospectus. We use words such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “could,” and similar expressions to identify forward-looking statements.

Overview

We are a developer, designer, and integrator of solar energy solutions. We develop, market, sell, and maintain solar energy systems for residential, agricultural, commercial, industrial customers in North America and Spain through Bright Future and Premier Power Spain, both of which are wholly owned subsidiaries of Premier Power California, which is our wholly owned subsidiary. We also distribute solar modules and develop and integrate ground mount and rooftop solar power systems in Italy through Premier Power Italy, the wholly owned subsidiary of Rupinvest, which is our wholly owned subsidiary. We use solar components from the solar industry’s leading suppliers and manufacturers such as GE, Sharp, Kyocera, Fronius, Watsun, and SunPower Corporation.  Our profitability is primarily dependent upon revenue from sales to commercial, governmental, residential, and equity fund customers.

On September 9, 2008, we acquired all of the outstanding shares of Premier Power California in exchange for the issuance by the Company of 24,218,750 restricted shares of our common stock to the stockholders of Premier Power California, which represented approximately 93.1% of the then issued and outstanding common stock of the Company (excluding the shares issued in a related financing). As a result of this share exchange, Premier Power California became our wholly owned subsidiary, and we acquired the business and operations of Premier Power California, Bright Future, and Premier Power Spain. See the “Business” section above for additional details regarding this 2008 share exchange.

Concurrently with the closing of the September 2008 share exchange, we raised $7 million in a private placement financing by issuing a total of 3.5 million units, with each unit consisting of one share of our Series A Convertible Preferred Stock, one-half of one Series A Warrant, and one-half of one Series B Warrant to investors at $2.00 per unit. See the “Business” section above for additional details regarding this financing.

On June 16, 2009, we raised $3 million in a private placement financing by issuing 2.8 million shares of our Series B Preferred Stock.  In connection with this financing, we also cancelled all issued and outstanding Series A Warrants and Series B Warrants that were held by the investor.  See the “Business” section above for additional details regarding this financing.

The proceeds from the September 2008 and June 2009 private placement financings were used for general working capital purposes, including funding the purchase of additional inventory and advertising and marketing expenses.

On July 31, 2009, we purchased 100% of the issued and outstanding equity ownership of Rupinvest from Esdras. The terms of the transaction are set forth in a Share Exchange Agreement entered into on June 3, 2009 between the Company, Rupinvest, and Esdras.  Prior to the closing, Rupinvest was a wholly owned subsidiary of Esdras.  We acquired Rupinvest from Esdras in exchange for (i) a cash payment by us to Esdras in the amount of €12,500 (approximately $18,292) and (ii) the potential transfer to Esdras of up to 3 million shares of our common stock, with the number of shares to be transferred, if any, to be calculated based on achieving certain sales and gross margin goals by Premier Power Italy, Rupinvest’s subsidiary, over a three-year period. Pursuant to the terms of the transaction, we also made a capital contribution in the amount of €1,125,000 (approximately $1,580,063) into Premier Power Italy.

Critical Accounting Policies and Estimates

Our management’s discussion and analysis of our financial condition and results of operations are based on our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements as well as the reported net sales and expenses during the reporting periods. On an ongoing basis, we evaluate our estimates and assumptions. We base our estimates on historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

While our significant accounting policies are more fully described in Note 2 to our consolidated financial statements, we believe that the following accounting policies are the most critical to aid the reader in fully understanding and evaluating this discussion and analysis:

Basis of Presentation – The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles accepted in the United States (“GAAP”), and include the accounts of Premier Power Renewable Energy, Inc. and its subsidiaries.  All intercompany accounts and transactions have been eliminated.

Inventories – Inventories, consisting of raw materials and finished goods, are recorded using the average cost method, and are carried at the lower of cost or market.

Stock-Based Compensation –   The Company accounts for stock-based compensation under the provisions of  Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 718 (Statement of Financial Accounting Standards No. 123 (revised 2004),“Share-Based Payment”), which requires the Company to measure the stock-based compensation costs of share-based compensation arrangements based on the grant date fair value and generally recognizes the costs in the financial statements over the employee’s requisite service period.  Stock-based compensation expense for all stock-based compensation awards granted was based on the grant date fair value estimated in accordance with the provisions of FASB ASC 718.

Goodwill and Other Intangible Assets – The Company does not amortize goodwill, but rather tests goodwill for impairment at least annually. We determine the fair value of our reporting units using a weighted market and income approach. Under the income approach, we calculate the fair value of a reporting unit based on the present value of estimated future cash flows. Under the market approach, we calculate the fair value of the reporting unit using selected comparable companies’ revenue multiples and applying an average of such companies’ multiples to the Company’s revenue. If the fair value of the reporting unit exceeds the carrying value of the net assets including goodwill assigned to that unit, goodwill is not impaired. If the carrying value of the reporting unit’s net assets including goodwill exceeds the fair value of the reporting unit, then we determine the implied fair value of the reporting unit’s goodwill. If the carrying value of a reporting unit’s goodwill exceeds its implied fair value, then an impairment of goodwill has occurred and we recognize an impairment of loss for the difference between the carrying amount and the implied fair value of goodwill as a component of operating income. We did not recognize any goodwill impairment charges for the three months ended March 31, 2010 and 2009 or the fiscal years ended December 31, 2009 and 2008. Intangible assets, consisting of a customer list, trademarks, and an employee contract, are amortized over their estimated useful lives ranging from 2-17 years.

Fair Value of Financial Instruments – The carrying value reported for cash equivalents, accounts receivable, prepaid expenses, other receivables, accounts payable, and accrued liabilities approximated their respective fair values at each balance sheet date due to the short-term maturity of these financial instruments. The fair value of the contingent consideration liability and our borrowings have been determined in accordance with the methodology as disclosed in the notes to our annual and interim consolidated financial statements

Revenue Recognition – Revenue on solar power projects installed by the Company for customers under installation contracts is recognized using the percentage of completion method of accounting. At the end of each period, the Company measures the cost incurred on each project and compares the result against its estimated total costs at completion. The percent of cost incurred determines the amount of revenue to be recognized. Payment terms are generally defined by the installation contract and as a result may not match the timing of the costs incurred by the Company and the related recognition of revenue. Such differences are recorded as either costs or estimated earnings in excess of billings on uncompleted contracts or billings in excess of costs and estimated earnings on uncompleted contracts. The Company determines a customer’s credit worthiness at the time an order is accepted. Sudden and unexpected changes in a customer’s financial condition could put recoverability at risk.

Contract costs include all direct material and labor costs attributable to a project as well as certain indirect costs related to contract performance, such as indirect labor, supplies, tools, repairs, and depreciation costs. Selling, general, and administrative costs are charged to expense, as incurred. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions, and estimated profitability, including those arising from contract penalty provisions and final contract settlements, may result in revisions to costs and income and are recognized in the period in which the revisions are determined. Profit incentives are included in revenues when their realization is reasonably assured.

The percentage of completion method requires the ability to estimate several factors, including the ability of the customer to meet its obligations under the contract, including the payment of amounts when due. If we determine that collectability is not assured at the onset of a contract, we will defer revenue recognition and use methods of accounting for the contract such as completed contract method until such time we determine that collectability is reasonably assured or through the completion of the project.

Revenue related to distribution sales is recognized when we have received either a purchase order or contract, deem delivery of product to have occurred, when the title and risk of ownership have passed to the buyer and we determine that collection is probable.  The Company considers the risk of ownership to have passed when payment and segregation has occurred.

Product Warranties – The Company warrants its projects for labor and materials associated with its installations.  The Company’s warranty is ten years in California and generally five to ten years elsewhere in the U.S., depending upon each state’s specific requirements. Premier Power Italy provides a ten year warranty covering the labor and materials associated with its installations. Premier Power Spain provides a one year warranty for all contracts signed after December 31, 2006. Since the Company does not have sufficient historical data to estimate its exposure, we have looked to our historical data and the historical data reported by a peer company solar system installer. Solar panels and inverters are warranted by the manufacturer for 25 years and 10 years, respectively.

Income Taxes – The Company accounts for income taxes under the liability method. Under this method, deferred tax assets and liabilities are determined based on differences between the financial reporting and tax reporting bases of assets and liabilities and are measured using enacted tax rates and laws that are expected to be in effect when the differences are expected to reverse. Realization of deferred tax assets is dependent upon the weight of available evidence, including expected future earnings. A valuation allowance is recognized if it is more likely than not that some portion or all of a deferred tax asset will not be realized.   Prior to September 2008, the Company was not subject to federal income tax.

Effective September 1, 2008, the Company adopted FASB ASC 740-10 (Financial Accounting Standards Interpretation FIN No. 48, “Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109” (FIN 48)). FASB ASC 740-10 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of uncertain tax positions taken or expected to be taken in a company’s income tax return and provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. As a result of the implementation of FASB ASC 740-10, the Company recognized no change in the liability for unrecognized tax benefits related to tax positions taken in prior periods and no corresponding change in retained earnings. As a result of the implementation of FASB ASC 740-10, the Company recognized no material adjustment in the liability for unrecognized income tax benefits as of the September 2008 adoption date and at December 31, 2009. Also, the Company had no amounts of unrecognized tax benefits that, if recognized, would affect its effective tax rate

Premier Power Italy is recognized under the laws of Italy and is subject to federal and provincial taxes.  Premier Power Spain is organized under the laws of Spain and is subject to federal and provincial taxes.

Contingent Consideration Liability – In connection with the acquisition of Rupinvest, contingent consideration liability of approximately $12 million was recorded at the time of the purchase. The contingent consideration liability relates to the contingent issuance of 3 million shares to the sellers of Rupinvest.   In accordance with FASB ASC 820 the Company estimates the fair value of the contingent consideration liability at each reporting period, with changes in the estimated fair value recorded in income.

The fair value measurement assumes that the contingent consideration liability is transferred to a market participant at the valuation date and that the nonperformance risk related to the contingent consideration liability remains constant. The Company estimates the fair value using the market price of its shares since it believes this represents the present value of its future stock returns, discounted at the Company’s required rate of return. The Company also estimates the number of shares to be issued based on a number of financial scenarios weighted based on their relative probability. The Company considers the effect of counterparty performance risk in its fair value estimate. The Company estimates the counterparty performance risk by comparing its borrowing rate to those of U.S. treasury notes and uses the underlying spread to discount the estimated fair value.

Results of Operations

Comparison of Three Months Ended March 31, 2010 and 2009

Our net sales for the three months ended March 31, 2010 were $3.4 million, a decrease of $1.4 million, or 29%, from the prior year period.  U.S. net sales were $1.0 million for the three months ended March 31, 2010, a decrease of $1.4 million, or 59% from the prior year period.  Our Italian operations provided $0.9 million of net sales for the three months ended March 31, 2010.  There were no Italian operations for the three months ended March 31, 2009.  Spain’s net sales were $1.5 million for the three months ended March 31, 2010, a decrease of $0.9 million, or 37% from the prior year period.

We had a net loss for the three months ended March 31, 2010 of $0.8 million, or $(0.03) per share, compared to net income of $0.7 million, or $0.03 per share, for three months ended March 31, 2009.  An adjustment to fair value of the contingent consideration liability of $1.3 million reduced the loss for the three months ended March 31, 2010.  Net income included $1.5 million for the change in fair value of warrants for the three months ended March 31, 2009.  Cost of sales decreased $1.0 million, or 24%, for the three months ended March 31, 2010, compared to the prior year period.  The decrease is primarily a result of lower sales.  Operating expenses increased by $0.6 million, or 35%, for the three months ended March 31, 2010, as compared to the prior year period, due primarily to the inclusion of the operating expenses of Premier Power Italy.

Sources of Revenue

	Three Months Ended March 31,
(Dollars in thousands)	2010	2009	Change %
Net sales
United States	$971	$2,396	(59)%
Italy	926	-	-%
Spain	1,502	2,397	(37)%
	$3,399	$4,793	(29)%

Our net sales include revenue recognized under installation contracts using the percentage of completion method of accounting.  Additionally, for the three months ended March 31, 2010, we derived sales from our distribution business of $0.8 million in Italy, which accounted for 76% of our total Italian revenue.  The decrease in net sales in the United States was largely the result of, the financial crisis resulting in tightened lending and access to cash from banks for our customers, which slowed business development dramatically in the last year and produced decreased levels of available project finance.  The addition of our Italian net sales is a result of the acquisition of our Italian subsidiary in the third quarter of 2009. The decrease in our Spanish market is largely the result of a more protracted sales process resulting from new permitting laws implemented during 2009 in Spain that have taken permit timing from as little as one month to more than 6 months.

Cost of sales

	Three Months Ended March 31,
(Dollars in thousands)	2010	2009	Change %
Cost of Sales
United States	$1,184	$2,466	(52)%
Italy	976	-
Spain	1,208	1,959	(38)%
	$3,368	$4,425	(24)%

Share-based compensation included above	$90	$47	91%

Gross Margin Percentage
United States	-21.9%	-2.9%
Italy	-5.4%	-%
Spain	19.6%	18.3%
	0.9%	7.7%

Cost of sales include all direct material and labor costs attributable to a project as well as certain indirect costs related to contract performance, such as indirect labor, supplies, tools, repairs, and depreciation costs.  Cost of sales for the U.S. decreased $1.3 million, or 52%, for the three months ended March 31, 2010, compared to the prior year period.  The decrease was primarily the result of cost reductions and lower sales.  U.S. gross margin decreased to negative 21.9% due to the insufficient volume of net sales to cover fixed operational costs and the increased competitive nature of the industry as a result of lower U.S. energy incentives.  The gross margin for our Italian operations was negative 5.4% as a result of limited construction contracts, and the quarter’s distribution sales were not sufficient to cover fixed operational costs.  Large scale solar projects have, in the past, contributed to our Italian gross margins, and none was recognized in the three months ended March 31, 2010.  Cost of sales for our Spanish operations decreased $0.8 million, or 38%, for the three months ended March 31, 2010 compared to the prior year.  The decrease was primarily the result of a decrease in net sales.  The gross margin for our Spanish operations increased slightly to 19.6% and remains competitive in the marketplace.

Operating Expenses

	Three Months Ended March 31,
(Dollars in thousands)	2010	2009	Change %
Sales and marketing expenses	$742	$655	13%
General and administrative expenses	$1,659	$1,128	47%
As a percent of net sales
Sales and marketing expenses	21.8%	13.7%
General and administrative expenses	48.8%	23.5%
Share-Based Compensation Included Above:
Sales and marketing expenses	$25	$30	(17)%
General and administrative expenses	$131	$68	93%

Sales and Marketing Expense

Sales and marketing expenses consist primarily of personnel costs and costs related our sales force and marketing staff.  They also include expenses relating to advertising, brand building, marketing promotions and trade show events, lead generation, and travel.  Commissions are due and payable when customer payment is received.  Sales and marketing expense for the three months ended March 31, 2010 increased $0.1 million, or 13% compared to the prior period, due to the addition of our Italian operations and an expense of $0.2 million for an investor relations campaign.

General and Administrative Expenses

General and administrative expenses consist of personnel and related costs for accounting, legal, information systems, human resources, and other administrative functions.  They also include professional service fees, bad debt expense, and other corporate expenses and related overhead.  General and administrative expenses increased by $0.5 million, or 47%, for the three months ended March 31, 2010 compared to the prior period.  The increase was attributable to the addition of our Italian operations and an increase in auditing and legal professional service fees of $0.2 million.

Operating Loss

As a result of the above factors, operating loss was $2.4 million for the three months ended March 31, 2010 compared to $1.4 for the three months ended March 31, 2009.  The combined effect of decreased sales revenue in a challenging economic environment and the addition of our Italian operations resulted in a higher operating loss in 2010 as compared to 2009.

Other Income and Expenses

Other income and expense consists of change in fair value of financial instruments, interest income, interest expense, and other income (expense).  Change in fair value of financial instruments consists of gain on the fair value and cancellation of warrant liability in 2009 and changes in the fair value of the contingent consideration liability in 2010.

Income Taxes

Our effective tax rate was 30.5% and 47.2% for the three months ended March 31, 2010, and 2009, respectively.  The effective tax rate in the three months ended March 31, 2010 differed from the federal statutory rate of 34% primarily due to the recognition of net operating losses.

Comparison of Fiscal Years Ended December 31, 2009 and 2008

Our total net sales for the year ended December 31, 2009 were $30.7 million, a decrease of $13.5 million, or 30%, from the year ended December 31, 2008.  U.S. net sales were $14.0 million for the year ended December 31, 2009, a decrease of $17.1 million, or 55%, from the prior year.  Our Italian operations provided $10.8 million of net sales in its first 5 months of operations.  Spain’s net sales were $5.9 million for the year ended December 31, 2009, a decrease of $7.2 million, or 55%, from the prior year.  The decrease in our net sales was primarily due to the overall economic environment, the resulting decrease in and/or postponements of capital spending by our customers, and the reduction in the pricing and cost of solar systems requiring more installations sales to match the prior year’s net sales.

Our net income for the year ended December 31, 2009, was $3.7 million, or $0.14 per share, compared to net income of $0.8 million, or $0.03 per share, for year ended December 31, 2008.  Net income included $2.2 million associated with the cancellation of all of our issued and outstanding Series A Warrants and Series B Warrants and $4.3 million associated with the adjustment to fair value of the contingent consideration liability. Cost of sales decreased by $12.4 million, or 32%, in the year ended December 31, 2009, compared to the prior fiscal year.  The decrease was primarily the result of cost reductions and lower sales.  Operating expenses increased by $4.0 million, or 84%, for the year ended December 31, 2009 as compared to the year ended December 31, 2008, due primarily to the acquisition of Premier Power Italy, the costs associated with our first full fiscal year of being a public company following the reverse merger in 2008, and stock-based compensation.

Sources of Revenue

	Year Ended December 31,
(Dollars in thousands)	2009	2008	Change %
Net sales:
United States	$13,987	$31,074	(55)%
Italy	10,844	―	―
Spain	5,919	13,164	(55)%
Total net sales	$30,750	$44,238	(30)%

In 2009, in addition to net sales under installation contracts, we derived minimal sales in the amount of $101,000 from our distribution business in the U.S. and $4.8 million in sales from our distribution business in Italy, which accounted for 45% of our total Italian revenue.  We did not start our distribution business in Spain until 2010.  The decrease in net sales in the United States is largely the result of three items: the financial crisis resulting in tightened lending and access to cash from banks, which slowed business development dramatically in the first half of the year, the lack of available project finance as a result of the Company’s focus on larger projects, and the fact that we had one large commercial deal in the U.S. in 2008.  The growth in Italian net sales is a result of the acquisition of our Italian subsidiary in the third quarter of 2009.  The decrease in our Spanish market is largely the result of more protracted sales process resulting from new permitting laws in Spain that have taken permit timing from as little as one month to more than 6 months.

Cost of sales

(Dollars in thousands)	2009	2008		Change %
Cost of Sales
United States	$12,383		$27,229	(55)%
Italy	8,858		―	―
Spain	5,051		11,482	(56)%
Total cost of sales	$26,292		$38,711	(32)%

Stock-based compensation included above	$145	$	―	―

Gross Margin Percentage
United States	11.5%		12.4%	―
Italy	18.3%		―	―
Spain	14.7%		12.8%	―
Total	14.5%		12.5%	―

Cost of sales for the U.S. decreased $14.8 million, or 55%, for the year ended December 31, 2009 compared to the year ended December 31, 2008.  The decrease was primarily the result of cost reductions and lower sales.  U.S. gross margin decreased to 11.5% due to the increased competitive nature of the industry and the scope and size of projects as smaller projects typically have lower gross margins.  Cost of sales for our Spanish operations decreased $6.4 million, or 56%, for the year ended December 31, 2009 compared to the year ended December 31, 2008.  The decrease was primarily the result of a decrease in net sales.  The gross margin for our Spanish operations increased slightly to 14.7% and remains competitive in the marketplace.  The gross margin for our Italian operations was 18.3% and is a combination of our higher margin solar projects and our lower margin distribution margins.

Operating Expenses

	Year Ended December 31,
(Dollars in thousands)	2009	2008	Change %
Sales and marketing expenses	$2,910	$2,224	(31)%
General and administrative expenses	$5,808	$2,505	(132)%
As a percent of net sales
Sales and marketing expenses	9.5%	5.0%	―
General and administrative expenses	18.9%	5.7%	―

Stock-Based Compensation Included Above:
Sales and marketing expenses	$118	―
General and administrative expenses	$361	―

Sales and Marketing Expenses

Selling and marketing expense were higher in 2009 as a result of strong 2008 fourth quarter revenues. Sales and marketing expense for the year ended December 31, 2009 increased by $.7 million, or 31%, compared to the year ended December 31, 2008, which is due to the addition of our newly acquired Italian operations, stock-based compensation, and the variability in sales commission expense associated with the increase or decrease in product revenue.

General and Administrative Expenses

General and administrative expenses increased by $3.3 million, or 132%, for the year ended December 31, 2009 compared to the year ended December 31, 2008.  The increase was attributable to higher professional service fees incurred for the purchase of our Italian operations, higher auditing and legal fees associated with being a public company for the first full fiscal year following the reverse merger in 2008, first time Italian operating expenses, and stock-based compensation.

Operating Loss/Income

As a result of the above factors, operating loss was $4.3 million during 2009 compared to operating income of $0.8 million during 2008.  The combined effect of decreased sales revenue in a challenging economic environment and the increase in costs from our acquisition of Rupinvest and Premier Power Italy, along with additional legal and accounting fees required of a public company, resulted in an operating loss in 2009 as compared to 2008.

Other Income and Expenses

Other income and expense consists of change in fair value of financial instruments, interest income, interest expense, and other income (expense).  Change in fair value of financial instruments consists of gain on the fair value and cancellation of warrant liability and changes in the fair value of contingent consideration liability.  Other income consists of gain on sale of a special purpose entity in Italy.  For the year ended December 31, 2009, interest expense increased by $7 thousand, or 9%, compared to the year ended December 31, 2008, due to increased borrowing in Spain.

Income Taxes

The effective tax rate in the years ended December 31, 2009 and 2008 was (65.9)% and 4.5%, respectively.  The effective tax rate in the year ended December 31, 2009 differed from the federal statutory rate of 34% primarily due to the recognition of net operating losses.

Liquidity

Cash Flows

For the Three Months Ended March 31, 2010 and 2009

	Three Months Ended March 31,
	2010	2009
	(in thousands)
Net cash used in operating activities	$(2,338)	$(2,602)
Net cash used in investing activities	$(18)	$(35)
Net cash used in financing activities	$(33)	$(125)
Decrease in cash and cash equivalents	$(2,460)	$(2,871)

The Company generates cash from operations primarily from cash collections related to its installation sales.  Net cash flow used in operating activities was $2.3 million for the three months ended March 31, 2010, compared with net cash used in operating activities of $2.6 million for the three months ended March 31, 2009.  Our largest source of operating cash flows is cash collections from our customers following installation.  Our primary uses of cash from operating activities are payments to our vendors.  As of March 31, 2010, we had significant projects pending billing upon completion in our Italian business segment.  Upon billing and receipt, we anticipate an increase in cash and cash equivalents.

The change in cash flows from investing activities was minimal for the three months ended March 31, 2010 and 2009 with minimal capital asset purchases.

The change in cash flows from financing activities primarily relate to borrowings and payment under debt facilities as well as costs related to share registration.

For the Fiscal Year Ended December 31, 2009

Net cash flow used in operating activities was $6.2 million in the year ended December 31, 2009, compared with net cash used by operations of $0.1 million for the year ended December 31, 2008.  The decrease in net cash flow from operating activities was primarily a result of the increase in costs and estimated earnings in excess of billings on uncompleted contracts of $13.6 million for the solar projects in Italy, operating loss of $4.3 million, increase in accounts receivable of $2.6 million, and decrease in billings in excess costs of $0.8 million, offset by an increase of accounts payable and accrued liabilities of $15 million.

Net cash flow used in investing activities was $0.3 million and $0.2 million for the years ended December 31, 2009 and 2008, respectively.  The decrease in net cash flow from investing activities was due to the assets purchased in our Italian acquisition.

Net cash flow provided by financing activities was $4.5 million and $4.8 million for the years ended December 31, 2009 and 2008, respectively.  The decrease in net cash flow from financing activities was primarily due to less proceeds from the issuance of preferred stock of $2.5 million as compared to 2008 offset by proceeds from increased borrowings of $2.4 million in 2009.  We used cash in financing activities to pay down debt of $0.3 million and pay for costs related to share registration of $.6 million.

Material Impact of Known Events on Liquidity

Our expanding large-scale solar power project development business in Italy is expected to have increasing liquidity requirements in the future. Solar power project development cycles can take several months to develop. In certain of our markets, primarily Italy, it is not uncommon to receive payment at the end of a project. This may require us to make an advancement of costs prior to cash receipts. To date, we have financed these up-front construction costs using working capital and cash on hand.

The disruption in the credit markets has had a significant adverse impact on a number of financial institutions.  As of March 31, 2010, however, our liquidity and capital investments have not been materially adversely impacted, and we believe that they will not be materially adversely impacted in the near future.  We will continue to closely monitor our liquidity and the credit markets.  Nonetheless, we cannot predict with any certainty the impact to us of any further disruption in the credit environment.

There are no other known events that are expected to have a material impact on our short-term or long-term liquidity.

Capital Resources

As of March 31, 2010, we had $1.3 million of cash and cash equivalents.  We also have extended payment terms on certain of our accounts payable from large solar projects that we believe will provide additional working capital.  We have financed our operations primarily through debt and equity financings.  We have in place a $7.0 million credit line with Umpqua Bank that is currently available for working capital and capital expenditures, which expires on July 13, 2011. We are currently negotiating to renew a €100,000 credit line for Premier Power Spain, which expired on May 21, 2010. The amount available for borrowing under the Umpqua Bank line is limited by certain financial calculations.  Please see the discussion below under “Lines of Credit.” At March 31, 2010, $0.2 million was available under the Umpqua line, and $0.02 million was available under Premier Power Spain’s line of credit.

We also have backlog in the amount of approximately $51 million, as of June 17, 2010, consisting of non-cancellable signed contracts for projects for approximately 25 MW that the Company expects to complete within the next 12 months, including projects for 2 MW representing revenues of approximately $9.6 million in the Italian business segment, projects for 1 MW representing revenues of approximately $3.7 million in the U.S. business segment, and projects for 22 MW representing revenues of approximately $36.0 million in the Spanish business segment, of which 8.7 MW and approximately $14.9 million in revenues are for projects in the Czech Republic. In addition to our cash and cash equivalents and accounts receivable, we expect to invoice approximately $14 million against our costs and estimated earnings in excess of billings on uncompleted contracts in the next 90 days. Thus, we believe that our current cash and cash equivalents, cash flow from operations, and our lines of credit with banks will be sufficient to meet our anticipated cash needs, including our cash needs for working capital and capital expenditures for at least the next 12 months.

We may seek to raise additional cash to fund future project investments or acquisitions we may decide to pursue. To the extent it becomes necessary to raise additional cash in the future, we may seek to raise it through the sale of debt or equity securities, funding from joint-venture or strategic partners, debt financing or loans, issuance of common stock, or a combination of the foregoing. We cannot provide any assurances that we will be able to secure the additional cash or working capital we may require to continue our operations.

Contractual Obligations and Off-Balance Sheet Arrangements

Line of Credit

On July 13, 2009, we entered into a loan agreement with Umpqua Bank, an Oregon corporation, for a line of credit of up to $12 million, maturing on July 13, 2011.  The loan agreement provides for an initial line of credit of $7 million, provided, however, that we may request no more than twice prior to the maturity date that the line of credit be increased to an amount not to exceed $12.0 million in the event that we acquire another subsidiary and require additional working capital for such subsidiary.  The line of credit is secured by our assets and by the assets of Premier Power California and Bright Future.  The line of credit bears interest at the prime rate, provided, however, that the interest rate will not be less than five percent (5%) per annum.  At March 31, 2010, the interest rate was 5% per annum.  As of March 31, 2010, there was $1.4 million outstanding under the agreement with Umpqua Bank.  Additionally, certain financial ratios under the agreement with Umpqua Bank restrict the amount that we can borrow.

The loan agreement with Umpqua Bank contains the following financial condition covenants: (i) minimum debt service charge ratio of 1:20 to 1:00, (ii) minimum current ratio of 1:20 to 1:00, (iii) maximum debt-to-tangible net worth ratio of 3:00 to 1:00, and (iv) minimum tangible net worth of $6.0 million. Under the loan agreement, we are also subject to customary non-financial covenants, including limitations on secured indebtedness and limitations on dividends and other restricted payments. As of December 31, 2009, we were out of compliance with the minimum tangible net worth requirement as our minimum tangible net worth was negative $1.07 million and the maximum debt-to-tangible net worth ratio was negative 29 to 1:00. These ratios did not take into account our contingent consideration liability as described in Note 12 of our footnotes to the annual financial statements included in this prospectus. Taking into account the removal of our contingent consideration liability from the calculation, the ratios, as of December 31, 2009, would have been $6.7 million for the minimum tangible net worth requirement and 3.50 to 1:00 for the maximum debt-to-tangible worth ratio. We would have continued to be out of compliance with the maximum debt-to-tangible worth ratio.

As of March 31, 2010, we were out of compliance with these ratios as our minimum tangible net worth was negative $1.9 million and our maximum debt-to-tangible net worth ratio was negative 13:9 to 1:00.  In addition, as of March 31, 2010, we were out of compliance with the minimum current ratio as the ratio was 1:14 to 1:00.  The minimum current ratio is not impacted by our contingent consideration liability.  Giving effect to the removal of the contingent consideration liability, the minimum tangible net worth and the maximum debt-to-tangible net worth ratios were, at March 31, 2010, $4.6 million for the minimum tangible net worth and 4:40 to 1:00 for the maximum debt-to-tangible worth ratio, resulting in the Company remaining out of compliance.

The bank is aware of the non-compliance and has not waived the non-compliance. The bank has verbally indicated that it does not intend to issue a notice of default, nor institute default rates, nor cut funding under the line. We are in discussions with the bank to redefine the financial covenants; in the event, however, that the bank does subject the Company to default provisions, our interest rate would increase to 5% above the then-current rate and our ability to borrow would be limited. Additionally, the bank has the right to request repayment of all outstanding obligations. We believe, however, that our cash and cash equivalent balances in the amount of approximately $1.3 million at March 31, 2010 and the anticipated increase from operating cash flows resulting from increased collections from accounts receivable, extended payment terms on certain of our accounts payable, our backlog, and our expected realization of our costs and estimated earnings in excess of billings on uncompleted contracts, as of March 31, 2010, are sufficient to meet working capital needs should the bank issue a notice of default and demand repayment of all obligations or cut off funding under the line. We do not expect any of these events to occur, though, and believe we have the ability to comply with these covenants once the financial covenants are redefined. Without the redefinition of terms, we are unable to comply with the ratios with which we are out of compliance.

Contractual Obligations

We have certain fixed contractual obligations and commitments that include future estimated payments. Changes in our business needs, cancellation provisions, changing interest rates, and other factors may result in actual payments differing from the estimates. We cannot provide certainty regarding the timing and amounts of payments. We have presented below a summary of the most significant assumptions used in our determination of amounts presented in the tables in order to assist in the review of this information within the context of our consolidated financial position, results of operations, and cash flows.

The following table summarizes our contractual obligations as of March 31, 2010, and the effect these obligations are expected to have on our liquidity and cash flows in future periods.

	Payments Due by Period
		Less than 1
	Total	year	1-3 Years	3-5 Years
	(in thousands)
Contractual Obligations:
Bank Indebtedness	$2,334	$1,794	$537	$3
Operating Leases	315	73	194	48
	$2,649	$1,867	$731	$51

Off-Balance Sheet Arrangements

We have not entered into any other financial guarantees or other commitments to guarantee the payment obligations of any third parties. We have not entered into any derivative contracts that are indexed to our shares and classified as stockholders’ equity or that are not reflected in our financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity, or market risk support to such entity. We do not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk, or credit support to us or engages in leasing, hedging, or research and development services with us.

Recently Issued Accounting Pronouncements

In January 2010, the FASB issued Accounting Standards Update No. 2010-06, Improving Disclosures about Fair Value Measurements (Topic 820) — Fair Value Measurements and Disclosures (ASU 2010-06) to add additional disclosures about the different classes of assets and liabilities measured at fair value, the valuation techniques and inputs used, the activity in Level 3 fair value measurements, and the transfers between Levels 1, 2, and 3. Levels 1, 2 and 3 of fair value measurements are defined in Note 17 of our annual consolidated financial statements. We are currently evaluating the impact of its pending adoption on our consolidated financial statements.

In February 2010, the FASB issued an update to Subsequent Events (ASC 855), which amends the previous definition of an SEC filer and removed the requirement that an SEC filer disclose the date through which subsequent events have been evaluated in both issued and revised financial statements.  Subsequent Events defines the period after the balance sheet date that entities should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements and establishes the circumstances under which entities should recognize and the disclosures that should be made about events or transactions that occur after the balance sheet date. Effective for interim and annual periods ending after June 15, 2009, the Company has adopted this guidance with no material impact to our consolidated financial statements.

In April 2010, the FASB issued an update to Compensation-Stock Compensation (ASC 718), which clarifies that an employee share-based payment award with an exercise price denominated in the currency of a market in which a substantial portion of the entity’s equity shares trades should not be considered to contain a condition that is not a market, performance or service condition. Therefore, an entity would not classify such an award as a liability if the award otherwise qualifies as equity.  The standard is effective for interim and annual periods ending after December 15, 2010 and should be applied prospectively.  The adoption of this standard is not expected to have a material impact to our consolidated financial statements.

In June 2009, the FASB issued FASB ASC 810 (SFAS No. 167, “Amendments to FASB Interpretation No. 46(R)”). FASB ASC 810 applies to FASB ASC 105 entities and is effective for annual financial periods beginning after November 15, 2009 and for interim periods within those years. Earlier application is prohibited. A calendar year-end company must adopt this statement as of January 1, 2010.  The Company has adopted this guidance with no material impact to our consolidated financial statements.

In June 2009, the FASB issued FASB ASC 860 (SFAS No. 166, “Accounting for Transfers of Financial Assets-an amendment of FASB Statement No. 140”). FASB ASC 860 applies to all entities and is effective for annual financial periods beginning after November 15, 2009 and for interim periods within those years. Earlier application is prohibited. A calendar year-end company must adopt this statement as of January 1, 2010. This statement retains many of the criteria of FASB ASC 860 (FASB 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities”) to determine whether a transfer of financial assets qualifies for sale accounting, but there are some significant changes as discussed in the statement. Its disclosure and measurement requirements apply to all transfers of financial assets occurring on or after the effective date. Its disclosure requirements, however, apply to transfers that occurred both before and after the effective date. In addition, because FASB ASC 860 eliminates the consolidation exemption for Qualifying Special Purpose Entities, a company will have to analyze all existing QSPEs to determine whether they must be consolidated under FASB ASC 810. The Company has adopted this guidance with no material impact to our consolidated financial statements.

In August 2009, the FASB issued ASU 2009-05, “Measuring Liabilities at Fair Value.”  ASU 2009-05 applies to all entities that measure liabilities at fair value within the scope of FASB ASC 820, “Fair Value Measurements and Disclosures.”  ASU 2009-05 is effective for the first reporting period (including interim periods) beginning after issuance, October 1, 2009 for the Company. The Company has adopted this guidance with no material impact to our consolidated financial statements.

In August 2009, an update was made to Fair Value Measurements and Disclosures –Measuring Liabilities at Fair Value.”  This update permits entities to measure the fair value of liabilities, in circumstances in which a quoted price in an active market for an identical liability is not available, using a valuation technique that uses a quoted price of an identical liability when traded as an asset, quoted prices for similar liabilities or similar liabilities when traded as assets or the income or market approach that is consistent with the principles of Fair Value Measurements and Disclosures.  Effective upon issuance, the Company has adopted this guidance with no material impact to our consolidated financial statements.

In October 2009, the FASB ratified FASB ASC 605-25 (the EITF’s final consensus on Issue 00-21, “Revenue Arrangements with Multiple Deliverables”). FASB ASC 605-25 is effective for fiscal years beginning on or after June 15, 2010. Earlier adoption is permitted on a prospective or retrospective basis. The Company is currently evaluating the impact of this pronouncement on its consolidated financial statements.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Set forth below are our related party transactions since January 1, 2009:

On June 16, 2009, we entered into a Securities Purchase Agreement with Vision under which we sold to Vision 2,800,000 shares of our Series B Convertible Preferred Stock (bearing no liquidation preference, no coupon payments, and no redemption rights) in exchange for the cancellation of 3,500,000 warrants, held by Vision, and $3,000,000 in cash.  The cancellation of warrants resulted in the elimination of all our issued and outstanding warrants.  The cancellation of the 3,500,000 warrants included (i) the cancellation by us of 4-year Series A Warrants issued to Vision on September 9, 2008 exercisable for an aggregate 1,750,000 shares of our common stock at $2.50 per share, and (ii) the cancellation by us of 4-year Series B Warrants issued to Vision on September 9, 2008 exercisable for an aggregate 1,750,000 shares of our common stock at $3.00 per share.  We recorded $1,435,000 as a gain on share settled debt from this cancellation

In connection with this transaction, Vision, a holder of our Series A Preferred Stock, agreed in writing that no adjustment will be made to the conversion price of its Series A Preferred Stock shares as would have been required pursuant to the anti-dilution terms of the Series A Preferred Stock.

Additionally, certain stockholders have guaranteed certain obligations under the Company’s outstanding borrowings and operating leases.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

On January 3, 2008, our shares of common stock commenced trading on the Over-The-Counter Bulletin Board (the “OTCBB”) under the symbol “HARY.”  On September 8, 2008, in connection with our name change that went effective September 5, 2008, our symbol changed to “PPRW.”

The following table sets forth the high and low bid information for our common stock for each quarter within our last two fiscal years and interim periods, as reported by the OTCBB.  The bid prices reflect inter-dealer quotations, do not include retail markups, markdowns, or commissions, and do not necessarily reflect actual transactions.

Quarter Ended	High Bid		Low Bid

June 30, 2010		$2.35		$1.30
March 31, 2010		$2.88		$2.00

December 31, 2009		$3.60		$1.60
September 30, 2009		$4.20		$2.10
June 30, 2009		$4.37		$3.50
March 31, 2009		$4.50		$2.00

December 31, 2008		$5.05		$2.25
September 30, 2008*		$5.90		$4.05
June 30, 2008	$	*	$	*
March 31, 2008	$	*	$	*

* Our common stock had no active trading market until September 12, 2008.

The last reported sales price for shares of our common stock was $1.55 per share on the OTCBB on July 7, 2010.

Holders

As of July 7, 2010, we had approximately 53 stockholders of record of our common stock based upon the stockholder list provided by our transfer agent.

DIVIDEND POLICY

We have never paid cash dividends on our common stock.  We intend to keep future earnings, if any, to finance the expansion of our business, and we do not anticipate that any cash dividends will be paid in the foreseeable future.  Our future payment of dividends will depend on our earnings, capital requirements, expansion plans, financial condition and other relevant factors that our board of directors may deem relevant.  Our retained earnings deficit currently limits our ability to pay dividends.

DESCRIPTION OF SECURITIES

The following information describes our capital stock and provisions of our certificate of incorporation and our bylaws, all as in currently effect.  This description is only a summary.  The reader should also refer to our certificate of incorporation and bylaws that are filed with the SEC as exhibits.

General

Our authorized capital stock consists of 500,000,000 shares of common stock, par value $0.0001 per share, and 20,000,000 shares of preferred stock, par value $0.0001 per share, of which 5,000,000 is designated as Series A Convertible Preferred Stock and 2,800,000 is designated as Series B Convertible Preferred Stock.

Common Stock

Holders of our common stock are entitled to one vote per share on all matters submitted to a vote of the stockholders, including the election of directors.  Generally, all matters to be voted on by stockholders must be approved by a majority of the votes entitled to be cast by all shares of our common stock that are present in person or represented by proxy.  Holders of our common stock representing fifty percent (50%) of our capital stock issued, outstanding, and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders.  A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our certificate of incorporation.  Our certificate of incorporation does not provide for cumulative voting in the election of directors.

The holders of shares of our common stock will be entitled to such cash dividends as may be declared from time to time by our board of directors from funds available therefor.

Upon liquidation, dissolution, or winding up, the holders of shares of our common stock will be entitled to receive pro rata all assets available for distribution to such holders after distribution of assets to the holders of Series A Preferred.

In the event of any merger or consolidation with or into another company in connection with which shares of our common stock are converted into or exchangeable for shares of stock, other securities, or property (including cash), all holders of our common stock will be entitled to receive the same kind and amount of shares of stock and other securities and property (including cash).

Holders of our common stock have no pre-emptive rights and no conversion rights, and there are no redemption provisions applicable to our common stock.

Series A Convertible Preferred Stock

The following is a summary of the material terms of the Certificate of Designation of Preferences, Rights and Limitations (the “Series A Certificate”) of the Series A Convertible Preferred Stock and is qualified in its entirety by reference to the Series A Certificate, which is attached as Exhibit 3.5 to our Current Report on Form 8-K filed September 11, 2008.

Voting Rights

Except as otherwise provided in the Series A Certificate or by law, each holder of shares of Series A Preferred shall have no voting rights.  As long as any shares of Series A Preferred are outstanding, however, the Company shall not, without the affirmative vote of the holders of a majority of the then outstanding shares of the Series A Preferred, (a) alter or change adversely the powers, preferences, or rights given to the Series A Preferred or alter or amend the Series A Certificate, (b) authorize or create any class of stock ranking as to dividends, redemption or distribution of assets upon a liquidation senior to or otherwise pari passu with the Series A Preferred, (c) amend its certificate of incorporation or other charter documents in any manner that adver1ely affects any rights of the holders of Series A Preferred, (d) increase the number of authorized shares of Series A Preferred, or (e) enter into any agreement with respect to any of the foregoing.

Conversion Rights

Conversion at the Holder’s Option

Each share of Series A Preferred is convertible at any time and from time to time after the issue date at the holder’s option into shares of the Company’s common stock (subject to beneficial ownership limitations as set forth in Section 6(c) of the Series A Certificate) determined by dividing the Stated Value of such share of Series A Preferred by the Conversion Price (each as defined below).

Stated Value.  Each share of Series A Preferred shall have a stated value equal to $2.00.

Conversion Price.  The conversion price for the Series A Preferred shall equal $2.00, subject to adjustment as provided in the Series A Certificate.

Automatic Conversion

Upon a Qualified Public Offering (as defined below) all outstanding shares of Series A Preferred plus all accrued but unpaid dividends shall automatically be converted into shares of the Company’s common stock at the Conversion Price, subject to Section 6(c) of the Series A Certificate.

“Qualified Public Offering” means (i) a firm-commitment underwritten public offering for gross proceeds of not less than $25,000,000 and a public offering price of not less than $4.00 (subject to adjustment for reverse and forward stock splits, stock dividends, stock combinations and other similar transactions of the common stock that occur after the Original Issue Date, as defined below) or (ii) a listing on any level of the Nasdaq Stock Market.

“Original Issue Date” means the date of the first issuance of any shares of the Series A Preferred regardless of the number of transfers of any particular shares of Series A Preferred and regardless of the number of certificates which may be issued to evidence such Series A Preferred.

Beneficial Ownership Limitation

Holders of our Series A Preferred are restricted from converting their shares of Series A Preferred to Common Stock if the number of shares of Common Stock to be issued pursuant to such conversion would cause the number of shares of Common Stock beneficially owned by such holder, together with its affiliates, at such time to exceed 9.99% of the then issued and outstanding shares of Common Stock; provided, however, that such holder may waive this limitation upon 61 days’ notice to the Company.  As of July 7, 2010, however, the Company has not received any such notice.

Redemption Rights

Upon the occurrence of a Triggering Event, each Holder shall (in addition to all other rights it may have hereunder or under applicable law) have the right, exercisable at the sole option of such Holder, to require the Corporation to, (A) with respect to the Triggering Events set forth in Sections 9(a)(iii), (v), (vi), (vii), (viii), (ix), (as to Changes of Control approved by the Board of Directors of the Corporation) and (x) (as to voluntary filings only), redeem all of the Preferred Stock then held by such Holder for a redemption price, in cash, equal to the Triggering Redemption Amount or (B) at the option of each Holder and with respect to the Triggering Events set forth in Sections 9(a)(i), (ii), (iv), (ix) (as to Changes of Control not approved by the Board of Directors of the Corporation), (x) (as to involuntary filings only), (xi) and (xii), either (a) redeem all of the Preferred Stock then held by such Holder for a redemption price, in shares of Common Stock, equal to a number of shares of Common Stock equal to the Triggering Redemption Amount divided by 75% of the average of the 10 VWAPs immediately prior to the date of election hereunder or (b) increase the dividend rate on all of the outstanding Preferred Stock held by such Holder to 18% per annum thereafter.  The Triggering Redemption Amount, in cash or in shares, shall be due and payable or issuable, as the case may be, within five (5) Trading Days of the date on which the notice for the payment therefor is provided by a Holder (the “Triggering Redemption Payment Date”).  If the Corporation fails to pay in full the Triggering Redemption Amount hereunder on the date such amount is due in accordance with this Section, the Corporation will pay interest thereon at a rate equal to the lesser of eighteen percent (18%) per annum or the maximum rate permitted by applicable law, accruing daily from such date until the Triggering Redemption Amount, plus all such interest thereon, is paid in full.  For purposes of this Section, a share of Preferred Stock is outstanding until such date as the applicable Holder shall have received Conversion Shares upon a conversion (or attempted conversion) thereof that meets the requirements hereof or has been paid the Triggering Redemption Amount in cash.

“Triggering Event” means any one or more of the following events (whatever the reason and whether it shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):

i. the failure of the initial Conversion Shares Registration Statement to be declared effective by the Commission on or prior to the 270th calendar day after the Original Issue Date;

ii. if, during the Effectiveness Period, the effectiveness of the Conversion Shares Registration Statement lapses for more than an aggregate of sixty (60) calendar days (which need not be consecutive calendar days) during any twelve (12) month period, or the Holders shall not otherwise be permitted to resell Registrable Securities under the Conversion Shares Registration Statement for more than an aggregate of sixty (60) calendar days (which need not be consecutive calendar days) during any twelve (12) month period;

iii. the Corporation shall fail to deliver certificates representing Conversion Shares issuable upon a conversion hereunder that comply with the provisions hereof prior to the fifth Trading Day after such shares are required to be delivered hereunder, or the Corporation shall provide written notice to any Holder, including by way of public announcement, at any time, of its intention not to comply with requests for conversion of any shares of Preferred Stock in accordance with the terms hereof;

iv. one of the Events (as defined in the Registration Rights Agreement) described in subsections (i), (ii) or (iii) of Section 2(b) of the Registration Rights Agreement shall not have been cured to the satisfaction of the Holders prior to the expiration of thirty (30) calendar days from the Event Date (as defined in the Registration Rights Agreement) relating thereto (other than an Event resulting from a failure of a Conversion Shares Registration Statement to be declared effective by the Commission on or prior to the 270th calendar day after the Original Issue Date, which shall be covered by Section 9(a)(i));

v. the Corporation shall fail for any reason to pay in full the amount of cash due pursuant to a Buy-In within five Trading days after notice therefor is delivered hereunder or shall fail to pay all amounts owed on account of any event of untimely filings, effectiveness, or responses to SEC comments in connection with the Registration Rights Agreement, lapse of effectiveness of a registration statement required by the Registration Rights Agreement, or failure to satisfy the current public information requirement of Rule 144  within five Trading days of the date due;

vi. the Corporation shall fail to have available a sufficient number of authorized and unreserved shares of Common Stock to issue to such Holder upon a conversion hereunder;

vii. unless specifically addressed elsewhere in this Certificate of Designation as a Triggering Event, the Corporation shall fail to observe or perform any other covenant, agreement or warranty contained in, or otherwise commit any breach of the Transaction Documents, and such failure or breach shall not, if subject to the possibility of a cure by the Corporation, have been cured within thirty (30) calendar days after the date on which written notice of such failure or breach shall have been delivered;

viii. the Corporation shall redeem more than a de minimis number of  Junior Securities other than as to repurchases of Common Stock or Common Stock Equivalents from departing officers and directors of the Corporation, provided that, while any of the Preferred Stock remains outstanding, such repurchases shall not exceed an aggregate of $100,000 from all officers and directors;

ix. the Corporation shall be party to a Change of Control Transaction;

x. there shall have occurred a Bankruptcy Event;

xi. the Common Stock shall fail to be listed or quoted for trading on a Trading Market for more than ten (10) Trading Days, which need not be consecutive Trading Days; or

xii. any monetary judgment, writ or similar final process shall be entered or filed against the Corporation, any subsidiary or any of their respective property or other assets for greater than $250,000, and such judgment, writ or similar final process shall remain unvacated, unbonded or unstayed for a period of forty five (45) calendar days.

Adjustment for Stock Dividends and Stock Splits

If the Company, at any time while Series A Preferred is outstanding: (A) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of common stock on shares of common stock or any other Common Stock Equivalents (as defined in Section 1 of the Series A Certificate, and, which, for avoidance of doubt, shall not include any shares of common stock issued by the Company upon conversion of, or payment of a dividend on, Series A Preferred); (B) subdivides outstanding shares of common stock into a larger number of shares; (C) combines (including by way of a reverse stock split) outstanding shares of common stock into a smaller number of shares; or (D) issues, in the event of a reclassification of shares of the common stock, any shares of capital stock of the Company, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of common stock (excluding any treasury shares of the Company) outstanding immediately before such event and of which the denominator shall be the number of shares of common stock outstanding immediately after such event.

Adjustment for Subsequent Equity Sales

If, at any time while Series A Preferred is outstanding, the Company or any of its subsidiaries sells or grants any option to purchase or sells or grants any right to reprice its securities, or otherwise disposes of or issues (or announces any sale, grant or any option to purchase or other disposition) any common stock or common stock equivalents entitling any person to acquire shares of common stock at an effective price per share that is lower than the then Conversion Price (such lower price, the “Base Conversion Price” and such issuances collectively, a “Dilutive Issuance”) (if the holder of the common stock or common stock equivalents so issued shall at any time, whether by operation of purchase price adjustments, reset provisions, floating conversion, exercise or exchange prices or otherwise, or due to warrants, options or rights per share which are issued in connection with such issuance, be entitled to receive shares of common stock at an effective price per share that is lower than the Conversion Price, such issuance shall be deemed to have occurred for less than the Conversion Price on such date of the Dilutive Issuance), then (i) as to any Dilutive Issuances that occur on or before the 24 month anniversary of the Original Issue Date (as defined above, and the Conversion Price shall be reduced to equal the Base Conversion Price and (ii) as to any Dilutive Issuances that occur after the 24 month anniversary of the Original Issue Date and until Series A Preferred is no longer outstanding, the Conversion Price shall be reduced by multiplying the Conversion Price by a fraction, the numerator of which is the number of shares of common stock issued and outstanding immediately prior to the Dilutive Issuance plus the number of shares of common stock which the offering price for such Dilutive Issuance would purchase at the then Conversion Price, and the denominator of which shall be the sum of the number of shares of common stock issued and outstanding immediately prior to the Dilutive Issuance plus the number of shares of common stock so issued or issuable in connection with the Dilutive Issuance. Notwithstanding the foregoing, no adjustment will be made under this Section 7(b) in respect of an exempt issuance. If the Company enters into a variable rate transaction, despite the prohibition set forth in the Purchase Agreement, the Company shall be deemed to have issued common stock or common stock equivalents at the lowest possible conversion price at which such securities may be converted or exercised. The Company shall notify the holders in writing, no later than the business day following the issuance of any common stock or common stock equivalents, indicating therein the applicable issuance price, or applicable reset price, exchange price, conversion price and other pricing terms.

In connection with a sale of our shares of Series B Convertible Preferred stock to Vision on June 16, 2009, Vision, a holder of our Series A Preferred Stock, agreed in writing that no adjustment will be made to the conversion price of its Series A Preferred Stock shares as would have been required pursuant to the anti-dilution provisions described above.

Adjustment for Subsequent Rights Offerings

If the Company, at any time while the Series A Preferred is outstanding, shall issue rights, options or warrants to all holders of common stock (and not to holders) entitling them to subscribe for or purchase shares of common stock at a price per share that is lower than the volume weighted average price (“VWAP”) on the record date referenced below, then the Conversion Price shall be multiplied by a fraction of which the denominator shall be the number of shares of the common stock outstanding on the date of issuance of such rights or warrants plus the number of additional shares of common stock offered for subscription or purchase, and of which the numerator shall be the number of shares of the common stock outstanding on the date of issuance of such rights or warrants plus the number of shares which the aggregate offering price of the total number of shares so offered (assuming delivery to the Company in full of all consideration payable upon exercise of such rights, options or warrants) would purchase at such VWAP. Such adjustment shall be made whenever such rights or warrants are issued, and shall become effective immediately after the record date for the determination of stockholders entitled to receive such rights, options or warrants.

Adjustment for Pro Rata Distributions

If the Company, at any time while the Series A Preferred is outstanding, distributes to all holders of common stock (and not to holders) evidences of its indebtedness or assets (including cash and cash dividends) or rights or warrants to subscribe for or purchase any security (other than common stock, which shall be subject to Section 7(b)), then in each such case the Conversion Price shall be adjusted by multiplying such Conversion Price in effect immediately prior to the record date fixed for determination of stockholders entitled to receive such distribution by a fraction of which the denominator shall be the VWAP determined as of the record date mentioned above, and of which the numerator shall be such VWAP on such record date less the then fair market value at such record date of the portion of such assets, evidence of indebtedness or rights or warrants so distributed applicable to one outstanding share of the common stock as determined by the board of directors of the Company in good faith.  In either case the adjustments shall be described in a statement delivered to the holders describing the portion of assets or evidences of indebtedness so distributed or such subscription rights applicable to one share of common stock.  Such adjustment shall be made whenever any such distribution is made and shall become effective immediately after the record date mentioned above.

Adjustment for Fundamental Transactions

If, at any time while the Series A Preferred is outstanding, (A) the Company effects any merger or consolidation of the Company with or into another person, (B) the Company effects any sale of all or substantially all of its assets in one transaction or a series of related transactions, (C) any tender offer or exchange offer (whether by the Company or another person) is completed pursuant to which holders of common stock are permitted to tender or exchange their shares for other securities, cash or property, or (D) the Company effects any reclassification of the common stock or any compulsory share exchange pursuant to which the common stock is effectively converted into or exchanged for other securities, cash or property (in any such case, a “Fundamental Transaction”), then, upon any subsequent conversion of Series A Preferred, the holders shall have the right to receive, for each conversion share that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction, the same kind and amount of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of one share of common stock (the “Alternate Consideration”).  For purposes of any such conversion, the determination of the Conversion Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of common stock in such Fundamental Transaction, and the Company shall apportion the Conversion Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration.  If holders of common stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the holders shall be given the same choice as to the Alternate Consideration it receives upon any conversion of Series A Preferred following such Fundamental Transaction.  To the extent necessary to effectuate the foregoing provisions, any successor to the Corporation or surviving entity in such Fundamental Transaction shall file a new Certificate of Designation with the same terms and conditions and issue to the Holders new preferred stock consistent with the foregoing provisions and evidencing the holders’ right to convert such preferred stock into Alternate Consideration.  The terms of any agreement pursuant to which a Fundamental Transaction is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of Section 7(e) and insuring that Series A Preferred (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Transaction.

Series B Convertible Preferred Stock

The following is a summary of the material terms of the Certificate of Designation of Preferences, Rights and Limitations (the “Series B Certificate”) of the Series B Convertible Preferred Stock and is qualified in its entirety by reference to the Series B Certificate, which is attached as Exhibit 3.1 to our Current Report on Form 8-K filed June 18, 2009.

Voting Rights

Except as otherwise provided in the Series B Certificate or by law, each holder of shares of Series B Preferred shall have no voting rights. As long as any shares of Series B Preferred are outstanding, however, the Company shall not, without the affirmative vote of the holders of a majority of the then outstanding shares of the Series B Preferred, (a) alter or change adversely the powers, preferences, or rights given to the Series B Preferred or alter or amend the Series B Certificate, (b) authorize or create any class of stock ranking as to dividends, redemption or distribution of assets upon a liquidation senior to or otherwise pari passu with the Series B Preferred, (c) amend its certificate of incorporation or other charter documents in any manner that adver1ely affects any rights of the holders of Series B Preferred, (d) increase the number of authorized shares of Series B Preferred, or (e) enter into any agreement with respect to any of the foregoing.

Conversion Rights

Conversion at the Holder’s Option

Each share of Series B Preferred is convertible at any time and from time to time after the issue date at the holder’s option into shares of the Company’s common stock (subject to beneficial ownership limitations as set forth in Section 6(c) of the Series B Certificate) determined by dividing the Stated Value of such share of Series B Preferred by the Conversion Price (each as defined below).

Stated Value.  Each share of Series B Preferred shall have a stated value equal to $1.07143.

Conversion Price.  The conversion price for the Series B Preferred shall equal $1.07143, subject to adjustment as provided in the Series B Certificate.

Automatic Conversion

Upon a Qualified Public Offering (as defined below) all outstanding shares of Series B Preferred plus all accrued but unpaid dividends shall automatically be converted into shares of the Company’s common stock at the Conversion Price, subject to Section 6(c) of the Series B Certificate.

“Qualified Public Offering” means (i) a firm-commitment underwritten public offering for gross proceeds of not less than $25,000,000 and a public offering price of not less than $4.00 (subject to adjustment for reverse and forward stock splits, stock dividends, stock combinations and other similar transactions of the common stock that occur after the Original Issue Date, as defined below) or (ii) a listing on any level of the Nasdaq Stock Market.

“Original Issue Date” means the date of the first issuance of any shares of the Series B Preferred regardless of the number of transfers of any particular shares of Series B Preferred and regardless of the number of certificates which may be issued to evidence such Series B Preferred.

Beneficial Ownership Limitation

Holders of our Series B Preferred are restricted from converting their shares of Series B Preferred to Common Stock if the number of shares of Common Stock to be issued pursuant to such conversion would cause the number of shares of Common Stock beneficially owned by such holder, together with its affiliates, at such time to exceed 9.99% of the then issued and outstanding shares of Common Stock; provided, however, that such holder may waive this limitation upon 61 days’ notice to the Company.  As of July 7, 2010, however, the Company has not received any such notice.

Adjustment for Stock Dividends and Stock Splits

If the Company, at any time while Series B Preferred is outstanding: (A) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of common stock on shares of common stock or any other Common Stock Equivalents (as defined in Section 1 of the Series B Certificate, and, which, for avoidance of doubt, shall not include any shares of common stock issued by the Company upon conversion of, or payment of a dividend on, Series B Preferred); (B) subdivides outstanding shares of common stock into a larger number of shares; (C) combines (including by way of a reverse stock split) outstanding shares of common stock into a smaller number of shares; or (D) issues, in the event of a reclassification of shares of the common stock, any shares of capital stock of the Company, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of common stock (excluding any treasury shares of the Company) outstanding immediately before such event and of which the denominator shall be the number of shares of common stock outstanding immediately after such event.

Adjustment for Subsequent Rights Offerings

The Company shall not, at any time while Series B Preferred is outstanding, issue rights, options or warrants to all holders of Common Stock entitling them to subscribe for or purchase shares of Common Stock at a price per share that is lower than the VWAP on the record date without issuing the same rights, options or warrants to all Series B Preferred holders on an as-converted to Common Stock basis.

Adjustment for Pro Rata Distributions

The Company shall not, at any time while Series B Preferred is outstanding, distribute to all holders of Common Stock (and not to holders of Series B Preferred) evidences of its indebtedness or assets (including cash and cash dividends) or rights or warrants to subscribe for or purchase any security (other than Common Stock, which shall be subject to Section 7(b) of the Series B Certificate) without distributing evidences of such indebtedness or assets or rights or warrants to Holders on an as-converted to Common Stock basis.

Adjustment for Fundamental Transactions

If, at any time while the Series B Preferred is outstanding, (A) the Company effects any merger or consolidation of the Company with or into another person, (B) the Company effects any sale of all or substantially all of its assets in one transaction or a series of related transactions, (C) any tender offer or exchange offer (whether by the Company or another person) is completed pursuant to which holders of common stock are permitted to tender or exchange their shares for other securities, cash or property, or (D) the Company effects any reclassification of the common stock or any compulsory share exchange pursuant to which the common stock is effectively converted into or exchanged for other securities, cash or property (in any such case, a “Fundamental Transaction”), then, upon any subsequent conversion of Series B Preferred, the holders shall have the right to receive, for each Conversion Share (as defined in Section 1 of the Series B Certificate) that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction, the same kind and amount of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of one share of common stock (the “Alternate Consideration”). For purposes of any such conversion, the determination of the Conversion Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of common stock in such Fundamental Transaction, and the Company shall apportion the Conversion Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration.  If holders of common stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the holders shall be given the same choice as to the Alternate Consideration it receives upon any conversion of Series B Preferred following such Fundamental Transaction.

PLAN OF DISTRIBUTION

We are offering the shares of our common stock through Merriman Curhan Ford & Co., as our placement agent (“Placement Agent”). Subject to the terms and conditions contained in the placement agent agreement, dated [____], 2010 (the “Placement Agent Agreement”), Merriman Curhan Ford & Co. has agreed to act as the Placement Agent for the sale of up to _________ shares of our common stock.  The Placement Agent is not purchasing or selling any shares by this prospectus, nor is it required to arrange for the purchase or sale of any specific number or dollar amount of shares, but has agreed to use commercially reasonable efforts to arrange for the sale of all _________ shares.

Among other things, the Placement Agent will assist us in identifying and evaluating prospective investors and approach prospective investors regarding the offering.  The Placement Agent will offer the securities on a “best efforts” basis.  With our consent, the Placement Agent may engage sub-placement agents and selected securities dealers for the purpose of placing securities.  The Placement Agent will have no obligation to buy any of the shares from us, nor are they required to arrange the purchase or sale of any specific number or dollar amount of the shares.  This offering is being made to accredited investors only.  Accredited investors may also include institutional investors.  Each investor will receive a confirmation of sale from the placement agent in accordance with Rule 10b-10 of the Exchange Act.  We will also enter into subscription agreements directly with investors in connection with the offering.  All funds we receive from investors will be deposited in a special non-interest-bearing escrow account under the name of the escrow agent in this offering.

The terms of any such offering will be subject to market conditions and private negotiations between us and prospective purchasers. The Placement Agent Agreement does not give rise to any commitment by the Placement Agent to purchase any of our shares, and the Placement Agent will have no authority to bind us by virtue of the Placement Agent Agreement. Further, the Placement Agent does not guarantee that it will be able to raise new capital in any prospective offering.

We will enter into subscription agreements directly with the purchasers in connection with this offering, and we will only sell to purchasers who have entered into subscription agreements. The Placement Agent Agreement provides that the obligations of the Placement Agent and the investors are subject to certain conditions precedent, including the absence of any material adverse change in our business and the receipt of certain opinions, letters and certificates from our counsel and us.

Confirmations and definitive prospectuses will be distributed to all investors who agree to purchase the common stock, informing investors of the closing date as to such shares. We currently anticipate that closing of the sale of _________ shares of common stock will take place on or about July ____, 2010. Investors will also be informed of the date and manner in which they must transmit the purchase price for their shares. All funds received in payment for the shares sold in this offering will be deposited into an escrow account pursuant to an escrow agreement between us, the Placement Agent, and an escrow agent, and held until we and the Placement Agent notify the escrow agent that the offering has closed. The escrow agent will not accept any investor funds until the date of this prospectus.

On the scheduled closing date, we will receive funds in the amount of the gross proceeds of the sale of shares of common stock in the offering.  Genesis Capital Advisors, LLC (“Genesis”) will receive consideration of $150,000, and in exchange therefor, agreed to a limited waiver of the exclusivity Genesis may have under the engagement agreement dated October 31, 2008 and the Placement Agent Agreement, between us and Genesis as described above and in the section entitled “Description of Business – Agreements with Genesis Capital Advisors.”  The Placement Agent will receive a commission in accordance with the terms of the Placement Agent Agreement. We will pay the Placement Agent a commission equal to six and a half percent (6.5%) of the gross proceeds of the sale of shares of common stock in the offering, plus reimbursements for fees and expenses.  In addition to the foregoing commission payable to the Placement Agent, we expect to pay a total of $110,000 to the Placement Agent for their estimated legal fees associated with this offering.  The estimated offering expenses payable by us, in addition to the Placement Agent’s commission of $_________ and the $110,000 in the Placement Agent’s legal fees, are approximately $_________, which includes accounting and printing costs and various other fees associated with registering the common stock. After deducting the estimated Placement Agent fees and our estimated offering expenses, we expect the net proceeds from this offering to be approximately $_________ million.

Pursuant to the Placement Agent Agreement, we have agreed that we will not, and pursuant to separate lock-up agreements, Vision, Genesis, and our existing directors and executive officers have agreed they will not, for a period of ninety (90) days from the date of this prospectus (the “Lock-Up Period”), without the prior written consent of the Placement Agent, directly or indirectly offer, sell, assign, transfer, pledge, contract to sell, or otherwise dispose of, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock, other than (i) our sale of the shares pursuant to this Prospectus and (ii) the issuance of restricted common stock or options to acquire common stock pursuant to our employee benefit plans, qualified stock option plans or other employee compensation plans as such plans are in existence on the date hereof and described in the Prospectus and the issuance of common stock pursuant to the valid exercises of options, warrants or rights outstanding on the closing date. In addition, certain of our directors and officers have agreed not to directly or indirectly offer, sell, assign, transfer, pledge, contract to sell, or otherwise dispose of, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock, not to engage in any swap or other agreement or arrangement that transfers, in whole or in part, directly or indirectly, the economic risk of ownership of common stock or any such securities and not to engage in any short selling of any common stock or any such securities, during the Lock-Up Period, without the prior written consent of the Placement Agent. We have also agreed that during the Lock-Up Period, we will not file any registration statement, preliminary prospectus or prospectus, or any amendment or supplement thereto, under the Securities Act for any such transaction or which registers, or offers for sale, common stock or any securities convertible into or exercisable or exchangeable for common stock, except for a registration statement on Form S−8 relating to employee benefit plans. We have agreed that (i) if we issue an earnings release or material news, or if a material event relating to our company occurs, during the last seventeen (17) days of the Lock-Up Period, or (ii) if prior to the expiration of the Lock-Up Period, we announce that we will release earnings results during the sixteen (16)-day period beginning on the last day of the Lock-Up Period, the foregoing restrictions shall continue to apply until the expiration of the eighteen (18)-day period beginning on the issuance of the earnings release or the occurrence of material news or a material event.

We have agreed to indemnify the Placement Agent against certain liabilities, including liabilities under the Securities Act and liabilities arising from breaches of representations and warranties contained in the Placement Agent Agreement. We have also agreed to contribute to payments the Placement Agent may be required to make in respect of such liabilities.

The transfer agent for our common stock to be issued in this offering is Computershare located at 350 Indiana Street, Suite 800, Golden, Colorado.  Their telephone number is (303) 262-0600.

LEGAL MATTERS

The validity of the shares sold by us under this prospectus will be passed upon for us by Richardson & Patel LLP in Los Angeles, California.  Kramer Levin Naftalis & Frankel LLP in New York, New York, has acted as counsel for the Placement Agent.

EXPERTS

Our consolidated financial statements as of December 31, 2009 and 2008 and for the years then ended appearing in this prospectus and registration statement and the financial statements of Rupinvest SARL as of December 31, 2008 and for the period from August 1, 2008 (inception) to December 31, 2008 appearing in this prospectus and registration statement have been audited by Macias Gini & O’Connell LLP, an independent registered public accounting firm, as set forth in their reports appearing herein, and are included in reliance upon such reports given on the authority of such firm as experts in auditing and accounting. The report of Macias Gini & O’Connell LLP on our consolidated financial statements includes an explanatory paragraph related to our adoption in 2009 of FASB ASC 815 (EITF 07-5).

Additionally, the financial statements of Premier Power Italy S.p.A. (formerly ARCO Energy, SRL), as of December 31, 2008 and for the period from January 23, 2008  to December 31, 2008 appearing in this prospectus and registration statement have been audited by Ria & Partners S.p.A., an independent registered public accounting firm, as set forth in their report appearing herein, and are included in reliance upon such report given on the authority of such firm as experts in auditing and accounting.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
ACCOUNTING AND FINANCIAL DISCLOSURE

There are not and have not been any disagreements between us and our accountants on any matter of accounting principles, practices, or financial statement disclosure during our two most recent fiscal years.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

Our certificate of incorporation provides that we must indemnify our officers, directors, and certain others to the fullest extent permitted by the General Corporation Law of Delaware (“DGCL”). Section 145 of the DGCL provides that we, as a Delaware corporation, are empowered, subject to certain procedures and limitations, to indemnify any person against expenses (including attorney’s fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending, or completed action, suit, or proceeding (including a derivative action) in which such person is made a party by reason of his being or having been a director, officer, employee, or agent of the Company (each, an “Indemnitee”); provided that the right of an Indemnitee to receive indemnification is subject to the following limitations: (i) an Indemnitee is not entitled to indemnification unless he acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such conduct was unlawful, and (ii) in the case of a derivative action, an Indemnitee is not entitled to indemnification in the event that he is judged to be liable to the Company (unless and only to the extent that the court determines that the Indemnitee is fairly and reasonably entitled to indemnification for such expenses as the court deems proper). The statute provides that indemnification pursuant to our provisions is not exclusive of other rights of indemnification to which a person may be entitled under any bylaw, agreement, vote of stockholders, or disinterested directors, or otherwise.

Pursuant to Section 145 of the DGCL, we have purchased a $5,000,000 director’s and officer’s liability insurance policy on behalf of our present and former directors and officers against any liability asserted against or incurred by them in such capacity or arising out of their status as such.

In accordance with Section 102(b)(7) of the DGCL, our certificate of incorporation eliminates personal liability of our directors to the Company or our stockholders for monetary damages for breach of their fiduciary duties as a director, with certain limited exceptions set forth in Section 102(b) (7) of the DGCL.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling the Company pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ADDITIONAL INFORMATION

We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  Reports filed with the SEC pursuant to the Exchange Act, including proxy statements, annual and quarterly reports, and other reports filed by the Company can be inspected and copied at the public reference facilities maintained by the SEC at the Headquarters Office, 100 F. Street N.E., Room 1580, Washington, D.C. 20549.  The reader may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.  The reader can request copies of these documents upon payment of a duplicating fee by writing to the SEC.  The Company’s filings are also available on the SEC’s internet site at http://www.sec.gov.

FINANCIAL STATEMENTS

The consolidated financial statements as of March 31, 2010 and for the three months ended March 31, 2010 and 2009 and as of and for the fiscal years ended December 31, 2009 and 2008 commence on the following page.

Premier Power Renewable Energy, Inc.
Index to Consolidated Financial Statements

PREMIER POWER RENEWABLE ENERGY, INC.
CONSOLIDATED BALANCE SHEETS
AS OF MARCH 31, 2010 AND DECEMBER 31, 2009
(in thousands, except share data)
(unaudited)

	March 31,	December 31,
	2010	2009
ASSETS
Current assets:
Cash and cash equivalents	$1,332	$3,792
Accounts receivable, net of allowance for doubtful accounts of
$167 and $137 at March 31, 2010 and December 31, 2009, respectively	5,206	7,676
Inventory	1,278	1,824
Prepaid expenses and other current assets	476	432
Costs and estimated earnings in excess of billings on uncompleted contracts	13,483	13,674
Other receivables	318	175
Deferred tax assets	459	473
Total current assets	22,552	28,046

Property and equipment, net	570	615
Intangible assets, net	921	970
Goodwill	11,532	12,254
Deferred tax assets	1,646	1,295
Total assets	$37,221	$43,180

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$15,845	$18,347
Accrued liabilities	1,346	2,043
Billings in excess of costs and estimated earnings on uncompleted contracts	559	374
Taxes payable	248	293
Borrowings, current	1,704	1,692
Total current liabilities	19,702	22,749

Borrowings, non-current	511	548
Contingent consideration liability	6,471	7,725
Total liabilities	26,684	31,022

Commitments and contingencies (Notes 12)
Shareholders' equity:
Series A convertible preferred stock, par value $.0001 per share: 5,000,000 shares designated; 20,000,000 shares of preferred stock authorized; 3,500,000
shares issued and outstanding at March 31, 2010 and December 31, 2009.	-	-
Series B convertible preferred stock, par value $.0001 per share: 2,800,000 shares designated;
20,000,000 shares of preferred stock authorized; 2,800,000 and 2,8000,000 shares issued and
outstanding at March 31, 2010 and December 31, 2009, respectively	-	-
Common stock, par value $.0001 per share; 500,000,000 shares authorized;
29,099,750 and 29,050,250 shares issued and outstanding at
March 31, 2010 and December 31, 2009, respectively	3	3
Additional paid-in-capital	18,015	17,822
Accumulated deficit	(6,191)	(5,385)
Accumulated other comprehensive loss	(1,290)	(282)
Total shareholders' equity	10,537	12,158
Total liabilities and shareholders' equity	$37,221	$43,180

The accompanying notes are an integral part of these financial statements.

PREMIER POWER RENEWABLE ENERGY, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE THREE MONTHS ENDED MARCH 31, 2010 AND MARCH 31, 2009
(in thousands, except per share data)
(unaudited)

	2010	2009

Net sales	$3,399	$4,793
Cost of sales	(3,368)	(4,425)
Gross profit	31	368

Operating expenses:
Sales and marketing	742	655
General and administrative	1,659	1,128
Total operating expenses	2,401	1,783

Operating loss	(2,370)	(1,415)

Other income (expense):
Interest expense	(37)	(2)
Change in fair value of contingent consideration liability	1,254	-
Change in fair value of warrants	-	1,475
Interest income	1	18
Total other income (expense), net	1,218	1,491

(Loss) income before income taxes	(1,152)	76

Income tax benefit	346	645

Net (loss) income	$(806)	$721

(Loss) Earnings Per Share:

Basic	$(0.03)	$0.03
Diluted	$(0.03)	$0.02

Weighted Average Shares Outstanding:

Basic	26,619	26,049
Diluted	26,619	30,529

The accompanying notes are an integral part of these financial statements.

PREMIER POWER RENEWABLE ENERGY, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE THREE MONTHS ENDED MARCH 31, 2010 AND MARCH 31, 2009
(in thousands, except per share data)
(unaudited)

	March 31, 2010	March 31, 2009
Cash flows from operating activities:
Net (loss) income	$(806)	$721
Adjustments to reconcile net (loss) income to net cash
used in operating activities:
Stock based compensation	246	145
Depreciation and amortization	90	101
Change in fair value of contingent consideration liability	(1,254)	-
Change in fair value of warrant liability	-	(1,475)
Deferred taxes	(351)	(679)
Changes in operating assets and liabilities:
Accounts receivable	2,151	522
Inventory	488	(41)
Prepaid expenses and other current assets	(181)	77
Costs and estimated earnings in excess of billings
on uncompleted contracts	(606)	(593)
Other receivables	(26)	(156)
Taxes receivable	(2)	-
Accounts payable	(1,606)	(439)
Accrued liabilities	(657)	(437)
Billings in excess of costs and estimated earnings
on uncompleted contracts	204	(454)
Taxes payable	(28)	105
Net cash used in operating activities	(2,338)	(2,602)
Cash flows from investing activities:
Acquisition of property and equipment	(18)	(35)
Net cash used in investing activities	(18)	(35)
Cash flows from financing activities:
Principal payments on borrowings	(153)	(55)
Proceeds from borrowings	173	-
Cost related to share registration	(53)	(70)
Net cash used by financing activities	(33)	(125)
Effect of foreign currency	(71)	(109)
Decrease in cash and cash equivalents	(2,460)	(2,871)
Cash and cash equivalents at beginning of period	3,792	5,770
Cash and cash equivalents at end of period	$1,332	$2,899

Supplemental cash flow information:
Interest paid	$31	$2
Taxes paid	$-	$9

Non-cash investing and financing activities:
Initial valuation of derivative liability	$-	$11,119
Issuance of notes to acquire equipment	$-	$39

The accompanying notes are an integral part of these financial statements.

PREMIER POWER RENEWABLE ENERGY, INC.
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
FOR THE THREE MONTHS ENDED MARCH 31, 2010
(in thousands) (unaudited)

	Common Stock		Series A - Preferred Stock		Series B - Preferred Stock		Additional Paid	Accumulated	Accumulated Other Comprehensive
	Shares	Amount	Shares	Amount	Shares	Amount	In Capital	Deficit	Loss	Total

Balance December 31, 2009	29,050	$3	3,500	$-	2,800	$-	$17,822	$(5,385)	$(282)	$12,158

Net loss								(806)		(806)
Foreign currency translation adjustment									(1,008)	(1,008)
Comprehensive loss										(1,814)
Stock based compensation	50						246			246
Cost related to share registration							(53)			(53)

Balance March 31, 2010	29,100	$3	3,500	$-	2,800	$-	$18,015	$(6,191)	$(1,290)	$10,537

The accompanying notes are an integral part of these financial statements.

PREMIER POWER RENEWABLE ENERGY, INC.
Notes to Consolidated Financial Statements
(unaudited)

1.             ORGANIZATION AND NATURE OF BUSINESS

Premier Power Renewable Energy, Inc., a Delaware corporation (the “Parent”), through its wholly owned subsidiaries, Premier Power Renewable Energy, Inc., a California corporation (“Premier Power California”), and Rupinvest Sarl (“Rupinvest”), and Premier Power California’s two wholly owned subsidiaries, Bright Future Technologies LLC (“Bright Future”) and Premier Power Sociedad Limitada (“Premier Power Spain”), and Rupinvest’s wholly owned subsidiary, Premier Power Italy S.p.A. (“Premier Power Italy”) (collectively the “Company”), designs, engineers, and installs photovoltaic systems in the United States, Italy, and Spain.

On June 16, 2009, the Company sold to Vision Opportunity Master Fund (“Vision”) 2.8 million shares of Series B Convertible Preferred Stock (bearing no liquidation preference, no coupon payments, and no redemption rights) in exchange for the cancellation of 3.5 million Series A and Series B warrants held by Vision, and $3 million in cash.  The cancellation of warrants resulted in the elimination of all the Company’s issued and outstanding warrants.

PREMIER POWER RENEWABLE ENERGY, INC.
Notes to Consolidated Financial Statements
(unaudited)

On July 31, 2009, the Company purchased 100% of the issued and outstanding equity ownership of Rupinvest, a corporation duly organized and existing under the laws of Luxembourg, from Esdras Ltd., a corporation duly organized and existing under the laws of Cyprus (“Esdras”).  Rupinvest distributes, develops, and integrates ground mount and rooftop solar power systems in Italy through its then majority-owned subsidiary, Premier Power Italy (formerly known as ARCO Energy, SRL), a private limited liability company organized under the laws of Italy.  Prior to the closing, Rupinvest was a wholly owned subsidiary of Esdras.  The Company acquired 100% of the issued and outstanding equity ownership interest in Rupinvest from Esdras in exchange for: (a) a cash payment by us to Esdras in the amount of twelve thousand five hundred Euros (€12,500, or approximately $18,292); and (b) the potential transfer to Esdras of up to three million shares of  the Company’s restricted common stock, with the number of shares to be transferred, if any, to be calculated based on achieving certain sales by Premier Power Italy over a three-year period.  Pursuant to the closing of this transaction, the Company conducts operations in Italy through Premier Power Italy.  On December 31, 2009, Rupinvest purchased the remaining 10% interest of Premier Power Italy from Esdras at Esdras’ initial capital contribution per the Share Exchange Agreement, and Premier Power Italy became the wholly owned subsidiary of Rupinvest.

2.             SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation – The accompanying consolidated financial statements are unaudited and have been prepared in accordance with generally accepted accounting principles for interim financial information.  They should be read in conjunction with the consolidated financial statements and related notes to the Company’s consolidated financial statements for the years ended December 31, 2009 and 2008 appearing elsewhere in this prospectus.  The March 31, 2010 and 2009 unaudited interim consolidated financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission for smaller reporting companies.  Certain information and note disclosures normally included in the annual financial statements have been condensed or omitted pursuant to those rules and regulations, although the Company’s management believes the disclosures made are adequate to make the information presented not misleading.  In the opinion of management, all adjustments, consisting of normal recurring accruals, necessary for a fair presentation of the results of operations for the interim periods presented have been reflected herein.  The results of operations for the interim periods are not necessarily indicative of the results to be expected for the entire year.

The consolidated financial statements include the accounts of the Parent and its subsidiaries.  Intercompany balances, transactions, and cash flows are eliminated on consolidation.

Concentrations and Credit Risk – Two customers accounted for 10.9% and 10.2%, respectively, of the Company’s sales for the three months ended March 31, 2010.  Three customers accounted for 27%, 10%, and 9%, respectively, of the Company’s sales for the three months ended March 31, 2009.  Accounts receivable primarily consist of trade receivables and amounts due from state agencies and utilities for rebates on solar systems installed.  At March 31, 2010, the Company had three customers that accounted for 23.5%, 10.7%, and 8.5% of the Company’s accounts receivable.  At March 31, 2009, the Company had four customers that accounted for 20%, 18%, 17%, and 14% of the Company’s accounts receivable.  The Company monitors account balances and follows up with accounts that are past due as defined in the terms of the contract with the customer. To date, the Company’s losses on uncollectible accounts receivable have been immaterial. The Company maintains an allowance for doubtful accounts receivable based on the expected collectability of its accounts receivable. The allowance for doubtful accounts is based on assessments of the collectability of specific customer accounts and the aging of the accounts receivable. If there is a deterioration of a major customer’s credit worthiness or actual defaults are higher than historical experience, the allowance for doubtful accounts is increased. The allowance for doubtful accounts was $0.2 million and $0.1 million as of March 31, 2010 and 2009, respectively.

The Company purchases its solar modules from a limited number of vendors but believes that in the event it is unable to purchase solar panels from these vendors, alternative sources of solar modules will be available.

PREMIER POWER RENEWABLE ENERGY, INC.
Notes to Consolidated Financial Statements
(unaudited)

Use of Estimates – The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Significant estimates include revenue recognition and derivative instruments, allowance for doubtful accounts, warranty reserves, the estimated useful life of property and equipment, valuation of the contingent consideration liability and derivative instrument, and income taxes. Actual results could differ from those estimates.

Cash and Cash Equivalents – Cash and cash equivalents include cash on hand or in the bank and short-term investment securities with remaining maturities of 90 days or less at date of purchase. The Company maintains its cash in bank deposit accounts that, at times, may exceed the statutory insured limits of the jurisdiction in which the accounts are held.  The Company has not experienced any losses on these investments. At March 31, 2010, the Company had $0.6 million in cash in bank accounts in excess of the various deposit insurance limits of the jurisdictions in which the balances were held.

Inventories – Inventories, consisting of raw materials and finished goods, are recorded using the average cost method and are carried at the lower of cost or market.

Property and Equipment – Property and equipment are stated at cost and depreciated using the straight-line method over estimated useful lives of 5 years, or in the case of leasehold improvements, the lease term, if shorter. Maintenance and repairs are expensed as they occur.  Upon disposition, the cost and related accumulated depreciation are removed from the accounts, and the resulting gain or loss is reflected in current operations.

Stock-Based Compensation – The Company accounts for stock-based compensation under the provisions of Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 718 (Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” ), which requires the Company to measure the stock-based compensation costs of share-based compensation arrangements based on the grant date fair value and generally recognizes the costs in the financial statements over the employee’s requisite service period.  Stock-based compensation expense for all stock-based compensation awards granted was based on the grant date fair value estimated in accordance with the provisions of FASB ASC 718.

Goodwill and Other Intangible Assets – The Company does not amortize goodwill, but rather tests goodwill for impairment at least annually. We determine the fair value using a weighted market and income approach. Under the income approach, we calculate the fair value of a reporting unit based on the present value of estimated future cash flows. Under the market approach, we calculate the fair value of the reporting unit using selected comparable companies’ revenue multiples and apply an average of such companies’ multiples to the Company’s revenue. If the fair value of the reporting unit exceeds the carrying value of the net assets including goodwill assigned to that unit, goodwill is not impaired. If the carrying value of the reporting unit’s net assets including goodwill exceeds the fair value of the reporting unit, then we determine the implied fair value of the reporting unit’s goodwill. If the carrying value of a reporting unit’s goodwill exceeds its implied fair value, then an impairment of goodwill has occurred and we recognize an impairment of loss for the difference between the carrying amount and the implied fair value of goodwill as a component of operating income. We did not recognize any goodwill impairment charges for the three months ended March 31, 2010 and 2009.  Intangible assets, consisting of a customer list, trademarks, and an employee contract, are amortized over their estimated useful lives ranging from 2-17 years.

Fair Value of Financial Instruments – The carrying value reported for cash equivalents, accounts receivable, prepaid expenses, other receivables, accounts payable, and accrued liabilities approximated their respective fair values at each balance sheet date due to the short-term maturity of these financial instruments.  The fair value of the contingent consideration liability and our borrowings have been determined in accordance with the methodology as disclosed in Notes 12 and 16.

Revenue Recognition – Revenue on solar power projects installed by the Company for customers under installation contracts is recognized using the percentage of completion method of accounting. At the end of each period, the Company measures the cost incurred on each project and compares the result against its estimated total costs at completion. The percent of cost incurred determines the amount of revenue to be recognized. Payment terms are generally defined by the installation contract and as a result may not match the timing of the costs incurred by the Company and the related recognition of revenue. Such differences are recorded as either costs or estimated earnings in excess of billings on uncompleted contracts or billings in excess of costs and estimated earnings on uncompleted contracts. The Company determines a customer’s credit worthiness at the time an order is accepted. Sudden and unexpected changes in a customer’s financial condition could put recoverability at risk.

PREMIER POWER RENEWABLE ENERGY, INC.
Notes to Consolidated Financial Statements
(unaudited)

Contract costs include all direct material and labor costs attributable to a project as well as certain indirect costs related to contract performance, such as indirect labor, supplies, tools, repairs, and depreciation costs. Selling, general, and administrative costs are charged to expense as incurred. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions, and estimated profitability, including those arising from contract penalty provisions and final contract settlements, may result in revisions to costs and income and are recognized in the period in which the revisions are determined. Profit incentives are included in revenues when their realization is reasonably assured.

The percentage of completion method requires the ability to estimate several factors, including the ability of the customer to meet its obligations under the contract, including the payment of amounts when due. If we determine that collectability is not assured at the onset of a contract, we will defer revenue recognition and use methods of accounting for the contract such as completed contract method until such time we determine that collectability is reasonably assured or through the completion of the project.

Revenue related to distribution sales is recognized when we have received either a purchase order or contract, deem delivery of product to have occurred, when the title and risk of ownership have passed to the buyer and we determine that collection is probable.  The Company considers the risk of ownership to have passed when payment and segregation has occurred.

Advertising – The Company expenses advertising costs as they are incurred. Advertising costs were $0.1 million and $0.2 million for the three months ended March 31, 2010 and 2009, respectively.

Product Warranties – The Company warrants its projects for labor and materials associated with its installations.  The Company’s warranty is ten years in California and generally five to ten years elsewhere in the U.S. depending upon each state’s specific requirements.  Premier Power Italy provides a ten year warranty covering the labor and materials associated with its installations.  Premier Power Spain provides a one year warranty for all contracts signed after December 31, 2006.  Since the Company does not have sufficient historical data to estimate its exposure, we have looked to our historical data and the historical data reported by a peer company solar system installer.  Solar panels and inverters are warranted by the manufacturer for 25 years and 10 years, respectively.  Activity in the Company’s accrued warranty reserve for the three months ended March 31, 2010 and 2009 were as follows:

	March 31,
	2010	2009
	(in thousands)
Beginning accrued warranty balance	$359	$367

Accruals related to warranties issued during period	23	113

Reduction for labor payments and claims made under the warranty	(27)	(148)

Ending accrued warranty balance	$355	$332

PREMIER POWER RENEWABLE ENERGY, INC.
Notes to Consolidated Financial Statements
(unaudited)

Foreign Currency – The functional currency of Premier Power Italy and Premier Power Spain is the Euro. Their assets and liabilities are translated at year-end exchange rates including goodwill, except for certain non-monetary balances, which are translated at historical rates. All income and expense amounts of Premier Power Italy and Premier Power Spain are translated at average exchange rates for the respective period. Translation gains and losses are not included in determining net income but are accumulated in a separate component of shareholders’ equity. Foreign currency transaction gains and losses are included in the determination of net income (loss) in the period in which they occur. For the three months ended March 31, 2010 and 2009, the foreign currency transaction gain was $0.08 million and $0.04 million, respectively.

PREMIER POWER RENEWABLE ENERGY, INC.
Notes to Consolidated Financial Statements
(unaudited)

Comprehensive Income – FASB ASC Topic 220 (Statement of Financial Accounting Standards No. 130, “Reporting Comprehensive Income,”) establishes standards for reporting comprehensive income and its components in a financial statement that is displayed with the same prominence as other financial statements. Comprehensive income, as defined, includes all changes in equity during the period from non-owner sources, such as foreign currency translation adjustments.

Income Taxes – The Company accounts for income taxes under the liability method. Under this method, deferred tax assets and liabilities are determined based on differences between the financial reporting and tax reporting bases of assets and liabilities and are measured using enacted tax rates and laws that are expected to be in effect when the differences are expected to reverse. Realization of deferred tax assets is dependent upon the weight of available evidence, including expected future earnings. A valuation allowance is recognized if it is more likely than not that some portion or all of a deferred tax asset will not be realized.   Prior to September 2008, the Company was not subject to federal income tax.

Effective September 1, 2008, the Company adopted FASB ASC 740-10 (Financial Accounting Standards Interpretation FIN No. 48, “Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109” (FIN 48)). FASB ASC 740-10 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of uncertain tax positions taken or expected to be taken in a company’s income tax return and provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition.  As a result of the implementation of FASB ASC 740-10, the Company recognized no change in the liability for unrecognized tax benefits related to tax positions taken in prior periods and no corresponding change in retained earnings.   As a result of the implementation of FASB ASC 740-10, the Company recognized no material adjustment in the liability for unrecognized income tax benefits as of the September 2008 adoption date and at December 31, 2009. Also, the Company had no amounts of unrecognized tax benefits that, if recognized, would affect its effective tax rate.

Premier Power Italy is recognized under the laws of Italy and is subject to federal and provincial taxes.  Premier Power Spain is organized under the laws of Spain and is subject to federal and provincial taxes.

Contingent Consideration Liability – In connection with the acquisition of Rupinvest, contingent consideration liability of approximately $12 million was recorded at the time of the purchase. The contingent consideration liability relates to the contingent issuance of 3 million shares to the sellers of Rupinvest. In accordance with FASB ASC 820, the Company estimates the fair value of the contingent consideration liability at each reporting period, with changes in the estimated fair value recorded in income.

The fair value measurement assumes that the contingent consideration liability is transferred to a market participant at the valuation date and that the nonperformance risk related to the contingent consideration liability remains constant. The Company estimates the fair value using the market price of its shares since it believes this represents the present value of its future stock returns, discounted at the Company’s required rate of return. The Company also estimates the number of shares to be issued based on a number of financial scenarios weighted based on their relative probability. The Company considers the effect of counterparty performance risk in its fair value estimate. The Company estimates the counterparty performance risk by comparing its borrowing rate to those of U.S. treasury notes and uses the underlying spread to discount the estimated fair value.

Recently Issued Accounting Pronouncements

In January 2010, the FASB issued Accounting Standards Update No. 2010-06, Improving Disclosures about Fair Value Measurements (Topic 820) — Fair Value Measurements and Disclosures (ASU 2010-06) to add additional disclosures about the different classes of assets and liabilities measured at fair value, the valuation techniques and inputs used, the activity in Level 3 fair value measurements, and the transfers between Levels 1, 2, and 3. Levels 1, 2 and 3 of fair value measurements are defined in Note 17 below. We are currently evaluating the impact of its pending adoption on our consolidated financial statements.
.

PREMIER POWER RENEWABLE ENERGY, INC.
Notes to Consolidated Financial Statements
(unaudited)

In February 2010, the FASB issued an update to Subsequent Events (ASC 855), which amends the previous definition of an SEC filer and removed the requirement that an SEC filer disclose the date through which subsequent events have been evaluated in both issued and revised financial statements.  Subsequent Events defines the period after the balance sheet date that entities should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements and establishes the circumstances under which entities should recognize and the disclosures that should be made about events or transactions that occur after the balance sheet date. The Company has adopted this guidance with no material impact to our consolidated financial statements.

In April 2010, the FASB issued an update to Compensation-Stock Compensation (ASC 718), which clarifies that an employee share-based payment award with an exercise price denominated in the currency of a market in which a substantial portion of the entity’s equity shares trades should not be considered to contain a condition that is not a market, performance or service condition. Therefore, an entity would not classify such an award as a liability if the award otherwise qualifies as equity.  The standard is effective for interim and annual periods ending after December 15, 2010 and should be applied prospectively. The adoption of this standard is not expected to have a material impact to our consolidated financial statements.

In June 2009, the FASB issued FASB ASC 810 (SFAS No. 167, “Amendments to FASB Interpretation No. 46(R)”). FASB ASC 810 applies to FASB ASC 105 entities and is effective for annual financial periods beginning after November 15, 2009 and for interim periods within those years. Earlier application is prohibited. A calendar year-end company must adopt this statement as of January 1, 2010. The Company has adopted this guidance with no material impact to our consolidated financial statements.

PREMIER POWER RENEWABLE ENERGY, INC.
Notes to Consolidated Financial Statements
(unaudited)

In June 2009, the FASB issued FASB ASC 860 (SFAS No. 166, “Accounting for Transfers of Financial Assets-an amendment of FASB Statement No. 140”). FASB ASC 860 applies to all entities and is effective for annual financial periods beginning after November 15, 2009 and for interim periods within those years. Earlier application is prohibited. A calendar year-end company must adopt this statement as of January 1, 2010. This statement retains many of the criteria of FASB ASC 860 (FASB 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities”) to determine whether a transfer of financial assets qualifies for sale accounting, but there are some significant changes as discussed in the statement. Its disclosure and measurement requirements apply to all transfers of financial assets occurring on or after the effective date. Its disclosure requirements, however, apply to transfers that occurred both before and after the effective date. In addition, because FASB ASC 860 eliminates the consolidation exemption for Qualifying Special Purpose Entities, a company will have to analyze all existing QSPEs to determine whether they must be consolidated under FASB ASC 810. The Company has adopted this guidance with no material impact to our consolidated financial statements.

In August 2009, the FASB issued ASU 2009-05, “Measuring Liabilities at Fair Value.” ASU 2009-05 applies to all entities that measure liabilities at fair value within the scope of FASB ASC 820, “Fair Value Measurements and Disclosures.”  ASU 2009-05 is effective for the first reporting period (including interim periods) beginning after issuance, October 1, 2009 for the Company. The Company has adopted this guidance with no material impact to our consolidated financial statements.

In August 2009, an update was made to Fair Value Measurements and Disclosures –Measuring Liabilities at Fair Value.”  This update permits entities to measure the fair value of liabilities, in circumstances in which a quoted price in an active market for an identical liability is not available, using a valuation technique that uses a quoted price of an identical liability when traded as an asset, quoted prices for similar liabilities or similar liabilities when traded as assets or the income or market approach that is consistent with the principles of Fair Value Measurements and Disclosures.   Effective upon issuance, the Company has adopted this guidance with no material impact to our consolidated financial statements.

In October 2009, the FASB ratified FASB ASC 605-25 (the EITF’s final consensus on Issue 00-21, “Revenue Arrangements with Multiple Deliverables”). FASB ASC 605-25 is effective for fiscal years beginning on or after June 15, 2010. Earlier adoption is permitted on a prospective or retrospective basis. The Company is currently evaluating the impact of this pronouncement on its consolidated financial statements.

3.           EARNINGS PER SHARE

Earnings per share is computed in accordance with the provisions of FASB ASC Topic 260 (SFAS No. 128, “Earnings Per Share”). Basic net income (loss) per share is computed using the weighted-average number of common shares outstanding during the period.  Diluted earnings per share is computed using the weighted-average number of common shares outstanding during the period, as adjusted for the dilutive effect of the Company’s outstanding convertible preferred shares using the “if converted” method and dilutive potential common shares. Potentially dilutive securities include convertible preferred stock, employee stock options, restricted shares, and contingently issuable shares for the purchase of Rupinvest.

PREMIER POWER RENEWABLE ENERGY, INC.
Notes to Consolidated Financial Statements
(unaudited)

	Three Months Ended March 31,
	2010	2009
	(in thousands, except per share data)
Net (loss) income	$(806)	$721
Earnings Per Share:
Basic	($0.03)	$0.03
Diluted	($0.03)	$0.02
Weighted Average Shares Outstanding:
Basic	26,619	26,049
Diluted effect of convertible preferred stock, series A	-	3,500
Diluted effect of warrants	-	980
Diluted	26,619	30,529

At March 31, 2010 and 2009, there were stock options for 1,922,729 and 1,142,479 shares of common stock, respectively, which were anti-dilutive as their weighted average exercise price exceeded the average market price of the Company’s common stock.  For the three months ended March 31, 2010 and 2009, there were 6,300,000 and 0, respectively, of potentially dilutive shares of common stock excluded from the computation of diluted earnings per share as their effect was anti-dilutive.

4.             INTANGIBLE ASSETS

Intangibles consist of amortizing intangibles and goodwill. At March 31, 2010 and December 31, 2009, such amounts were as follows:

	March 31, 2010	December 31, 2009
Amortizing Intangibles	(in thousands)
Trademark	$801	$814
Customer List	75	89
Employee contract	45	67
	921	970
Goodwill	11,532	12,254
	$12,453	$13,224

Amortization periods for the intangibles are as follows: trademark – 17 years, customer list – 3 years, and employee contract – 2 years. Amortization for the three months ended March 31, 2010 and 2009 was $0.04 million and $0.06 million, respectively.  Accumulated amortization was $0.3 million and $0.1 million at March 31, 2010 and 2009, respectively. The change of $0.7 million in goodwill as of March 31, 2010 compared to December 31, 2009 was due to changes in foreign currency translation rates.

The Company expects amortization expense for the next five years to be as follows (in thousands):

Year	Amount
2010	$109
2011	85
2012	71
2013	52
2014	52

PREMIER POWER RENEWABLE ENERGY, INC.
Notes to Consolidated Financial Statements
(unaudited)

5.             PROPERTY AND EQUIPMENT

Property and equipment consisted of the following:

	March 31, 2010	December 31, 2009
	(in thousands)
Equipment	$217	$217
Furniture and computers	202	204
Vehicles	650	651
	1,069	1,072
Less: accumulated depreciation	(499)	(457)
	$570	$615

Depreciation expense was $0.05 million and $0.04 million for the three months ended March 31, 2010 and 2009, respectively.

6.             ACCRUED LIABILITIES

Accrued liabilities consisted of the following:

	March 31, 2010	December 31, 2009
	(in thousands)
Payroll	$464	$363
Warranty reserve	355	359
Accrued subcontractors	301	998
Other operational accruals	169	147
Sales and local taxes	57	176
	$1,346	$2,043

PREMIER POWER RENEWABLE ENERGY, INC.
Notes to Consolidated Financial Statements
(unaudited)

7.           INCOME TAXES

The effective tax rate for the periods presented is the result of the mix of income earned in various tax jurisdictions that apply a broad range of income tax rates.  Our provision for income taxes differs from the tax computed at the U.S. federal statutory income tax rate due primarily to state taxes and earnings considered as indefinitely reinvested in foreign operations.  Our effective tax rate was 30.5% and 47.2% for the three months ended March 31, 2010 and 2009, respectively.

Our net deferred tax assets increased from $1.8 million as of December 31, 2009 to $2.1 million as of March 31, 2010, primarily as a result of losses incurred for the first three months of the 2010 fiscal year.  The Company believes it is more likely than not that the net deferred tax assets will be realized in the foreseeable future.  Realization of our net deferred tax assets is dependent upon our generation of sufficient taxable income in future years in appropriate tax jurisdictions to obtain benefit from the reversal of temporary differences, net operating loss carryforwards, and tax credit carryforwards.  The amount of deferred tax assets considered realizable is subject to adjustment in future periods if estimates of future taxable income change.

The Company files income tax returns in the U.S. federal jurisdiction, and various state and foreign jurisdictions.  The Company adopted the provisions of accounting for uncertain tax positions in accordance with the Income Taxes (ASC 740) topic on September 8, 2008, and accordingly, performed a comprehensive review of the Company’s uncertain tax positions as of that date.  In this regard, an uncertain tax position represents its expected treatment of a tax position taken in a filed tax return, or planned to be taken in a future tax return, that has not been reflected in measuring income tax expense for financial reporting purposes.

The Company does not expect there to be any material changes to the assessment of uncertain tax positions over the next twelve months.  The Company is subject to routine corporate income tax audits in the United States and foreign jurisdictions.  The statute of limitations for the Company’s 2008 tax years remains open for U.S. purposes.  Most foreign jurisdictions have statute of limitations that range from three to six years.

The liability for uncertain tax positions is recorded in accrued expenses in the Company’s consolidated balance sheet.  The Company recognizes interest and penalties related to uncertain tax positions in the income tax provision.  Interest and penalties are computed based upon the difference between its uncertain tax positions under ASC 740 and the amount deducted or expected to be deducted in its tax returns.  During 2009 and 2008, the Company did not accrue or pay for any interest and penalties.

8.             BORROWINGS

Notes Payable

Notes payable were $0.8 million and $0.6 million at March 31, 2010 and December 31, 2009, respectively.  Notes payable of $0.1 million are secured by vehicles and have maturities through 2014.  Additionally, we have $0.2 million short term unsecured notes associated with various insurance policies.  The annual interest rates on the notes range from 2.9% to 6.4%. Premier Power Spain has two unsecured loans for $0.5 million with Instituto de Crédito Oficial as of March 31, 2010, with the first payment due on December 18, 2010 and the other due June 18, 2011 each additional payment due six months thereafter until June 18, 2012, which is the last payment due date.  Payment amounts are $0.1 million each.

PREMIER POWER RENEWABLE ENERGY, INC.
Notes to Consolidated Financial Statements
(unaudited)

Lines of Credit

On July 13, 2009, the Company entered into a loan agreement with Umpqua Bank, an Oregon corporation, for a line of credit of up to $12 million, maturing on July 13, 2011.  The loan agreement provides for an initial line of credit of $7 million, provided, however, that the Company may request no more than twice prior to the maturity date that the line of credit be increased to an amount not to exceed $12 million in the event the Company acquires another subsidiary and require additional working capital for such subsidiary.  The line of credit is secured by the Parent’s assets and by the assets of Premier Power California and Bright Future.  The line of credit bears interest at the prime rate, provided, however, that the interest rate will not be less than five percent (5%) per annum.  At March 31, 2010, the interest rate was 5%. As of March 31, 2010, there was $1.4 million outstanding under the agreement with Umpqua Bank.  Additionally, certain financial ratios under the agreement with Umpqua Bank restricts the amount that we can borrow.

The loan agreement with Umpqua Bank contains the following financial condition covenants:  (i) minimum debt service charge, (ii) minimum current ratio, (iii) maximum debt-to-tangible net worth ratio, and (iv) minimum tangible net worth.  Under the loan agreement, the Company is also subject to customary non-financial covenants including limitations on secured indebtedness and limitations on dividends and other restricted payments.  As of March 31, 2010, the Company was out of compliance with the minimum current ratio, the maximum debt-to-tangible net worth ratio, and the minimum tangible net worth ratio.  The bank is aware of the non-compliance and has not waived the non-compliance.  The bank has indicated that it does not intend to issue a notice of default, nor institute default rates, nor cut funding under the line.  We are in discussions with the bank to redefine the financial covenants; in the event, however, that the bank does subject the Company to default provisions, our interest rate would increase to 5% above the then-current rate and our ability to borrow would be limited.  Additionally, the bank has the right to request repayment of all outstanding obligations.  We believe that our current cash balances and the anticipated increase from operating cash flows resulting from increased collections from accounts receivable are sufficient to meet working capital needs should the bank issue a notice of default and demand repayment of all obligations or cut off funding under the line.  We do not expect any of these events to occur, though, and believe we have the ability to comply with these covenants once the financial covenants are redefined.  Without the redefinition of terms, we are unable to comply with the current ratios with which we are out of compliance.

The future principle payments on these balances as of March 31, 2010 are as follows:

(in thousands)
2010	$1,704
2011	296
2012	206
2013	6
2014	3
$2,215

9.           EQUITY

Preferred Stock

The Company has authorized 20,000,000 shares of preferred stock, par value $ 0.0001 per share (“Preferred Stock”). The Preferred Stock may be issued from time to time in series having such designated preferences and rights and qualifications and to such limitations as the Board of Directors may determine.

PREMIER POWER RENEWABLE ENERGY, INC.
Notes to Consolidated Financial Statements
(unaudited)

The Company has designated 5,000,000 shares of Preferred Stock as Series A Convertible Preferred Stock (“Series A Stock”).  The holders of Series A Stock have no voting rights except with regards to certain corporate events, enjoys a $2.40 liquidation preference per share, subject to adjustment, over holders of common stock, and may convert each share of Series A Stock into one share of common stock at any time.  Series A stock converts automatically upon the occurrence of an offering meeting certain criteria.  Holders of the Series A Stock have certain redemption rights.  The Company has determined that the events triggering such rights are either in control of the Company or in the case of such events where the Company is not deemed to exercise control; the redemption right is limited to the ability to convert into shares of the Company’s common stock.  As of March 31, 2010 and 2009, there were 3,500,000 shares of Series A Stock outstanding.

The Company has designated 2,800,000 shares of Preferred Stock as Series B Convertible Preferred Stock (“Series B Stock”).  The holders of   Series B Stock have no voting rights except with regards to certain corporate events and may convert each share of Series B Stock into one share of common stock at any time. Series B stock converts automatically upon the occurrence of an offering meeting certain criteria.  Holders of the Series B Stock have certain redemption rights.  The Company has determined that the events triggering such rights are either in control of the Company or in the case of such events where the Company is not deemed to exercise control; the redemption right is limited to the ability to convert into shares of the Company’s common stock.  As of March 31, 2010 and 2009, there were 2,800,000 and 0 Series B Stock outstanding, respectively.

Warrants

In September 2008, the Company issued Series A Warrants and Series B Warrants to purchase 1,750,000 and 1,750,000 shares of common stock, respectively, in connection with the issuance of Series A Stock. Both the Series A and B Warrants had four year lives. The Company had the right to call for cancellation of each outstanding Series A Warrant or Series B Warrant under certain circumstances. The Series A Warrants had an exercise price of $2.50 and a fair value of $.15 per warrant. The Series B Warrants had an exercise price of $3.00 and a fair value of $.13 per warrant. All of the issued and outstanding Series A Warrants and Series B Warrants were cancelled on June 16, 2009 in connection with a sale of our Series B Stock.

The significant assumptions used to determine the fair values of the warrants are as follows:

Risk-free interest rate at grant date	4.5%
Expected stock price volatility	95%
Expected dividend payout	-
Expected option life-years	4 yrs

In September 2008, the Company issued 3,500,000 units, consisting each of 1 share of Series A Stock, ½ of a Series A Warrant, and ½ of a Series B Warrant, in exchange for $7,000,000 in gross proceeds. The fair value of the Series A Stock was calculated based on the estimated fair value and underlying number of common shares it would convert into at the time of the transaction. The estimated fair value of our common stock on the transaction date was $.42 per share, and the Series A Stock would have converted into 3,500,000 shares of common stock, thus deriving a fair value of $1,475,000 for the underlying common stock.

10.           RELATED PARTY TRANSACTIONS

Certain stockholders have guaranteed certain obligations under the Company’s borrowings and operating leases.

 11.             COMMITMENTS AND CONTINGENCIES

Premier Power Spain is party to three non-cancelable leases for operating facilities in Navarro, Madrid, and Barcelona, Spain, which expire in 2012, 2013, and 2014, respectively.  Premier Power Italy is party to a non-cancelable lease for operating facilities in Campobasso, Italy, which expires in 2015.  Premier Power California is party to a non-cancelable lease for operating facilities in Redlands, California, which expires in 2010.  These leases provide for annual rent increases tied to the Consumer Price Index. The leases require the following payments as of March 31, 2010, subject to annual adjustment, if any:

(in thousands)
2010	$73
2011	74
2012	66
2013	55
2014	30
Thereafter	17
$315

PREMIER POWER RENEWABLE ENERGY, INC.
Notes to Consolidated Financial Statements
(unaudited)

We are not currently involved in any material legal proceedings, and we are not aware of any material legal proceedings pending or threatened against us. We are also not aware of any material legal proceedings involving any of our directors, officers, or affiliates or any owner of record or beneficially of more than 5% of any class of our voting securities.

12.           CONTINGENT CONSIDERATION LIABILITY

In connection with the acquisition of Rupinvest, contingent consideration liability of approximately $12.0 million was recorded at the time of the purchase to reflect the estimated fair value of 3 million contingently issuable shares of the Company’s common stock.

The conditions that must be met and the amount of the 3 million shares, if any, to be issued are described below:

(i)
375,000 shares for each ten million Euros ( € 10 million, or approximately $14.2 million) worth of net sales (as defined) achieved by Premier Power Italy from July 9, 2009, the escrow opening date, to December 31, 2009 (the “First Issuance ”), with the maximum number of shares released as part of the First Issuance to be 1,500,000 shares (any number of shares not issuable as part of the First Issuance solely due to the fact that the 1,500,000 shares threshold was exceeded is hereinafter referred to as the “ Excess Issuable Amount ” );

(ii)
50% of the Excess Issuable Amount, if any, plus 200,000 shares for each ten million Euros ( € 10 million, or approximately $14.2 million) worth of net sales achieved by Premier Power Italy from January 1, 2010 to December 31, 2010 (the “Second Issuance) ”). The maximum combined number of shares to be released as part of the First Issuance and the Second Issuance, in the aggregate, shall not exceed 3,000,000 shares; and

(iii)
100,000 shares for each ten million Euros ( € 10 million, or approximately $14.2 million) worth of net sales achieved by Premier Power Italy from January 1, 2011 to December 31, 2011 (the “Third Issuance ”). The maximum combined number of shares to be released as part of the First Issuance, the Second Issuance, and the Third issuance, in the aggregate, shall not exceed 3,000,000 shares.

At March 31, 2010 and December 31, 2009, the Company estimated the fair value of the contingent consideration liability at $6,471,000 and $7,725,000, respectively, assuming 2,724,270 and 2,801,875 shares of its common stock, respectively, would be issued, a share price of $2.45 and $2.75, respectively, transaction costs, and its determination that the adjustment for counterparty performance risk of $224,000 was taken into consideration at March 31, 2010.   As of March 31, 2010, the Company determined the amount of earnable shares by the seller was approximately 560,000 for period ended December 31, 2009.

13.           DERIVATIVE INSTRUMENT

On January 1, 2009, the Company adopted FASB ASC 815 (EITF 07-5, Determining Whether an Instrument (or embedded Feature) is Indexed to an Entity’s Own Stock. As part of the adoption of FASB ASC 815, the Company determined that its warrants are not indexed to its stock as a result of the basis of an exercise price reset that occurs when the Company sells its common stock at a lower price, even if such price is at fair value. Thus, the value of the warrants has been recorded as a liability.

The Company recorded a warrant liability in the amount of $11.1 million upon adoption of FASB ASC 815.  The liability was then adjusted to fair value, $9.6 million as of March 31, 2009, resulting in a decrease in the liability and other income of $1.5 million for the three months ended March 31, 2009.

PREMIER POWER RENEWABLE ENERGY, INC.
Notes to Consolidated Financial Statements
(unaudited)

The Company recorded the following cumulative effect of change in accounting principle pursuant to its adoption of EITF 07-05 as of January 1, 2009:

	Other	Other	Retained
	Paid-In-Capital	Current Liability	Earnings
	(in thousands)
Record January 1, 2009, derivative instrument liability related to warrants	$-	$11,119	$-
Record January 1, 2009, the reversal of prior accounting related warrants	(1,794)	-	(9,325)
	$(1,794)	$11,119	$(9,325)

The Company used the Black-Scholes pricing model to calculate fair value of its warrant liability. Key assumptions used are as follows:

Number of Shares included in Warrant	Dividend Yield	Volatility	Risk-Free Rate	Expected Life (in years)	Stock Price

1,750,000	0.0%	95.0%	4.5%	4.0	$2.50

1,750,000	0.0%	95.0%	4.5%	4.0	$3.00

14.           STOCK-BASED COMPENSATION EXPENSE AND VALUATION OF STOCK OPTIONS AND RESTRICTED STOCK-BASED AWARDS

The Company’s 2008 Equity Incentive Plan (the “Incentive Plan”) provides for the issuance of incentive stock options and non-statutory stock options. The board of directors determines to whom grants are made and the vesting, timing, amounts, and other terms of such grants, subject to the terms of the Incentive Plan. Incentive stock options may be granted only to employees of the Company, while non-statutory stock options may be granted to the Company’s employees, officers, directors, certain consultants, and certain advisors. Options under the Incentive Plan vest as determined by the Board.  The term of the options granted under the Incentive Plan may not exceed 10 years, and the maximum number of shares of common stock that may be issued pursuant to stock options and stock awards granted under the Incentive Plan is 2,951,875 shares in the aggregate. The Company granted 602,000 options in the three months ended March 31, 2010.  An aggregate of 1,922,729 stock options (net of forfeitures) were outstanding under the Incentive Plan as of March 31, 2010.

Restricted stock awards granted under the Incentive Plan are independent of option grants and are subject to restrictions.  Awards, which have been issued since 2009, are subject to forfeiture if employment or services are terminated prior to the release of restrictions, which generally occurs on a ratable basis over three to four years from the date of grant.  The cost of the awards, determined to be the fair market value of the shares at the date of grant, is expensed ratably over the period the restriction lapse. At March 31, 2010 and 2009, there were an aggregate of 150,500 and 150,000, respectively, stock awards outstanding.

Stock-based compensation is included in the following operating expense line items in our consolidated statement of operations:

	Three Months Ended March 31,
	2010	2009
	(in thousands)
Cost of sales	$90	$47
Sales and marketing	25	30
General and administrative	131	68
	$246	$145

PREMIER POWER RENEWABLE ENERGY, INC.
Notes to Consolidated Financial Statements
(unaudited)

We estimate the fair value of our stock option grants using the Black-Scholes-Merton option-pricing model, which was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable.  Option valuation models, including the Black-Scholes-Merton option-pricing model, require the input of assumptions, including stock price volatility.  Changes in the input assumptions can materially affect the fair value estimates and ultimately how much we recognize as stock-based compensation expense.  The fair values of our stock options were estimated at the date of grant.  The weighted average input assumptions used and resulting fair values were as follows for the three months ended March 31, 2010 and 2009:

	Three Months Ended March 31,
	2010	2009
Expected volatitity	83.44%	93.60%
Expected dividend	0%	0%
Expected term	6.5 years	6.5 years
Risk-free interest rate	2.71%	1.88%
Weighted-average fair value per share	$1.60	3.32

Valuation and Amortization Method — The estimated fair value of stock options is amortized over the requisite service periods of the awards, which is generally the vesting period. Stock options typically have a ten-year life from date of grant and vesting periods of three to five years. The fair value of the Company’s restricted stock award is based on its value as determined by market prices of the Company’s stock on the date of grant. Compensation expense is recognized on a straight-line basis over the respective vesting period.

PREMIER POWER RENEWABLE ENERGY, INC.
Notes to Consolidated Financial Statements
(unaudited)

Expected Volatility — Because there is minimal history of stock price returns, the Company does not have sufficient historical volatility data for its stock option grants. Accordingly, the Company has chosen to use rates for similar publicly traded U.S.-based competitors to calculate the volatility for its granted options.

Expected Dividend — The Company has never paid dividends on its common shares and currently does not intend to do so.  Accordingly, the dividend yield percentage is zero for all periods.

Expected Term — The Company’s expected term represents the period that the Company’s stock options are expected to be outstanding. For awards granted subject only to service vesting requirements, the Company utilizes the simplified method under the provisions of FASB ASC 718-10-S99-1 (Staff Accounting Bulletin No. 107) for estimating the expected term of the stock options.

Risk-Free Interest Rate — The Company bases the risk-free interest rate used in the Black-Scholes-Merton valuation method upon the implied yield curve currently available on U.S. Treasury zero-coupon issues with a remaining term equal to the expected term used as the assumption in the model.

 15.           EMPLOYEE BENEFITS

The Company has a 401(k) Plan for its employees. Employees are eligible to make contributions when they attain an age of twenty-one and have completed at least one year of service. The Company makes discretionary matching contributions to employees who qualify for the Plan and were employed on the last day of the Plan year. Such contributions totaled $0 and $12 thousand for the three months ended March 31, 2010 and 2009, respectively. Employees are vested 100% after 3 years of service. Neither Bright Future, Premier Power Italy, nor Premier Power Spain offers defined contribution or defined benefit plans to employees.

PREMIER POWER RENEWABLE ENERGY, INC.
Notes to Consolidated Financial Statements
(unaudited)

16.           FAIR VALUE OF FINANCIAL INSTRUMENTS

The fair value of a financial instrument is the amount at which the instrument could be exchanged in an orderly transaction between market participants to sell the asset or transfer the liability.  In accordance with  FASB ASC 820 (SAS No. 157 Fair Value Measurements), the Company uses fair value measurements based on quoted prices in active markets for identical assets or liabilities (Level 1), significant other observable inputs (Level 2), or unobservable inputs for assets or liabilities (Level 3), depending on the nature of the item being valued.

The following disclosure is made in accordance with FASB ASC 820 (FASB Staff Position (FSP) FAS 107-1, Interim Disclosures about Fair Value of Financial Instruments ): The carrying amounts of cash and cash equivalents and accounts receivable, prepaid expenses, costs and estimated earnings in excess of billings, accounts payable, billings in excess of costs and estimated earnings on uncompleted contracts, and accrued liabilities approximate their fair values at each balance sheet date due to the short-term maturity of these financial instruments. The fair value of the Company’s borrowings is based upon current interest rates for debt instruments with comparable maturities and characteristics and approximates carrying values.

FASB ASC 820 (SFAS No. 157) defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.  FASB ASC 820 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value.  The hierarchy, as defined below, gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities and the lowest priority to unobservable inputs.

●	Level 1, defined as observable inputs such as quoted prices in active markets for identical assets.

●
Level 2, defined as observable inputs other than Level 1 prices.  They include quoted prices for similar assets or liabilities in an active market, quoted prices for identical assets and liabilities in a market that is not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

●	Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions.

The table below sets forth the Company’s Level 3 financial assets and liabilities that are accounted for at fair value:

	March 31, 2010			December 31, 2009
	(in thousands)			(in thousands)
	Level 1	Level 2	Level 3	Level 1	Level 2	Level 3
Liabilities: Contingent consideration	$-	$-	$6,471	$-	$-	$7,725

Contingent Consideration Liability
(in thousands)

Beginning balance	$7,725
Total gain recognized	(1,254)
Ending balance	$6,471

    PREMIER POWER RENEWABLE ENERGY, INC.
Notes to Consolidated Financial Statements
 (unaudited)

17.           CONTINGENCIES

Legal Matters

The Company is subject to legal proceedings, claims, and litigation arising in the ordinary course of business.  The Company is not currently involved in any litigation, the outcome of which would, based on information currently available, have a material adverse effect on the Company’s financial position, results of operations, or cash flows.

Indemnifications

The Company indemnifies its directors and executive officers for costs associated with any fees, expenses, judgments, fines and settlement amounts incurred by them in any action or proceeding to which any of them is, or is threatened to be, made a party by reason of his or her services in their role as a director or officer.

18.           SEGMENT INFORMATION

The Company has adopted Segment Reporting (ASC 280) requiring segmentation based on the Company’s internal organization, reporting of revenue and other performance measures.  Operating segments are defined as components of an enterprise about which discrete financial information is available that is evaluated regularly by the chief operating decision maker, or decision making group, in deciding how to allocate resources and in assessing performance.  The Company’s chief operating decision maker is the Chief Executive Officer.  The Company’s segments are designed to allocate resources internally and provide a framework to determine management responsibility.  There are three operating segments, as summarized below:

•
United States – consists of (i) commercial ground mount or rooftop solar energy projects generally ranging from 100kWh to 20MW provided to corporate, municipal, agricultural, and utility customers and (ii) residential that consists mainly of rooftop solar installations generally ranging from 5kWh to 40kWh provided to residential customers primarily in California and New Jersey.

•	Italy – consists of distribution, ground mount, roof mount, and solar power plant installations.

•	Spain – consists of rooftop solar installations generally ranging 5kWh to 1MW provided primarily to businesses that own commercial buildings or warehouses.

Prior to its acquisition of Premier Power Italy the Company determined that it operated as a single segment. In conjunction with the acquisition and changes in its management structure the Company determined that the three operating segments noted above are more reflective of its operations.

The Company refers to the Net Sales as the revenue earned from the installation projects or distribution sales.  Currently, the Company does not separately allocate operating expenses to these segments, nor does it allocate specific assets to these segments.  Therefore, the segment information reported includes only net sales, cost of sales, and gross profit.  The following tables present the operations by each operating segment:

	Three Months Ended March 31, 2010
	United States	Italy	Spain	Total
	(in thousands)
Net sales	$971	$926	$1,502	$3,399
Cost of sales	(1,184)	(976)	(1,208)	(3,368)
Gross profit	$(213)	$(50)	$294	31
Total operating expenses				2,401
Operating loss				$(2,370)

PREMIER POWER RENEWABLE ENERGY, INC.
Notes to Consolidated Financial Statements
 (unaudited)

	(Restated) Three Months Ended March 31, 2009
	United States	Spain	Total
	(in thousands)
Net sales	$2,396	$2,397	$4,793
Cost of sales	(2,466)	(1,959)	(4,425)
Gross profit	$(70)	$438	368
Total operating expenses			1,783
Operating loss			$(1,415)

	Three Months Ended March 31,
	2010	2009
	(in thousands)
Net sales
United States	$971	$2,396
Italy	926	-
Spain	1,502	2,397
	$3,399	$4,793

At March 31, 2010 and 2009, property and equipment located in the United States, net of accumulated depreciation and amortization was approximately $0.3 million and $0.4 million, respectively.  At March 31, 2010 and 2009, property and equipment located in foreign countries, net of accumulated depreciation and amortization was approximately $0.3 million and $0.1 million, respectively.

Report of Independent Registered Public Accounting Firm

Board of Directors and Shareholders
Premier Power Renewable Energy, Inc.
El Dorado Hills, California

We have audited the accompanying consolidated balance sheets of Premier Power Renewable Energy, Inc. and subsidiaries as of December 31, 2009 and 2008 and the related consolidated statements of operations, shareholders’ equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Premier Power Renewable Energy, Inc. and subsidiaries at December 31, 2009 and 2008, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 14 to the financial statements in 2009, the Company has changed its method of accounting for warrants which are not indexed to its stock due to the adoption of FASB ASC 815 (EITF 07-5),  Determining Whether an Instrument (or Embedded Feature) is Indexed to an Entity’s Own Stock).

/s/ Macias Gini & O’Connell LLP

Sacramento, California

March 24, 2010

PREMIER POWER RENEWABLE ENERGY, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	December 31,
	2009	2008
ASSETS
Current assets:
Cash and cash equivalents	$3,792	$5,771
Accounts receivable, net of allowance for doubtful accounts of $137 and $18 at December 31, 2009 and 2008, respectively	7,676	4,768
Inventory	1,824	1,425
Prepaid expenses and other current assets	432	259
Costs and estimated earnings in excess of billings on uncompleted contracts	13,674	236
Other receivables	175	94
Deferred tax assets	473	229
Total current assets	28,046	12,782

Property and equipment, net	615	475
Intangible assets, net	970	1,048
Goodwill	12,254	483
Deferred tax assets	1,295	25
Total assets	$43,180	$14,813

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$18,347	$3,707
Accrued liabilities	2,043	1,368
Billings in excess of costs and estimated earnings on uncompleted contracts	374	1,206
Taxes payable	293	185
Borrowings, current	1,692	38
Total current liabilities	22,749	6,504

Borrowings, non-current	548	93
Contingent consideration liability	7,725	-
Deferred tax liabilities	-	343
Total liabilities	31,022	6,940

Commitments and contingencies (Note 12)
Shareholders' equity:
Series A convertible preferred stock, par value $.0001 per share: 5,000,000 shares designated; 20,000,000 shares of preferred stock authorized; 3,500,000 shares issued and outstanding at December 31, 2009 and 2008, respectively	-	-
Series B convertible preferred stock, par value $.0001 per share: 2,800,000 shares designated out of 20,000,000 shares of preferred stock authorized; 2,800,000 and 0 shares issued and outstanding at December 31, 2009 and 2008, respectively	-	-
Common stock, par value $.0001 per share; 500,000,000 shares authorized; 29,050,250 and 26,048,075 shares issued and outstanding at December 31, 2009 and 2008, respectively	3	3
Additional paid-in-capital	17,822	7,542
(Accumulated deficit) retained earnings	(5,385)	369
Accumulated other comprehensive loss	(282)	(41)
Total shareholders' equity	12,158	7,873
Total liabilities and shareholders' equity	$43,180	$14,813

The accompanying notes are an integral part of these financial statements.

PREMIER POWER RENEWABLE ENERGY, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	For Year Ended December 31,
	2009	2008

Net sales	$30,750	$44,238
Cost of sales	(26,292)	(38,711)
Gross profit	4,458	5,527

Operating expenses:
Sales and marketing	2,910	2,224
General and administrative	5,808	2,505
Total operating expenses	8,718	4,729

Operating (loss) income	(4,260)	798

Other income (expense):
Interest expense	(89)	(82)
Other income	23	-
Change in fair value of contingent consideration liability	4,301	-
Change in fair value of warrants	2,184
Interest income	44	37
Total other (expense) income, net	6,463	(45)

Income before income taxes	2,203	753

Income tax benefit	1,452	40

Net income	3,655	793

Less: Net income attributable to noncontrolling interest	(85)	(224)

Net income attributable to Premier Power Renewable Energy, Inc.	$3,570	$569

Earnings Per Share attributable to Premier Power Renewable Energy, Inc:

Basic	$0.14	$0.03
Diluted	$0.11	$0.02

Weighted Average Shares Outstanding:

Basic	26,050	22,666
Diluted	31,273	23,750

The accompanying notes are an integral part of these financial statements.

PREMIER POWER RENEWABLE ENERGY, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands, except per share data)

	Year Ended December 31,
	2009	2008

Cash flows from operating activities:
Net income attributable to Premier Power Renewable Energy, Inc.	$3,570	$569
Net income attributable to noncontrolling interest	85	224
Net income	3,655	793
Adjustments to reconcile net income to net cash used in operating activities:
Gain on sale of special purpose entities	(23)	-
Stock based compensation	624	-
Depreciation and amortization	345	197
Change in fair value of contingent consideration liability	(4,301)	-
Change in fair value of warrant liability	(2,184)	-
Deferred taxes	(1,857)	(273)
Loss on sale of property and equipment	-	5
Changes in operating assets and liabilities:
Accounts receivable	(2,608)	(2,353)
Inventory	(119)	(15)
Prepaid expenses and other current assets	(175)	(199)
Costs and estimated earnings in excess of billings on uncompleted contracts	(13,563)	(199)
Other receivables	(78)	-
Accounts payable	14,436	1,097
Accrued liabilities	623	857
Billings in excess of costs and estimated earnings on uncompleted contracts	(833)	(218)
Taxes payable	(164)	192
Net cash used in operating activities	(6,222)	(116)
Cash flows from investing activities:
Acquisition of property and equipment	(265)	(163)
Net cash paid for Rupinvest acquisition	(2)	-
Proceeds from sale of property and equipment	-	12
Net cash used in investing activities	(267)	(151)
Cash flows from financing activities:
Principal payments on borrowings	(306)	(283)
Sale of noncontrolling interest	176	-
Purchase of noncontrolling interest	(176)	-
Proceeds from borrowings	2,391	15
Proceeds from issuance of preferred stock and warrants	3,000	5,512
Repayment from shareholders	-	23
Distributions	-	(452)
Cost related to share registration	(570)	-
Net cash provided by financing activities	4,515	4,815
Effect of foreign currency	(5)	(56)
(Decrease) increase in cash and cash equivalents	(1,979)	4,492
Cash and cash equivalents at beginning of period	5,771	1,279
Cash and cash equivalents at end of period	$3,792	$5,771

Supplemental cash flow information:
Interest paid	$72	$82
Taxes paid	$434	$76

Non-cash investing and financing activities:
Common stock issued to acquire noncontrolling interest	$-	$1,489
Issuance of notes to acquire equipment	$-	$157
Common stock issued for service	$-	$91
Contingent Consideration liability	$12,027	$-
Warrant liability	$11,118	$-

Net cash paid for Rupinvest acquisition:
Tangible assets	$616
Intangible assets	12,087
Total assets	12,703
Liabilities assumed	(658)
Purchase price	12,045
Less:
Contingent consideration liability	(12,027)
Cash acquired	(16)
Net cash paid for Rupinvest acquisition	$2

The accompanying notes are an integral part of these financial statements.

PREMIER POWER RENEWABLE ENERGY, INC.
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
For the Year Ended December 31, 2008 and 2009
(in thousands)

			Series A -		Series B -			Retained Earnings	Accumulated Other	Premier Power
	Common Stock		Preferred Stock		Preferred Stock		Additional Paid	(Accumulated	Comprehensive	Renewable Energy, Inc.	Noncontrolling
	Shares	Amount	Shares	Amount	Shares	Amount	In Capital	Deficit)	Income (Loss)	Shareholders' Equity	Interest	Total

Balance December 31, 2007	21,160	$3	-	$-	-	$-	$1	$701	$9	$714	$2	$716

Net income								569		569	224	793
Foreign currency translation adjustment									(50)	(50)	(23)	(73)
Comprehensive income										519	201	720

Issuance of shares to purchase minority interest	3,059						1,489			1,489		1,489
Shares issued in connection with reverse acquisition	1,800
Issuance of Series A and Series B warrants							1,794			1,794		1,794
Issuance of Series A convertible preferred stock			3,500				3,718			3,718		3,718
Issuance of shares for service	30						91			91		91

Purchase of noncontrolling interest in Premier Power Spain											(203)	(203)
Distributions								(452)		(452)		(452)
Deemed constructive contribution
(distribution) of S-Corp undistributed earnings							449	(449)		-
Balance December 31, 2008	26,049	3	3,500	-	-	-	7,542	369	(41)	7,873	-	7,873
Cumulative effect of adjustment upon adoption of EITF 07-5 (restated)							(1,794)	(9,324)		(11,118)		(11,118)
Balance January 1, 2009 (restated)	26,049	3	3,500	-	-	-	5,748	(8,955)	(41)	(3,245)		(3,245)

Net income								3,570		3,570	85	3,655
Foreign currency translation adjustment									(241)	(241)	(21)	(262)
Comprehensive income										3,329	64	3,393
Stock based compensation	1						624			624		624
Cost related to share registration							(570)			(570)		(570)
Sale of noncontrolling interest											176	176
Purchase of noncontrolling interest											(155)	(155)
Noncontrolling interest income							85			85	(85)	-
Gain on settlement of warrant liability							1,435			1,435		1,435
Issuance of series B convertible preferred stock					2,800	-	10,500			10,500		10,500
Issuance of escrow shares related to Rupinvest acquisition	3,000

Balance December 31, 2009	29,050	$3	3,500	$-	2,800	$-	$17,822	$(5,385)	$(282)	$12,158	$-	$12,158

The accompanying notes are an integral part of these financial statements.

PREMIER POWER RENEWABLE ENERGY, INC.
Notes to Consolidated Financial Statements

1.             ORGANIZATION AND NATURE OF BUSINESS

Premier Power Renewable Energy, Inc., a Delaware corporation (the “Parent”), through its wholly owned subsidiaries, Premier Power Renewable Energy, Inc., a California corporation (“Premier Power California”), and Rupinvest Sarl (“Rupinvest”), and Premier Power California’s two wholly owned subsidiaries, Bright Future Technologies LLC (“Bright Future”) and Premier Power Sociedad Limitada (“Premier Power Spain”), and Rupinvest’s wholly owned subsidiary, Premier Power Italy S.p.A. (“Premier Power Italy”) (collectively the “Company”) designs, engineers, and installs photovoltaic systems in the United States, Spain, and Italy.

Prior to September 9, 2008, Premier Power California and Bright Future were wholly owned by a common shareholder group. That same shareholder group was deemed to exercise control over Premier Power Spain through a 51% ownership interest, management control, and the absence of disproportionate voting rights. On September 1, 2008, that shareholder group exchanged their interests in Premier Power Spain for shares of common stock of Premier Power California. On August 27, 2008, the holders of the 49% noncontrolling interest in Premier Power Spain exchanged their interests in Premier Power Spain for shares of common stock of Premier Power California. A summary of the fair value of the acquired tangible and intangible assets and liabilities held by the 49% noncontrolling interest is as follows:

(in thousands)
Fair value of shares exchanged	$1,489
Tangible assets acquired	(1,034)
Amortizing intangible assets acquired	(1,110)
Liabilities assumed	1,138
Goodwill	$483

The historical financial statements of the Company prior to September 9, 2008 present its financial position, results of operations, and cash flows on a combined basis.

Pursuant to a reverse acquisition between the Parent (formerly “Harry’s Trucking, Inc.”) and Premier Power California that closed on September 9, 2008, the shareholders of Premier Power California exchanged 100% of their interests for an aggregate 24,218,750 shares of the Parent’s common stock.

Subsequent to the merger, the former shareholders of Premier Power California held approximately 87% of the outstanding common stock of the Company. The merger was considered to be a reverse acquisition accounted for as a recapitalization. Premier Power California was considered to be the accounting acquirer, and the historical financial statements of the Company are those of Premier Power California. The outstanding shares, members’ equity, and earnings per share in the historical financial statements have been restated to give effect to the shares of common stock issued to the controlling shareholders.

Concurrently with the closing of the share exchange on September 9, 2008, the Company raised $7 million in a private placement financing in which Vision Opportunity Master Fund, Ltd. (“Vision”) was the investor (the “Financing”) by issuing a total of 3.5 million units (the “Units”) at $2.00 per Unit, with each Unit consisting of one share of the Company’s Series A Convertible Preferred Stock, one-half of one Series A Warrant, and one-half of one Series B Warrant.

On June 16, 2009, the Company sold to Vision 2.8 million shares of Series B Convertible Preferred Stock (bearing no liquidation preference, no coupon payments, and no redemption rights) in exchange for the cancellation of the 3.5 million Series A and Series B warrants held by Vision, and $3 million in cash.  The cancellation of warrants resulted in the elimination of all the Company’s issued and outstanding warrants.

PREMIER POWER RENEWABLE ENERGY, INC.
Notes to Consolidated Financial Statements

On July 31, 2009, the Company purchased 100% of the issued and outstanding equity ownership of Rupinvest, a corporation duly organized and existing under the laws of Luxembourg, from Esdras Ltd., a corporation duly organized and existing under the laws of Cyprus (“Esdras”).  Rupinvest distributes, develops, and integrates ground mount and rooftop solar power systems in Italy through its then majority-owned subsidiary, Premier Power Italy (formerly known as ARCO Energy, SRL), a private limited liability company organized under the laws of Italy.  The terms of the transaction are set forth in a Share Exchange Agreement entered into on June 3, 2009 between the Company, Rupinvest, and Esdras.  Prior to the closing, Rupinvest was a wholly owned subsidiary of Esdras.  The Company acquired 100% of the issued and outstanding equity ownership interest in Rupinvest from Esdras in exchange for: (a) a cash payment by us to Esdras in the amount of twelve thousand five hundred Euros (€12,500, or approximately $18,292); and (b) the potential transfer to Esdras of up to three million shares of  the Company’s restricted common stock, with the number of shares to be transferred, if any, to be calculated based on achieving certain sales by Premier Power Italy over a three-year period.  The Company opened escrow for the Rupinvest acquisition on July 9, 2009 under an Escrow Agreement, which was subsequently amended on July 22, 2009 and July 30, 2009.  Capita Trust Company Limited, a private limited company incorporated in England and Wales (the “Escrow Agent”), acted as escrow agent.  The Company delivered to the Escrow Agent the stock certificate evidencing three million restricted shares of the Parent’s common stock, which certificate is registered in the name of the Escrow Agent’s custodial delegate. Such shares are presented as issued and outstanding on the Company’s December 31, 2009 balance sheet and statement of shareholders’ equity.  Pursuant to the closing of this transaction, the Company conducts operations in Italy through Premier Power Italy.

On December 31, 2009, Rupinvest purchased the remaining 10% interest of Premier Power Italy from Esdras at Esdras’ initial capital contribution per the Share Exchange Agreement, and Premier Power Italy became the wholly owned subsidiary of Rupinvest.

2.             SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation – The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles accepted in the United States (“GAAP”), and include the accounts of the Parent and its subsidiaries.  All intercompany accounts and transactions have been eliminated.

Concentrations and Credit Risk – Two customers accounted for more than 10% of the Company’s sales for the year ended December 31, 2009.  One customer accounted for 18% and two customers accounted for 12% each of the Company’s sales for the year ended December 31, 2008.  Accounts receivable primarily consist of trade receivables and amounts due from state agencies and utilities for rebates on solar systems installed.  At December 31, 2009, the Company had two customers that accounted for 22.9% and 10.9% of the Company’s accounts receivables.  At December 31, 2008, the Company had four customers that accounted for 27%, 13%, 11%, and 10% of the Company’s accounts receivables.  The Company monitors account balances and follows up with accounts that are past due as defined in the terms of the contract with the customer. To date, the Company’s losses on uncollectible accounts receivable have been immaterial. The Company maintains an allowance for doubtful accounts receivable based on the expected collectability of its accounts receivable. The allowance for doubtful accounts is based on assessments of the collectability of specific customer accounts and the aging of the accounts receivable. If there is a deterioration of a major customer’s credit worthiness or actual defaults are higher than historical experience, the allowance for doubtful accounts is increased. The allowance for doubtful accounts was $.1 million and $.02 million as of December 31, 2009 and 2008, respectively.

The Company purchases its solar modules from a limited number of vendors but believes that in the event it is unable to purchase solar panels from these vendors; alternative sources of solar modules will be available.

PREMIER POWER RENEWABLE ENERGY, INC.
Notes to Consolidated Financial Statements

Use of Estimates – The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Significant estimates include the allowance for doubtful accounts, warranty reserves, revenue recognition, the estimated useful life of property and equipment, the valuation of contingent consideration related to business combinations and derivative instruments, and income taxes. Actual results could differ from those estimates.

Cash and Cash Equivalents – Cash and cash equivalents include cash on hand or in the bank and short-term investment securities with remaining maturities of 90 days or less at date of purchase. The Company maintains its cash in bank deposit accounts that, at times, may exceed the statutory insured limits of the jurisdiction in which the accounts are held.  The Company has not experienced any losses on these investments. At December 31, 2009, the Company had $2.5 million in cash in bank accounts in excess of the various deposit insurance limits of the jurisdictions in which the balances were held.

Inventories – Inventories, consisting primarily of raw materials, are recorded using the average cost method and are carried at the lower of cost or market.

Property and Equipment – Property and equipment are stated at cost and depreciated using the straight-line method over estimated useful lives of 5 years, or in the case of leasehold improvements, the lease term, if shorter. Maintenance and repairs are expensed as they occur.   Upon disposition, the cost and related accumulated depreciation are removed from the accounts, and the resulting gain or loss is reflected in current operations.

Stock-Based Compensation –   The Company accounts for stock-based compensation under the provisions of Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 718 (Statement of Financial Accounting Standards No. 123 (revised 2004),“Share-Based Payment”), which requires the Company to measure the stock-based compensation costs of share-based compensation arrangements based on the grant date fair value and generally recognizes the costs in the financial statements over the employee’s requisite service period.  Stock-based compensation expense for all stock-based compensation awards granted was based on the grant date fair value estimated in accordance with the provisions of FASB ASC 718.

Goodwill and Other Intangible Assets – The Company does not amortize goodwill, but rather tests goodwill for impairment at least annually. We determine the fair value using a weighted market and income approach. Under the income approach, we calculate the fair value of a reporting unit based on the present value of estimated future cash flows. Under the market approach, we calculate the fair value of the reporting unit using selected comparable companies’ revenue multiples and apply an average of such companies’ multiples to the Company’s revenue. If the fair value of the reporting unit exceeds the carrying value of the net assets including goodwill assigned to that unit, goodwill is not impaired. If the carrying value of the reporting unit’s net assets including goodwill exceeds the fair value of the reporting unit, then we determine the implied fair value of the reporting unit’s goodwill. If the carrying value of a reporting unit’s goodwill exceeds its implied fair value, then an impairment of goodwill has occurred and we recognize an impairment of loss for the difference between the carrying amount and the implied fair value of goodwill as a component of operating income. We did not recognize any goodwill impairment charges in 2009 and 2008. Intangible assets, consisting of a customer list, trademarks, and an employee contract, are amortized over their estimated useful lifes ranging from 2-17 years.

Fair Value of Financial Instruments – The carrying value reported for cash equivalents, accounts receivable, prepaid expenses, other receivables, accounts payable and accrued liabilities approximated their respective fair values at each balance sheet date due to the short-term maturity of these financial instruments.

Revenue Recognition – Revenue on solar power projects installed by the Company for customers under installation contracts is recognized using the percentage of completion method of accounting. At the end of each period, the Company measures the cost incurred on each project and compares the result against its estimated total costs at completion. The percent of cost incurred determines the amount of revenue to be recognized. Payment terms are generally defined by the installation contract and as a result may not match the timing of the costs incurred by the Company and the related recognition of revenue. Such differences are recorded as either costs or estimated earnings in excess of billings on uncompleted contracts or billings in excess of costs and estimated earnings on uncompleted contracts. The Company determines a customer’s credit worthiness at the time an order is accepted. Sudden and unexpected changes in a customer’s financial condition could put recoverability at risk.

PREMIER POWER RENEWABLE ENERGY, INC.
Notes to Consolidated Financial Statements

Contract costs include all direct material and labor costs attributable to a project as well as certain indirect costs related to contract performance, such as indirect labor, supplies, tools, repairs, and depreciation costs. Selling, general, and administrative costs are charged to expense as incurred. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions, and estimated profitability, including those arising from contract penalty provisions and final contract settlements, may result in revisions to costs and income and are recognized in the period in which the revisions are determined. Profit incentives are included in revenues when their realization is reasonably assured.

The percentage of completion method requires the ability to estimate several factors, including the ability of the customer to meet its obligations under the contract, including the payment of amounts when due. If we determine that collectability is not assured at the onset of a contract, we will defer revenue recognition and use methods of accounting for the contract such as completed contract method until such time we determine that collectability is reasonably assured or through the completion of the project.

Revenue related to distribution sales is recognized when we have received either a purchase order or contract, deem delivery of product to have occurred, when the title and risk of ownership have passed to the buyer and we determine that collection is probable.  Some customers will pay the Company and ask the Company to segregate and store the product separate from other products.  The Company considers the risk has passed when payment and segregation has occurred.

Advertising – The Company expenses advertising costs as they are incurred. Advertising costs were $.8 million and $.4 million for the year ended December 31, 2009 and 2008, respectively.

Product Warranties –The Company warrants its projects for labor and materials associated with its installations.  The Company’s warranty is ten years in California and generally five to ten years elsewhere in the U.S. depending upon each state’s specific requirements, and is one year in Spain for all contracts signed after December 31, 2006.  Italy provides a ten year warranty covering the labor and materials associated with its installations.  Solar panels and inverters are warranted by the manufacturer for 25 years and 10 years, respectively. Since the Company does not have sufficient historical data to estimate its exposure, we have looked to our historical data and the historical data reported by other solar system installers. Activity in the Company’s accrued warranty reserve for the year ended December 31, 2009 and 2008 was as follows:

	December 31,
	2009	2008
	(in thousands)
Beginning accrued warranty balance	$367	$172

Accruals related to warranties issued during period	159	275

Reduction for labor payments and claims made under the warranty	(167)	(80)

Ending accrued warranty balance	$359	$367

PREMIER POWER RENEWABLE ENERGY, INC.
Notes to Consolidated Financial Statements

Foreign Currency – The functional currency of Premier Power Spain and Italy is the Euro. Their assets and liabilities are translated at year-end exchange rates, except for certain non-monetary balances, which are translated at historical rates. All income and expense amounts of Premier Power Spain and Italy are translated at average exchange rates for the respective period. Translation gains and losses are not included in determining net income but are accumulated in a separate component of shareholders’ equity. Foreign currency transaction gains and losses are included in the determination of net income (loss) in the period in which they occur. For the year ended December 31, 2009 and 2008, the foreign currency transaction gain was $0.3 million and $0.01 million, respectively.

Noncontrolling Interest – The noncontrolling interest reflected in the statement of operations for the year ended December 31, 2008 represents the 49% shareholdings of the noncontrolling shareholders in the Company’s Spanish operations, Premier Power Spain through September 9, 2008.  Concurrent with the reverse merger, these shareholdings were converted into shares of the Company’s common stock and no longer reported as noncontrolling interest effective September 9, 2008.

The noncontrolling interest reflected in the statement of operations for the year ended December 31, 2009 represents the 10% shareholdings of the noncontrolling shareholders in the Company’s Italian operations, Premier Power Italy.  On December 31, 2009, Rupinvest purchased the 10% noncontrolling interest from Esdras; thus, as of December 31, 2009, there is no longer a noncontrolling interest in the Company’s operations.

FASB ASC Topic 810, “Consolidation” (SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements – an amendment of ARB No. 51”) was effective on January 1, 2009 for the Company and established accounting reporting standards for noncontrolling interests in a subsidiary.  The retrospective presentation and disclosure requirements outlined by the consolidation guidance have been incorporated into this Annual Report on Form 10-K for the years ended December 31, 2009 and 2008.

In accordance with the new guidance on noncontrolling interests, the Company revised all previous references to “minority interests” in the consolidated 2008 financial statements to “noncontrolling interest,” and also made the following changes to the 2008 consolidated financial statements:

●
The Consolidated Statements of Operations now present “Net income (loss),” which includes “Net income (loss) attributable to noncontrolling interest” and “Net income (loss) attributable to Premier Power Renewable Energy, Inc.”  Earnings per share is now identified as attributable to Premier Power Renewable Energy, Inc.

●
The Consolidated Balance Sheets now present “Noncontrolling interest” as a component of “Shareholders’ equity.”  The Premier Power Renewable Energy, Inc. shareholders’ equity is equivalent to the previously reported “Total shareholders’ equity.”

●	The Consolidated Statements of Shareholders’ Equity separately displays noncontrolling interest activity.

A summary of activity related to noncontrolling interests in the Company’s subsidiaries is as follows:

	December 31,
	2009	2008
	(in thousands)
Beginning balance	$-	$2
Sale of noncontrolling interest in Premier Power Italy	176	-
Net income attributed to noncontrolling interest	85	224
Foreign currency translation adjustment	(21)	(23)
Purchase of noncontrolling interest in Premier Power Spain	-	(203)
Purchase of noncontrolling interest in Premier Power Italy	(155)	-
Noncontrolling interest income	(85)
Ending balance	$-	$-

PREMIER POWER RENEWABLE ENERGY, INC.
Notes to Consolidated Financial Statements

Comprehensive Income – FASB ASC Topic 220 (Statement of Financial Accounting Standards No. 130, “Reporting Comprehensive Income,”) establishes standards for reporting comprehensive income and its components in a financial statement that is displayed with the same prominence as other financial statements. Comprehensive income, as defined, includes all changes in equity during the period from non-owner sources, such as foreign currency translation adjustments.

Income Taxes – The Company accounts for income taxes under the liability method. Under this method, deferred tax assets and liabilities are determined based on differences between the financial reporting and tax reporting bases of assets and liabilities and are measured using enacted tax rates and laws that are expected to be in effect when the differences are expected to reverse. Realization of deferred tax assets is dependent upon the weight of available evidence, including expected future earnings. A valuation allowance is recognized if it is more likely than not that some portion or all of a deferred tax asset will not be realized. Prior to September 2008, the Company was not subject to federal income tax.

Effective September 1, 2008, the Company adopted FASB ASC 740-10 (Financial Accounting Standards Interpretation FIN No. 48, “Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109” (FIN 48)). FASB ASC 740-10 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of uncertain tax positions taken or expected to be taken in a company’s income tax return and provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition.  As a result of the implementation of FASB ASC 740-10, the Company recognized no change in the liability for unrecognized tax benefits related to tax positions taken in prior periods and no corresponding change in retained earnings.   As a result of the implementation of FASB ASC 740-10, the Company recognized no material adjustment in the liability for unrecognized income tax benefits as of the September 2008 adoption date and at December 31, 2009. Also, the Company had no amounts of unrecognized tax benefits that, if recognized, would affect its effective tax rate.

Premier Power Spain is organized under the laws of Spain and is subject to federal and provincial taxes.  Premier Power Italy is recognized under the laws of Italy and is subject to federal and provincial taxes.

Contingent Consideration Liability – In connection with the acquisition of Rupinvest, contingent consideration liability of $12 million was recorded at the time of the purchase. The contingent consideration liability relates to the contingent issuance of 3 million shares to the sellers of Rupinvest. In accordance with FASB ASC 820, the Company estimates the fair value of the contingent consideration liability at each reporting period, with changes in the estimated fair value recorded in income.

The fair value measurement assumes that the contingent consideration liability is transferred to a market participant at the valuation date and that the nonperformance risk related to the contingent consideration liability remains constant. The Company estimates the fair value using the market price of its shares since it believes this represents the present value of its future stock returns, discounted at the Company’s required rule of return. The Company also estimates the number of shares to be issued based on a number of financial scenarios weighted based on their relative probability. The Company considers the effect of counterparty performance risk in its fair value estimate. The Company estimates the counterparty performance risk by comparing its borrowing rate to those of U.S. treasury notes and uses the underlying spread to discount the estimated fair value.

Recently Issued Accounting Pronouncements

In December 2007, the Financial Accounting Standards Board (“FASB”) issued FASB ASC 805 (FAS No. 141(R), “Business Combinations” (“FASB 141(R)”)), which requires the acquiring entity in a business combination to recognize all (and only) the assets acquired and liabilities assumed in the transaction, establishes the acquisition date fair value as the measurement objective for all assets acquired and liabilities assumed, and requires the acquirer to disclose to investors and other users all of the information they need to evaluate and understand the nature and financial effect of the business combination.  FASB ASC 805 is prospectively effective to business combinations for which the acquisition is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008.  The impact of FASB ASC 805 on the Company’s consolidated financial statements will be determined in part by the nature and timing of any future acquisitions completed.  See Note 5.

In March 2008, the FASB issued FASB ASC 815-40 (SFAS No. 161, “Disclosures about Derivatives Instruments and Hedging Activities, an Amendment of FASB Statement No. 133”).  FASB ASC 815-40 requires enhanced disclosures about a company’s derivative and hedging activities. ASC 815-40 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. The adoption of FASB ASC 815-40 did not have a material impact on the Company’s results of operations, cash flows, or financial position.

PREMIER POWER RENEWABLE ENERGY, INC.
Notes to Consolidated Financial Statements

In April 2008, the FASB issued FASB ASC 350-30 (FASB Staff Position (FSP) FAS No. 142-3, “Determination of the Useful Life of Intangible Assets”). FASB ASC 350-30 amends the factors an entity should consider in developing renewal or extension assumptions used in determining the useful life of recognized intangible assets under FASB ASC 350-30 (SFAS No. 142,“Goodwill and Other Intangible Assets”). FASB ASC 350-30 must be applied prospectively to intangible assets acquired after the effective date. The Company applied the guidance of the FASB ASC 350-30 to intangible assets acquired after January 1, 2009.  The Company’s adoption of FASB ASC 350-30 did not have a material impact on its financial position, results of operations, or cash flows.

In June 2008, the FASB ratified FASB ASC 815-40 (EITF Issue 07-5 (EITF 07-5), “Determining Whether an Instrument (or an Embedded Feature) Is Indexed to an Entity’s Own Stock”. FASB ASC 815-40 provides that an entity should use a two step approach to evaluate whether an equity-linked financial instrument (or embedded feature) is indexed to its own stock, including evaluating the instrument’s contingent exercise and settlement provisions. It also clarifies the impact of foreign currency denominated strike prices and market-based employee stock option valuation instruments. FASB ASC 815-40 is effective for fiscal years beginning after December 15, 2008 and interim periods within those years.  On January 1, 2009, the Company adopted this pronouncement (see Note 12).

In April 2009, the FASB issued FASB ASC 825-10-65 and FASB ASC 270 (“FSP 107-1 and APB 28-1 Interim Disclosures about Fair Value of Financial Instruments”), which increases the frequency of fair value disclosures to a quarterly basis instead of on an annual basis. The guidance relates to fair value disclosures for any financial instruments that are not currently reflected on an entity’s balance sheet at fair value. FASB ASC 825-10-65 and FASB ASC 270 are effective for interim and annual periods ending after June 15, 2009. The adoption of FASB ASC 825-10-65 and FASB ASC 270 did not have a material impact on the Company’s results of operations, cash flows, or financial position.

In May 2009, the FASB issued FASB ASC 470 (Staff Position No. APB 14-1 “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)”).  FASB ASC 470 clarifies that convertible debt instruments that may be settled in cash upon conversion (including partial cash settlement) are not addressed by FASB ASC 470-20-65-1 (paragraph 12 of APB Opinion No. 14, “Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants”). Additionally, FASB ASC 470 specifies that issuers of such instruments should separately account for the liability and equity components in a manner that will reflect the entity’s nonconvertible debt borrowing rate when interest cost is recognized in subsequent periods. FASB ASC 470 is effective for financial statements issued for fiscal years beginning after December 15, 2008 and interim periods within those fiscal years. The adoption of FASB ASC 470 did not have a material effect on our consolidated financial statements.

In May 2009, the FASB issued FASB ASC 855 (SFAS No. 165, “Subsequent Events”), which establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. In particular, FASB ASC 855 sets forth (a) the period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements, (b) the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements, and (c) the disclosures that an entity should make about events or transactions that occurred after the balance sheet date. FASB ASC 855 is effective for interim or annual financial reporting periods ending after June 15, 2009. The adoption of FASB ASC 855 did not have a material impact on the Company’s results of operations, cash flows, or financial position.

In June 2009, the FASB issued FASB ASC 810 (SFAS No. 167, “Amendments to FASB Interpretation No. 46(R)”). FASB ASC 810 applies to FASB ASC 105 entities and is effective for annual financial periods beginning after November 15, 2009 and for interim periods within those years. Earlier application is prohibited. A calendar year-end company must adopt this statement as of January 1, 2010. The Company does not anticipate the adoption of FASB ASC 810 to have a material impact on its results of operations, cash flows, or financial position.

PREMIER POWER RENEWABLE ENERGY, INC.
Notes to Consolidated Financial Statements

In June 2009, the FASB issued FASB ASC 860 (SFAS No. 166, “Accounting for Transfers of Financial Assets-an amendment of FASB Statement No. 140”). FASB ASC 860 applies to all entities and is effective for annual financial periods beginning after November 15, 2009 and for interim periods within those years. Earlier application is prohibited. A calendar year-end company must adopt this statement as of January 1, 2010. This statement retains many of the criteria of FASB ASC 860 (FASB 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities”) to determine whether a transfer of financial assets qualifies for sale accounting, but there are some significant changes as discussed in the statement. Its disclosure and measurement requirements apply to all transfers of financial assets occurring on or after the effective date. Its disclosure requirements, however, apply to transfers that occurred both before and after the effective date. In addition, because FASB ASC 860 eliminates the consolidation exemption for Qualifying Special Purpose Entities, a company will have to analyze all existing QSPEs to determine whether they must be consolidated under FASB ASC 810. The Company does not anticipate the adoption of FASB ASC 860 to have a material impact on its results of operations, cash flows, or financial position.

In August 2009, the FASB issued ASU 2009-05, “Measuring Liabilities at Fair Value.” ASU 2009-05 applies to all entities that measure liabilities at fair value within the scope of FASB ASC 820, “Fair Value Measurements and Disclosures.”  ASU 2009-05 is effective for the first reporting period (including interim periods) beginning after issuance, October 1, 2009 for the Company. The Company does not expect the adoption of ASU 2009-05 to have a material impact on results of operations, cash flows, or financial position.

In August 2009, an update was made to Fair Value Measurements and Disclosures – Measuring Liabilities at Fair Value.”  This update permits entities to measure the fair value of liabilities, in circumstances in which a quoted price in an active market for an identical liability is not available, using a valuation technique that uses a quoted price of an identical liability when traded as an asset, quoted prices for similar liabilities or similar liabilities when traded as assets or the income or market approach that is consistent with the principles of  Fair Value Measurements and Disclosures.  Effective upon issuance, the Company has adopted this guidance.  See Note 16.

In October 2009, the FASB ratified FASB ASC 605-25 (the EITF’s final consensus on Issue 00-21, “Revenue Arrangements with Multiple Deliverables”). FASB ASC 605-25 is effective for fiscal years beginning on or after June 15, 2010. Earlier adoption is permitted on a prospective or retrospective basis. The Company is currently evaluating the impact of this pronouncement on its consolidated financial statements.

3.           EARNINGS PER SHARE

Earnings per share is computed in accordance with the provisions of FASB ASC Topic 260 (SFAS No. 128, “Earnings Per Share”). Basic net income (loss) per share is computed using the weighted-average number of common shares outstanding during the period.  Diluted earnings per share is computed using the weighted-average number of common shares outstanding during the period, as adjusted for the dilutive effect of the Company’s outstanding convertible preferred shares using the “if converted” method and dilutive potential common shares. Potentially dilutive securities include convertible preferred stock, employee stock options, restricted shares, and contingently issuable shares for the purchase of Rupinvest.   For the year ended December 31 2008, there were no anti-dilutive shares.

PREMIER POWER RENEWABLE ENERGY, INC.
Notes to Consolidated Financial Statements

	Years Ended December 31,
	2009	2008
	(in thousands, except per share data)
Net income attributable to Premier Power Renewable Energy, Inc.	$3,570	$569
Earnings Per Share:
Basic	$0.14	$0.03
Diluted	$0.11	$0.02
Weighted Average Shares Outstanding:
Basic	26,050	22,666
Diluted effect of convertible preferred stock, series A	3,500	1,084
Diluted effect of unissued restricted shares	91	-
Diluted effect of contingent liability	113	-
Diluted effect of convertible preferred stock, series B	1,519	-
Diluted	31,273	23,750

At December 31, 2009, there were stock options for 1,320,729 shares of common stock which were anti-dilutive due to their exercise price.  There were no stock options outstanding at December 31, 2008.  For the year ended December 31, 2008, warrants to purchase 3.5 million of the Company’s common shares were excluded as their exercise price exceeded the average market price of the Company’s common shares, and were anti-dilutive.

4.             INTANGIBLE ASSETS

Intangibles consist of amortizing intangibles and goodwill. At December 31, 2009 and 2008, such amounts were as follows:

	December 31,
	2009	2008
	(in thousands)
Trademark	$814	$865
Customer List	89	-
Employee contract	67	157
Backlog	-	26
Subtotal	970	1,048
Goodwill	12,254	483
	$13,224	$1,531

Amortization periods for the intangibles are as follows: trademark – 17 years, customer list – 3 years, employee contract – 2 years, and backlog – 6 months. Amortization for the years ended December 31, 2009, and 2008 was $.2 million and $.06 million. Accumulated amortization was $.3 million and $.06 million at December 31, 2009, and 2008, respectively.

The Company expects amortization expense for the next five years to be as follows (in thousands):

Year	Amount
2010	$119
2011	52
2012	52
2013	52
2014	52

The change in the carrying amount of goodwill for the year ended December 31, 2009 and 2008 was as follows:

	December 31,
	2009	2008
	(in thousands)
Beginning balance, January 1, 2009	$483	$-
Goodwill from acquisitions	11,771	483
Ending balance, December 31, 2009	$12,254	$483

PREMIER POWER RENEWABLE ENERGY, INC.
Notes to Consolidated Financial Statements

5.           ACQUISITION

On July 31, 2009, the Company acquired Rupinvest and its then majority-owned subsidiary, Premier Power Italy.  The Company acquired Rupinvest from Esdras in exchange for (i) a cash payment to Esdras in the amount of twelve thousand five hundred Euros (12,500 or approximately $18,292), and (ii) the potential transfer to Esdras of up to 3 million shares of the Company’s common stock, with the number of shares to be transferred, if any, to be calculated based on achieving certain sales and gross margin goals by Premier Power Italy over a three-year period (“Contingent Consideration”).  The fair value assigned to the Contingent Consideration was approximately $12 million. In conjunction with the acquisition of Rupinvest, the Company made a capital contribution of $1.6 million to Premier Power Italy.

The Contingent Consideration is to be distributed over a three-year period based upon Premier Power Italy achieving certain sales and gross margin goals during such period.  The fair value of the Contingent Consideration was determined by an independent third party.  The valuation of the contingent liability at the time of the acquisition used a discounted cash flow model which was incorporated into the universal income projections for the Company for the years 2009 through 2011 and further analyzed from a cash flow perspective in order to determine the overall value of the Company and the related fair value of the Company’s outstanding stock in 2009, 2010, and 2011.  The projected 2009, 2010, and 2011 fair value of the Company’s stock price was then multiplied against a yearly estimate of shares earned by Rupinvest.  The specific calculation of the shares earned was determined by utilizing a probability weighted approach.  A discount rate of 20% was used in the valuation model, based on the aggregate of 3 factors: [1] risk free rate of return, [2] market equity premium, and [3] special company risk premium determined by the independent third party valuation.   The resulting value materially approximated the number of shares estimated by the Company to be earned by the seller multiplied by the then share price of the Company’s common stock.

At December 31, 2009, an independent third party estimated the fair value of the contingent liability using a probability weighted estimated of the number of the shares to be earned by the seller, multiplied by the market price of the Company’s shares.  The Company determined that the effect of counterparty performance risk was not material to the estimated fair value of the contingent liability.  The change in fair value of the contingent liability of $4.3 million was recorded to other income. The reduction in fair value was primarily due to the reduction in the Company’s stock price since the date of acquisition.

The acquisition of Rupinvest and Premier Power Italy was accounted for under the accounting guidance for business combination FASB ASC 805 (FASB statement 141(R)).  Accordingly, goodwill has been measured as the excess of the total consideration on the acquisition date over the amounts assigned to the identifiable assets acquired and liabilities assumed.

The total purchase price of Rupinvest and Premier Power Italy of approximately $12 million was allocated to the net tangible assets and intangible assets acquired based upon their estimated fair value as of July 31, 2009, as set forth below.  The excess of the purchase price over the net tangible assets and intangible assets was recorded as goodwill.

A summary of the acquired tangible and intangible assets and liabilities is as follows (in thousands):

Cash	$16
Accounts Receivable	315
Inventory	247
Intangible assets - customer list	105
Fixed assets	38
Accounts payable and accrued liabilities	(381)
Taxes payable	(277)
Goodwill	11,982
$12,045

The following table provides pro forma results of operations for the years ended December 31, 2009 and 2008, as if the acquisition had been completed on January 1, 2008. Accordingly, such pro forma amounts are not necessarily indicative of the results that actually would be occurred had the acquisition been completed on the dates indicated, nor are they indicative of the future operating results of the combined company.

	Year Ended December 31, 2009 (unaudited)	Year Ended December 31, 2008 (unaudited)
	(in thousands)
Total Revenue	$33,532	$51,923
Net income	$3,503	$838

For the year ended December 31, 2009, the statement of operations contains $10.8 million and $0.8 million of revenue and net loss, respectively, relating to the consolidated operations of Rupinvest.

PREMIER POWER RENEWABLE ENERGY, INC.
Notes to Consolidated Financial Statements

Intangible assets consist of the estimated fair value of acquired customer lists.  In estimating the fair value the Company used an income approach, utilizing a discount rate of 20%.  The Company estimated the useful life of the acquired customer lists to be three years. The gross contractual accounts receivable amount was $.3 million.  The qualitative factors that make up goodwill recognized include, among other factors, Premier Power Italy management and knowledge of local business practices and regulations.  The large premium over the fair value of the net assets acquired is related to the stage of Premier Power Italy’s development and the Company’s perception of the Italian marketplace.  The Company viewed the Italian solar market as being very attractive and was willing to pay a premium to obtain access to the market.  However, at the time of acquisition, Premier Power Italy had not yet undertaken the development of solar projects and as a result, the Company and Esdras, the seller of Rupinvest, agreed to a payment structure in which substantially all of the consideration is contingent on Premier Power Italy’s ability to perform.

6.             PROPERTY AND EQUIPMENT

Property and equipment consists of the following:

	December 31,
	2009	2008
	(in thousands)
Equipment	$217	$204
Furniture and computers	204	59
Vehicles	651	505
	1,072	768
Less: accumulated depreciation	(457)	(293)
	$615	$475

Depreciation expense was $.2 million and $.1 million for the years ended December 31, 2009 and 2008, respectively.

7.             ACCRUED LIABILITIES

Accrued liabilities consist of the following:

	December 31,
	2009	2008
	(in thousands)
Payroll	$363	$477
401K plan	-	20
Warranty reserve	359	367
Sales and local taxes	176	302
Workers compensation insurance	-	20
Accrued subcontractor's costs	998	79
Other operational accruals	147	103
	$2,043	$1,368

PREMIER POWER RENEWABLE ENERGY, INC.
Notes to Consolidated Financial Statements

8.           INCOME TAXES

The domestic and foreign components of income before income tax expense were as follows:

	Year Ended December 31,
	2009	2008
Domestic	$1,617	$124
Foreign	586	629
Total	$2,203	$753

The Company is subject to federal, state and foreign corporate income taxes.  The benefit for income taxes consists of the following:

	Year Ended December 31,
	2009	2008
	(in thousands)
Current:
Federal	$(15)	$33
State	3	3
Foreign	446	142
	$434	$178
Deferred:
Federal	$(1,237)	$(153)
State	(379)	(40)
Foreign	(270)	(25)
	$(1,886)	$(218)
Total Benefit	$(1,452)	$(40)

The Company intends to permanently reinvest all foreign earnings in foreign jurisdictions and has calculated its tax liability and deferred tax assets and deferred tax liabilities accordingly.

A reconciliation of the provision for income taxes at the federal statutory rate compared to the Company’s actual tax benefit is as follows:

	Year Ended December 31,
	2009	2008
	(in thousands)
Federal income tax expense at U.S. statutory rate	$749	$306
State income taxes, net of federal benefit	(261)	(24)
Foreign income and withholding taxes	(21)	122
Share-based compensation	157	-
Effect of change in statutory tax rates on deferred taxes	-	(444)
Gain on change in fair value of contingent liability	(1,463)	-
Warrant revaluation	(742)	-
Unrecognized tax benefit	87	-
Other, net	42	-
	$(1,452)	$(40)

Prior to the conversion of the Company to C-corporation tax status for U.S. federal tax purposes during the quarter ended December 31, 2008, all income and losses from the operations of the Company generally flowed through to its shareholders. The Company was not subject to U.S. federal income taxes at the corporate level and was only subject to state income taxes. Since the Company operated as an S-corporation prior to September 9, 2008, the U.S. statutory rate was 0%. As a result of the change in tax reporting status, the effective tax rate for U.S. purposes for the year ended December 31, 2008 has been adjusted to account for the zero rate for the income and deductions during the majority of the year. The Company recorded a deferred tax benefit of approximately $200,000 during the quarter ended December 31, 2008 due to the effect of the change in statutory tax rates on its deferred tax assets.

PREMIER POWER RENEWABLE ENERGY, INC.
Notes to Consolidated Financial Statements

The components of deferred tax assets and liabilities are as follows:

	Year Ended December 31,
	2009	2008
	(in thousands)
Deferred tax assets:
Accrued expenses	$234	$253
Share-based compensation	15	-
Net operating losses	1,845	-
Other	-	1
Total deferred tax assets	$2,094	$254
Deferred tax liabilities:
Intangibles	(264)	(314)
Depreciable assets	(62)	(29)
Total deferred tax liabilities	(326)	(343)
Net deferred tax assets	$1,768	$(89)

As of December 31, 2009, the Company’s federal, state, foreign net operation loss carryforwards for income tax purposes are approximately $4.1 million, $4.5 million, $.3 million, respectively, which begins to expire in 2024 through 2029.  The Company files income tax returns in the U.S. federal jurisdiction, and various state and foreign jurisdictions.  The Company adopted the provisions of accounting for uncertain tax positions in accordance with the  Income Taxes (ASC 740)  topic on September 8, 2008, and accordingly, performed a comprehensive review of the Company’s uncertain tax positions as of that date.  In this regard, an uncertain tax position represents its expected treatment of a tax position taken in a filed tax return, or planned to be taken in a future tax return, that has not been reflected in measuring income tax expense for financial reporting purposes.  A reconciliation of the Company’s total unrecognized tax benefits at December 31, 2009 and 2008 follows:

	Year Ended December 31,
	2009	2008
	(in thousands)
Balance at beginning of year	$-	$-
Addition based on tax positions in the current period	219	-
Balance at end of year	$219	$-

The Company does not expect there to be any material changes to the assessment of uncertain tax positions over the next twelve months.  The Company is subject to routine corporate income tax audits in the United States and foreign jurisdictions.  The statute of limitations for the Company’s 2008 tax years remains open for U.S. purposes.  Most foreign jurisdictions have statute of limitations that range from three to six years.

The liability for uncertain tax positions is recorded in accrued expenses in the Company’s consolidated balance sheet.  The Company recognizes interest and penalties related to uncertain tax positions in the income tax provision.  Interest and penalties are computed based upon the difference between its uncertain tax positions under ASC 740 and the amount deducted or expected to be deducted in its tax returns.  During 2009 and 2008, the Company did not accrue or pay for any interest and penalties.

PREMIER POWER RENEWABLE ENERGY, INC.
Notes to Consolidated Financial Statements

9.             BORROWINGS

Notes Payable

Notes payable were $0.6 million and $0.1 million at December 31, 2009 and 2008, respectively.  Notes payable of $0.1 million are secured by vehicles and have maturities through 2014.   The annual interest rates on the notes range from 2.9% to 6.4%. Premier Power Spain has an unsecured loan for $0.4 million with Instituto de Crédito Oficial as of December 31, 2009, with the first payment due on December 18, 2010 and each additional payment due six months thereafter until June 18, 2013, which is the last payment due date.  Payment amounts are $0.1 million.

Lines of Credit

On July 13, 2009, the Company entered into a loan agreement with Umpqua Bank, an Oregon corporation, for a line of credit of up to $12 million, maturing on July 13, 2011.  The loan agreement provides for an initial line of credit of $7 million, provided, however, that the Company may request no more than twice prior to the maturity date that the line of credit be increased to an amount not to exceed $12 million in the event the Company acquires another subsidiary and require additional working capital for such subsidiary.  The line of credit is secured by its assets and by the assets of Premier Power California and Bright Future.  The line of credit bears interest at the prime rate, provided, however, that the interest rate will not be less than five percent (5%) per annum.  At December 31, 2009, the interest rate was 5%. As of December 31, 2009, there is $1.5 million outstanding under the agreement with Umpqua Bank.

The loan agreement with Umpqua Bank contains various financial condition covenants with which the Company must comply, including minimum current ratio, maximum debt to tangible net worth ratio, and minimum tangible net worth.  Under the loan agreement, the Company is also subject to customary non-financial covenants including limitations in secured indebtedness and limitations on dividends and other restricted payments.  The Company was out of compliance of certain covenants as of December 31, 2009 that did not take into account our Contingent Consideration Liability as noted in Note 13.  As of March 24, 2010, the bank is aware of the non-compliance and has not waived the non-compliance. The bank has not issued a notice of default, nor instituted default rates, nor cut funding under the line. We do not expect any of these events to occur and are currently working with the bank to redefine our financial covenants.

The future principle payments on these balances as of December 31, 2009 are as follows:

(in thousands)
2010	$1,692
2011	313
2012	220
2013	10
2014	5
$2,240

10.           EQUITY

Preferred Stock

The Company has authorized 20,000,000 shares of preferred stock, par value $0.0001 per share (“Preferred Stock”). The Preferred Stock may be issued from time to time in series having such designated preferences and rights, qualifications and to such limitations as the Board of Directors may determine.

The Company has designated 5,000,000 shares of Preferred Stock as Series A Convertible Preferred Stock (“Series A Stock”). The holders of Series A Stock have no voting rights except with regards to certain corporate events, enjoys a $2.40 liquidation preference per share, subject to adjustment, over holders of common stock, and may convert each share of Series A Stock into one share of common stock at any time. Series A stock converts automatically upon the occurrence of an offering meeting certain criteria. Holders of the Series A Stock have certain redemption rights. The Company has determined that the events triggering such rights are either in control of the Company or in the case of such events where the Company is not deemed to exercise control; the redemption right is limited to the ability to convert into shares of the Company’s common stock. As of December 31, 2009 and 2008, there were 3,500,000 shares of Series A Stock outstanding.

The Company has designated 2,800,000 shares of Preferred Stock as Series B Convertible Preferred Stock (“Series B Stock”). The holders of Series B Stock have no voting rights except with regards to certain corporate events and may convert each share of Series B Stock into one share of common stock at any time. Series B stock converts automatically upon the occurrence of an offering meeting certain criteria. Holders of the Series B Stock have certain redemption rights. The Company has determined that the events triggering such rights are either in control of the Company or in the case of such events where the Company is not deemed to exercise control; the redemption right is limited to the ability to convert into shares of the Company’s common stock. As of December 31, 2009 and 2008, there were 2,800,000 and 0 Series B Stock outstanding, respectively.

Warrants

In September 2008, the Company issued Series A Warrants and Series B Warrants to purchase 1,750,000 and 1,750,000 shares of common stock, respectively, in connection with the issuance of Series A Stock. Both the Series A and B Warrants had four year lives. The Company had the right to call for cancellation of each outstanding Series A Warrant or Series B Warrant under certain circumstances. The Series A Warrants had an exercise price of $2.50 and a fair value of $.15 per warrant. The Series B Warrants had an exercise price of $3.00 and a fair value of $.13 per warrant. All of the issued and outstanding Series A Warrants and Series B Warrants were cancelled on June 16, 2009 in connection with a sale of our Series B Stock.

The significant assumptions used to determine the fair values of the warrants are as follows:

Risk-free interest rate at grant date	4.5%
Expected stock price volatility	95%
Expected dividend payout	-
Expected option life-years	4 yrs

In September 2008, the Company issued 3,500,000 units, consisting each of 1 share of Preferred Stock, ½ of a Series A Warrant, and ½ of a Series B Warrant in exchange for $7,000,000 in gross proceeds. The fair value of the preferred stock was calculated based on the estimated fair value and underlying number of common shares it would convert into at the time of the transaction. The estimated fair value of our common stock on the transaction date was $.42 per share, and the preferred stock would have converted into 3,500,000 common shares, thus deriving a fair value of $1,470,000 for the underlying common shares.

Based on the relative fair values of the preferred stock and the warrants, we allocated $5,206,013 and $1,793,987 of the $7,000,000 gross proceeds, before issuance costs, to the preferred stock and warrants, respectively. The aggregate net proceeds received from the issuance of the preferred stock and warrants was $5,511,895, giving effect to an aggregate $1,488,105 of financing-related costs. The Company determined that the issuance of the warrants did not result in significant incremental financing-related costs and, as a result, netted such costs against the gross proceeds allocated to the preferred stock. Net of financing-related costs, the Company allocated $3,717,908 and $1,793,987 of the net proceeds to the preferred stock and warrants, respectively.

11.           RELATED PARTY TRANSACTIONS

Certain stockholders have guaranteed certain obligations under the Company’s borrowings and operating leases.

PREMIER POWER RENEWABLE ENERGY, INC.
Notes to Consolidated Financial Statements

12.	COMMITMENTS AND CONTINGENCIES

Premier Power Spain is party to three non-cancelable leases for operating facilities in Navarro, Madrid, and Barcelona, Spain, which expire in 2012, 2013, and 2014, respectively.  Premier Power Italy is party to a non-cancelable lease for operating facilities in Campobasso, Italy, which expires in 2015.  Premier Power California is party to a non-cancelable lease for operating facilities in Redlands, California, which expires in 2010.  These leases provide for annual rent increases tied to the Consumer Price Index. The leases require the following payments as of December 31, 2009, subject to annual adjustment, if any:

(in thousands)
2010	$102
2011	75
2012	67
2013	56
2014 and beyond	50
$350

We are not currently involved in any material legal proceedings, and we are not aware of any material legal proceedings pending or threatened against us. We are also not aware of any material legal proceedings involving any of our directors, officers, or affiliates or any owner of record or beneficially of more than 5% of any class of our voting securities.

In connection with Rupinvest’s purchase of the 10% noncontrolling interest in Premier Power Italy from Esdras, Esdras has notified Rupinvest that it does not believe that it was properly notified of the intent to acquire and believes a premium on the purchase price was necessary. The Company disagrees with this position. No legal proceedings have been threatened. In the event, however, that legal proceedings are conducted, we do not anticipate a material exposure.

13.	CONTINGENT CONSIDERATION LIABILITY

In connection with the acquisition of Rupinvest (See Note 5), contingent consideration liability of $12 million was recorded at the time of the purchase to reflect the estimated fair value of 3 million contingently issuable shares of the Company’s common stock.

The conditions that must be met and the amount of the 3 million shares, if any, to be issued are described below:

(i)
375,000 shares for each ten million Euros (€10 million, or approximately $14.2 million) worth of Sales (as defined) achieved by Premier Power Italy from July 9, 2009, the escrow opening date, to December 31, 2009 (the “First Issuance”), with the maximum number of shares released as part of the First Issuance to be 1,500,000 shares (any number of shares not issuable as part of the First Issuance solely due to the fact that the 1,500,000 shares threshold was exceeded is hereinafter referred to as the “Excess Issuable Amount”);

(ii)
50% of the Excess Issuable Amount, if any, plus 200,000 shares for each ten million Euros (€10 million, or approximately $14.2 million) worth of Sales achieved by Premier Power Italy from January 1, 2010 to December 31, 2010 (the “Second Issuance)”). The maximum combined number of shares to be released as part of the First Issuance and the Second Issuance, in the aggregate, shall not exceed 3,000,000 shares; and

(iii)
100,000 shares for each ten million Euros (€10 million, or approximately $14.2 million) worth of Sales achieved by Premier Power Italy from January 1, 2011 to December 31, 2011 (the “Third Issuance”). The maximum combined number of shares to be released as part of the First Issuance, the Second Issuance, and the Third issuance, in the aggregate, shall not exceed 3,000,000 shares.

At December 31, 2009, the Company estimated the fair value of the contingent consideration liability at $7,725,000 assuming 2,801,875 shares of its common stock would be issued, a share price of $2.75 at December 31, 2009, transaction costs and its determination that the adjustment for counterparty performance risk was not material. As of December 31, 2009, the Company had not, yet, determined the amount of shares earned by the sellers.

14.	DERIVATIVE INSTRUMENT

On January 1, 2009, the Company adopted FASB ASC 815 (EITF 07-5, Determining Whether an Instrument (or embedded Feature) is Indexed to an Entity’s Own Stock). As part of the adoption of FASB ASC 815, the Company determined that its warrants are not indexed to its stock as a result of the basis of an exercise price reset that occurs when the Company sells its common stock at a lower price, even if such price is at fair value. Thus, the value of the warrants has been recorded as a liability.

The Company recorded a warrant liability in the amount of $11.1 million upon adoption of FASB ASC 815.  The Company determined the fair value of the warrant liability to be $8.9 million as of June 16, 2009, immediately prior to retiring the warrants.  As a result of the changes in fair value, the Company recorded income of $2.2 million for the year ended December 31, 2009.

PREMIER POWER RENEWABLE ENERGY, INC.
Notes to Consolidated Financial Statements

On June 16, 2009, the Company entered into a Securities Purchase Agreement with Vision.  The terms of the agreement called for the cancellation of Series A and Series B warrants held by Vision exercisable for an aggregate 3.5 million shares of common stock held by Vision. The cancellation of warrants resulted in the elimination of all the Company’s issued and outstanding warrants.  As a result of the cancellation, the Company derecognized the warrant liability of $8.9 million and recorded the gain on its extinguishment of $1.4 million in additional paid in capital in accordance with the provisions of APB No. 26, Early Extinguishment of Debt.

The Company uses the Black-Scholes pricing model to calculate fair value of its warrant liability. Key assumptions used are as follows:

Number of Shares included in Warrant	Dividend Yield	Volatility	Risk-Free Rate	Expected Life (in years)	Stock Price

1,750,000	0.0%	95.0%	4.5%	4.0	$2.50

1,750,000	0.0%	95.0%	4.5%	4.0	$3.00

15.	STOCK-BASED COMPENSATION

The Company’s 2008 Equity Incentive Plan (the “Incentive Plan”) provides for the issuance of incentive stock options and non-statutory stock options. The board of directors determines to whom grants are made and the vesting, timing, amounts, and other terms of such grants, subject to the terms of the Incentive Plan. Incentive stock options may be granted only to employees of the Company, while non-statutory stock options may be granted to the Company’s employees, officers, directors, certain consultants, and certain advisors. Options under the Incentive Plan vest as determined by the Board.  The term of the options granted under the Incentive Plan may not exceed 10 years, and the maximum number of shares of common stock that may be issued pursuant to stock options and stock awards granted under the Incentive Plan is 2,951,875 shares in the aggregate. Options convertible into an aggregate 1,320,729 shares of common stock were outstanding under the Incentive Plan as of December 31, 2009.  The Company did not grant stock options prior to January 2009, and there was no stock compensation expense prior to this period.

The following table sets forth a summary stock option activity for the year ended December 31, 2009:

		Weighted-	Weighted-
	Number of	Average Date	Average Date
	Shares	Fair Value	Exercise Price
	December 31, 2009
Outstanding and not vested beginning balance	-	$-	$-
Granted during the year	1,710,979	$3.00	$3.86
Forfeited/cancelled during the year	(390,250)	$3.32	$4.25
Released/vested during the year	-	$-	$-
Outstanding and not vested at December 31, 2009	1,320,729	$2.99	$3.75

Stock-based compensation expense relating to these shares is being recognized over a weighted-average period of 4.5 years.  The Company recognized stock-based compensation expense of approximately $0.5 million during the year ended December 31, 2009.

At December 31, 2009, there was $3.3 million of total unrecognized compensation cost related to nonvested stock options.  The Company expects to recognize that cost over a weighted average period of 4.1 years.

PREMIER POWER RENEWABLE ENERGY, INC.
Notes to Consolidated Financial Statements

The following tables summarize the total stock-based compensation expense the Company recorded for the year ended December 31, 2009:

(in thousands)
Cost of goods sold	$145
Administration	200
Sales and marketing	118
Total stock-based compensation expense	$463

(in thousands)
Stock option awards to employees	$463
Restricted stock grants to board of directors	161
Total stock-based compensation expense	$624

Weighted
Average
		Weighted	Remaining
		Average	Contractual	Aggregate
	Number of	Exercise	Term	Intrinsic
	Options	Price	(in years)	Value
Options expected to vest	940,208	$3.84	8.66	$-

The Company defines in the money options at December 31, 2009 as options that had exercise prices that were lower than the $2.75 fair market value of its common stock at that date.  The aggregate intrinsic value of options outstanding at December 31, 2009 is calculated as the difference between the exercise price of the underlying options and the fair market value of the Company’s common stock.  At December 31, 2009, the aggregate intrinsic value was zero.

The fair value of stock option grants during the year ended December 31, 2009 was estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions:

Expected volatility	93.60%
Expected dividends	0%
Expected term	6.5 years
Risk-free interest rate	1.88%
Weighted-average fair value per share	$3.00

Valuation and Amortization Method — The Company estimates the fair value of service-stock options granted using the Black-Scholes-Merton option-pricing formula. The fair value is then amortized over the requisite service periods of the awards, which is generally the vesting period. Stock options typically have a ten-year life from date of grant and vesting periods of three to five years. The fair value of the Company’s common stock is based on its value as determined by market prices on the date of grant. Compensation expense is recognized on a straight-line basis over the respective vesting period.

PREMIER POWER RENEWABLE ENERGY, INC.
Notes to Consolidated Financial Statements

Expected Term — The Company’s expected term represents the period that the Company’s stock-based awards are expected to be outstanding. For awards granted subject only to service vesting requirements, the Company utilizes the simplified method under the provisions of FASB ASC 718-10-S99-1 (Staff Accounting Bulletin No. 107) for estimating the expected term of the stock-based award.

Expected Volatility — Because there is minimal history of stock price returns, the Company does not have sufficient historical volatility data for its equity awards. Accordingly, the Company has chosen to use rates for similar publicly traded U.S.-based competitors to calculate the volatility for its granted options.

Expected Dividend — The Company has never paid dividends on its common shares and currently does not intend to do so.  Accordingly, the dividend yield percentage is zero for all periods.

Risk-Free Interest Rate — The Company bases the risk-free interest rate used in the Black-Scholes valuation method upon the implied yield curve currently available on U.S. Treasury zero-coupon issues with a remaining term equal to the expected term used as the assumption in the model.

The weighted-average fair value per share of the stock options as determined on the date of grant was $3.00 for the 1,710,979 stock options granted during the year ended December 31, 2009. The total fair value of stock options vested during the year ended December 31, 2009 was $0 as no stock options vested in 2009.

Restricted Stock Awards

During 2009, the Company began issuing restricted stock awards to certain directors, officers, and employees under the Incentive Plan.  Compensation expense for such awards, based on the fair market value of the awards on the grant date, is recorded during the vesting period.

A summary of restricted stock awards activity follows:

Weighted
Average
	Number of	Fair
	Shares	Price
Outstanding, December 31, 2008	-	$-
Granted	1,500	$3.70
Vested and issued	(1,500)	$3.70
Forfeited	-	$-
Outstanding, December 31, 2009	-	$-

In August 2009, the Company issued 1,500 shares of its common stock under the 2008 Equity Incentive Plan to employees for services. The shares were immediately vested, and there were no restrictions. Additionally, as of December 31, 2009, the Company owed an aggregate 33,000 restricted shares of common stock to certain members of the board of directors pursuant to their director agreements, which were issued on March 10, 2010. The fair value of these shares was not significant. ASC Topic 718 requires the cash flows as a result of the tax benefits resulting from tax deductions in excess of the compensation cost recognized (excess tax benefits) to be classified as financing cash flows. There are no excess tax benefits for the year ended December 31, 2009, and therefore, there is no impact on the accompanying consolidated statements of cash flows.

  PREMIER POWER RENEWABLE ENERGY, INC.
Notes to Consolidated Financial Statements

16.	EMPLOYEE BENEFITS

The Company has a 401(k) Plan for its employees. Employees are eligible to make contributions when they attain an age of twenty-one and have completed at least one year of service. The Company makes discretionary matching contributions to employees who qualify for the Plan and were employed on the last day of the Plan year. Such contributions totaled $0 and $20,000 for the year ended December 31, 2009 and 2008, respectively. Employees are vested 100% after 3 years of service. Neither Bright Future, Premier Power Spain, nor Premier Power Italy offers defined contribution or defined benefit plans to employees.

17.	FAIR VALUE OF FINANCIAL INSTRUMENTS

The fair value of a financial instrument is the amount at which the instrument could be exchanged in an orderly transaction between market participants to sell the asset or transfer the liability.  In accordance with  FASB ASC 820 (SAS No. 157  Fair Value Measurements), the Company uses fair value measurements based on quoted prices in active markets for identical assets or liabilities (Level 1), significant other observable inputs (Level 2), or unobservable inputs for assets or liabilities (Level 3), depending on the nature of the item being valued.

The following disclosure is made in accordance with FASB ASC 820 (FASB Staff Position (FSP) FAS 107-1, Interim Disclosures about Fair Value of Financial Instruments): The carrying amounts of cash and cash equivalents and accounts receivable, prepaid expenses, costs and estimated earnings in excess of billings, accounts payable, billings in excess of costs and estimated earnings on uncompleted contracts, and accrued liabilities approximate their fair values at each balance sheet date due to the short-term maturity of these financial instruments. The fair value of the Company’s borrowings is based upon current interest rates for debt instruments with comparable maturities and characteristics and approximates carrying values.

FASB ASC 820 (SFAS No. 157) defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.  FASB ASC 820 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value.  The hierarchy, as defined below, gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities and the lowest priority to unobservable inputs.

●	Level 1, defined as observable inputs such as quoted prices in active markets for identical assets.

●
Level 2, defined as observable inputs other than Level 1 prices.  They include quoted prices for similar assets or liabilities in an active market, quoted prices for identical assets and liabilities in a market that is not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

●	Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions.

The table below sets forth, the Company’s Level 3 financial assets and liabilities that are accounted for at fair value. (in thousands):

	2009			2008
	(in thousands)			(in thousands)
	Level 1	Level 2	Level 3	Level 1	Level 2	Level 3
Liabilities: Contingent consideration	$-	$-	$7,725	$-	$-	$-

Contingent
Consideration
Liability
(in thousands):
Beginning balance	$-
Acquisition of Rupinvest	12,026
Total gain realized	(4,301)
Ending balance	$7,725

PREMIER POWER RENEWABLE ENERGY, INC.
Notes to Consolidated Financial Statements

18.	CONTINGENCIES

Legal Matters

The Company is subject to legal proceedings, claims, and litigation arising in the ordinary course of business.  The Company is not currently involved in any litigation, the outcome of which would, based on information currently available, have a material adverse effect on the Company’s financial position, results of operations, or cash flows.

Indemnifications

The Company indemnifies its directors and executive officers for costs associated with any fees, expenses, judgments, fines and settlement amounts incurred by them in any action or proceeding to which any of them is, or is threatened to be, made a party by reason of his or her services in their role as a director or officer.

19.	SEGMENT INFORMATION

The Company has adopted Segment Reporting (ASC 280) requiring segmentation based on the Company’s internal organization, reporting of revenue and other performance measures.  Operating segments are defined as components of an enterprise about which discrete financial information is available that is evaluated regularly by the chief operating decision maker, or decision making group, in deciding how to allocate resources and in assessing performance.  The Company’s chief operating decision maker is the Chief Executive Officer.  The Company’s segments are designed to allocate resources internally and provide a framework to determine management responsibility.  There are three operating segments, as summarized below:

●
United States – consists of (i) commercial ground mount or rooftop solar energy projects generally ranging from 100kWh to 20MW provided to corporate, municipal, agricultural, and utility customers and (ii) residential that consists mainly of rooftop solar installations generally ranging from 5kWh to 40kWh provided to residential customers primarily in California and New Jersey.

●	Spain – consists of rooftop solar installations generally ranging 5kWh to 1MW provided primarily to businesses that own commercial buildings or warehouses.

●	Italy – consists of distribution, ground mount, roof mount, and solar power plant installations.

Prior to its acquisition of Premier Power Italy, the Company determined that it operated as a single segment. In conjunction with the acquisition and changes in its management structure, the Company determined that the three operating segments noted above are more reflective of its operations.

The Company refers to the Net Sales as the revenue earned from the installation projects or distribution sales.  Currently, the Company does not separately allocate operating expenses to these segments, nor does it allocate specific assets to these segments.  Therefore, the segment information reported includes only net sales, cost of sales, and gross profit.  The following tables present the operations by each operating segment:

	Year Ended December 31, 2009
	United States	Spain	Italy	Total
	(in thousands)
Net sales	$13,987	$5,919	$10,844	$30,750
Cost of sales	(12,383)	(5,051)	(8,858)	(26,292)
Gross profit	$1,604	$868	$1,986	4,458
Total operating expenses				8,718
Operating loss				$(4,260)

PREMIER POWER RENEWABLE ENERGY, INC.
Notes to Consolidated Financial Statements

	(Restated) Year Ended December 31, 2008
	United States	Spain	Total
		(in thousands)
Net sales	$31,074	$13,164	$44,238
Cost of sales	(27,229)	(11,482)	(38,711)
Gross profit	$3,845	$1,682	5,527
Total operating expenses			4,729
Operating income			$798

	Year Ended December 31,
	2009	2008 (Restated)
	(in thousands)
Net sales
United States	$13,987	$31,074
Spain	5,919	13,164
Italy	10,844	-
	$30,750	$44,238

At December 31, 2009 and 2008, property and equipment located in the United States, net of accumulated depreciation and amortization was approximately $0.3 million and $0.4 million, respectively.  At December 31, 2009 and 2008, property and equipment located in foreign countries, net of accumulated depreciation and amortization was approximately $0.3 million and $0.1 million, respectively.

INDEPENDENT AUDITOR’S REPORT

Board of Directors and Stockholders
Rupinvest SARL

We have audited the accompanying balance sheet of Rupinvest SARL (a development stage company) (the “Company”) as of December 31, 2008 and the related statements of operations, stockholders’ equity, and cash flows for the period from inception (August 1, 2008) through December 31, 2008. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Rupinvest SARL at December 31, 2008, and the results of its operations and its cash flows from inception (August 1, 2008) through December 31, 2008 in conformity with accounting principles generally accepted in the United States of America.

/s/ Macias Gini & O’Connell LLP
Sacramento, California

September 24, 2009

RUPINVEST SARL
(A DEVELOPMENT STAGE COMPANY)
BALANCE SHEET
DECEMBER 31, 2008

Assets
Cash and cash equivalents	$15,318

Total assets	$15,318

Stockholders' equity
Common stock, par value $16; 1,250 shares authorized, issued and outstanding at December 31, 2008	$19,500
Deficit accumulated during development stage	(2,255)
Accumulated other comprehensive loss	(1,927)

Total stockholders’ equity	$15,318

The accompanying notes are an integral part of these financial statements.

RUPINVEST SARL
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF OPERATIONS
FROM INCEPTION (AUGUST 1, 2008) THROUGH DECEMBER 31, 2008

Operating expenses
General and administrative	$2,255
Total operating expenses	2,255

Loss before provision for income tax	(2,255)
Provision for income tax	-
Net loss	$(2,255)

The accompanying notes are an integral part of these financial statements.

RUPINVEST SARL
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF STOCKHOLDERS' EQUITY
FROM INCEPTION (AUGUST 1, 2008) THROUGH DECEMBER 31, 2008

	Common Stock			Accumulated Other	Deficit Accumulated During	Total
	Shares	Price per share	Amount	Comprehensive Loss	Development Stage	Stockholders' Equity

Balance, August 1, 2008	-	$-	$-	$-	$-	$-

Issuance of common stock August 1, 2008	1,250	15.60	19,500			19,500

Net loss					(2,255)	(2,255)
Foreign currency translations				(1,927)		(1,927)
Total comprehensive loss						(4,182)

Balance, December 31, 2008	1,250	$15.60	$19,500	$(1,927)	$(2,255)	$15,318

The accompanying notes are an integral part of these financial statements.

RUPINVEST SARL
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF CASH FLOWS
FROM INCEPTION (AUGUST 1, 2008) THROUGH DECEMBER 31, 2008

Cash flows from operating activities:
Net loss	$(2,255)

Cash used in operating activities	(2,255)

Cash flows from financing activities:
Proceeds from sale of common stock	19,500

Cash provided by financing activities	19,500

Effect of exchange rate on cash	(1,927)

Increase in cash and cash equivalents during the period	15,318
Cash and cash equivalents, beginning of period	-
Cash and cash equivalents, end of period	$15,318

The accompanying notes are an integral part of these financial statements.

RUPINVEST SARL
(A Development Stage Company)
Notes to Financial Statements
From Inception (August 1, 2008) Through December 31, 2008

1.	DESCRIPTION OF BUSINESS

Rupinvest SARL (the “Company”) was incorporated on August 1, 2008.  The Company was established to invest in other enterprises through the acquisition of securities and rights, underwriting business firm purchase or option, and acquiring patents and licenses.  The Company has not received any revenues from the sale of products or services.  Accordingly, through the date of these financial statements, the Company is considered to be in the development stage and the accompanying financial statements represent those of a development stage enterprise.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cash and cash equivalents — The Company considers all highly liquid investments with a maturity of three months or less at the time of purchase to be cash equivalents.

Foreign currency translation— The financial statements of the Company are presented in U.S. dollars and the Company’s functional currency is the Euro. The Company translates assets and liabilities into dollars at the rates of exchange in effect at the balance sheet date.  Revenues and expenses are translated using rates that approximate those in effect during the period.  Accordingly, translation gains or losses are included as a component of accumulated other comprehensive income. Gains and losses resulting from the translation of transactions denominated in foreign currencies are included in income. From inception (August 1, 2008) through December 31, 2008 there were no net foreign currency transaction gains or losses.

Use of estimates — The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes.  Actual results could differ from those estimates.

Income Taxes — The Company follows the liability method of accounting for income taxes.  Under this method, deferred income tax assets and liabilities are determined based on differences between the financial statement and the income tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.  The Company expects to maintain a full valuation allowance on the net deferred tax assets until an appropriate level of profitability that generates taxable income is sustained or until we are able to develop tax strategies that would enable us to conclude that it is more likely than not that a portion of the deferred tax assets will be realizable.  Any reversal of valuation allowance will favorably impact our results of operations in the period of the reversal.  For the period from inception (August 1, 2008) through December 31, 2008, tax expense (benefit), was insignificant. At December 31, 2008, there were no significant current or deferred taxes or valuation allowance.

In December 2008, the Financial Accounting Standards Board issued FASB Staff Position (FSP) FIN 48-3, “Effective Date of FASB Interpretation No. 48 for Certain Nonpublic Enterprises.” FSP FIN 48-3 permits an entity within its scope to defer the effective date of FASB Interpretation 48 (Interpretation 48), “Accounting for Uncertainty in Income Taxes,” to its annual financial statements for fiscal years beginning after December 15, 2008. The Company has elected to defer the application of Interpretation 48 for the year ended December 31, 2008. The Company evaluates its uncertain tax positions using the provisions of FASB Statement 5, “Accounting for Contingencies.”  Accordingly, a loss contingency is recognized when it is probable that a liability has been incurred as of the date of the financial statements and the amount of the loss can be reasonably estimated. The amount recognized is subject to estimate and management judgment with respect to the likely outcome of each uncertain tax position. The amount that is ultimately sustained for an individual uncertain tax position or for all uncertain tax positions in the aggregate could differ from the amount recognized.

RUPINVEST SARL
(A Development Stage Company)
Notes to Financial Statements
From Inception (August 1, 2008) Through December 31, 2008

Comprehensive Loss – Statement of Financial Accounting Standards No. 130, “Reporting Comprehensive Income,” establishes standards for reporting comprehensive loss and its components in a financial statement that is displayed with the same prominence as other financial statements. Comprehensive loss, as defined, includes all changes in equity (net assets) during the period from non-owner sources. The individual components of comprehensive loss are reflected in the statement of stockholders' equity.

Recently Issued Accounting Pronouncements - In September 2006, FASB issued Statement of Financial Accounting Standards No. 157, “Fair Value Measurements” (“SFAS 157”), which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (“GAAP”) and expands disclosures about fair value measurements. SFAS 157 applies under other accounting pronouncements that require or permit fair value measurements, FASB having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. Accordingly, SFAS 157 does not require any new fair value measurements, however, for some entities, application of SFAS 157 will change current practice.  SFAS 157 is effective for financial statements issued for the first fiscal year beginning after November 15, 2007 and interim periods within those fiscal years.  In February 2008, FASB issued FASB Staff Position No. 157-2 that defers the effective date of SFAS 157 for nonfinancial assets and nonfinancial liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis, to fiscal years beginning after November 15, 2008. In addition, FASB also agreed to exclude from the scope of SFAS 157 fair value measurements made for purposes of applying SFAS No. 13, “Accounting for Leases” and related interpretive accounting pronouncements. The adoption of SFAS 157 for financial assets and liabilities did not have a material effect on the Company’s financial position, results of operations and cash flows.  The Company is assessing the impact of SFAS 157 on its nonfinancial assets and liabilities, but does not expect it to have a material impact on its results of operations, cash flows, or financial position.

In February 2007, FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS 159”), which permits entities to choose to measure many financial instruments and certain other items at fair value. The objective of SFAS 159 is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. SFAS 159 is effective as of an entity’s first fiscal year that begins after November 15, 2007. The adoption of SFAS 159 did not have a material impact on results of operations, cash flows, or financial position.

In December 2007, the FASB issued SFAS No. 141(R), “Business Combinations” (“SFAS 141(R)”), which requires the acquiring entity in a business combination to recognize all (and only) the assets acquired and liabilities assumed in the transaction; establishes the acquisition-date fair value as the measurement objective for all assets acquired and liabilities assumed; and requires the acquirer to disclose to investors and other users all of the information they need to evaluate and understand the nature and financial effect of the business combination. SFAS 141(R) is prospectively effective to business combinations for which the acquisition is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. The impact of SFAS 141(R) on the Company’s results of operations, cash flows or financial position will be determined in part by the nature and timing of any future acquisitions completed by it.

RUPINVEST SARL
(A Development Stage Company)
Notes to Financial Statements
From Inception (August 1, 2008) Through December 31, 2008

In April 2008, FASB issued FSP FAS 142-3, “Determination of the Useful Life of Intangible Assets” (“FSP”), which amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under FASB Statement No. 142, “Goodwill and Other Intangible Assets”  (“SFAS 142”). The intent of this FSP is to improve the consistency between the useful life of a recognized intangible asset under SFAS 142 and the period of expected cash flows used to measure the fair value of the asset under SFAS 141(R) and other accounting principles generally accepted in the United States. This FSP is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. Early adoption is prohibited. The Company is currently evaluating the impact of adoption of this FSP and does not expect adoption to have a material impact on results of operations, cash flows, or financial position.

In December 2007, the FASB issued SFAS No. 60, “Noncontrolling Interests in Consolidated Financial Statements - an amendment of ARB No. 51” (“SFAS 160”), which improves the relevance, comparability, and transparency of financial information provided to investors by requiring all entities to report noncontrolling (minority) interests in subsidiaries in the same way as equity consolidated financial statements. Moreover, SFAS 160 eliminates the diversity that currently exists in accounting for transactions between an entity and noncontrolling interests by requiring they be treated as equity transactions. SFAS 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008; earlier adoption is prohibited.  The Company is assessing the impact of SFAS 160, but does not expect it to have a material impact on its results of operations, cash flows, or financial position.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivatives Instruments and Hedging Activities, an Amendment of FASB Statement No. 133” (“SFAS 161”). SFAS 161 requires enhanced disclosures about a company’s derivative and hedging activities. SFAS 161 is effective for financial statements issued for fiscal years beginning after December 15, 2008. The Company is assessing the impact of SFAS 161, but does not expect it to have a material impact on its results of operations, cash flows, or financial position.

In May 2008, the FASB issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles” (“SFAS 162”), which identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles in the United States of America (the GAAP hierarchy). SFAS No. 162 is effective as of November 15, 2008.  The adoption of SFAS 162 did not have a material impact on its results of operations, cash flows or financial position.

SFAS 162 was effectively superseded by FASB No. 168, “FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles  –  a replacement of FASB No. 162” (“SFAS 168”) which became the single source of authoritative nongovernmental U.S. generally accepted accounting principles (GAAP) on July 1, 2009. The Codification is effective for financial statements that cover interim and annual periods ending after September 15, 2009. The Codification does not change GAAP, but is intended to help find and research GAAP. The Codification is a new structure which takes accounting pronouncements and organizes them into 90 accounting topics. It eliminates the previous levels of U.S. GAAP. The adoption of SFAS 168 is not expected to have a material impact on our financial position, results of operations and cash flows.

In June 2008, the FASB ratified EITF Issue No. 07-5 (“EITF 07-5”) “Determining Whether on Instrument for an Embedded Feature Is Indexed to an Entity’s Own Stock”  EITF 07-5 provides that an entity should use a two step approach to evaluate whether an equity-linked financial instrument (or embedded feature) is indexed to its own stock, including evaluating the instrument’s contingent exercise and settlement provisions.  It also clarifies the impact of foreign currency denominated strike prices and market-based employee stock option valuation instruments on the evaluation.  EITF 07-5 is effective for fiscal years beginning after December 31, 2008.  The Company is assessing the impact of EITF 07-5 on its results of operations, cash flows, or financial position.

RUPINVEST SARL
(A Development Stage Company)
Notes to Financial Statements
From Inception (August 1, 2008) Through December 31, 2008

In May 2008, the FASB issued FASB Staff Position No. APB 14-1 (“APB 14-1”) “Accounting for Convertible Instruments That May be Settled in Cash upon Conversion Including Partial Cash Settlement” FASB Staff Position No. APB 14-1 clarifies that convertible debt instruments that may be settled in cash upon conversion (including partial cash settlement) are not addressed by paragraph 12 of APB Opinion No. 14, “Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants.”  Additionally, this FSP specifies that issuers of such instruments should separately account for the liability and equity components in a manner that will reflect the entity’s nonconvertible debt borrowing rate when interest cost is recognized in subsequent periods.  This FSP is effective for financial statements issued for fiscal years beginning after December 15, 2008.  The Company is assessing the impact of FSP APB 14-1 on its results of operations, cash flows, or financial position.

3.	SUBSEQUENT EVENTS

On May 15, 2009, the stockholders of the Company reorganized their ownership interests in the Company and ARCO Energy, SRL (Arco), a company controlled by the stockholders of the Company, such that the Company became the parent of Arco. As the Company and Arco were under common control, the transaction has been treated as a reorganization with the assets and liabilities of the Company and Arco continuing to be recorded at their historical costs.

In July 2009, 100% of the issued and outstanding equity ownership of the Company was sold to Premier Power Renewable Energy, Inc. in exchange for (i) a cash payment of 12,500 Euros and (ii) the potential transfer of up to three million Premier Power Renewable Energy, Inc. shares of common stock, with the number of shares to be transferred, if any, to be calculated based on certain sales and gross margin goals achieved over a three-year period.

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Stockholders
PREMIER POWER ITALY S.p.A.
(previously Arco Energy S.r.l.)

We have audited the accompanying balance sheet of PREMIER POWER ITALY S.p.A., as of December 31, 2008, and the related statements of operations, cash flows, and stockholder’s equity for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America as established by the American Institute of Certified Public Accountants. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of PREMIER POWER ITALY S.p.A. as of December 31, 2008, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

 September 24, 2009

Ria & Partners S.p.A.

/s/ Ria & Partners S.p.A.

Rome, Italy

PREMIER POWER ITALY S.p.A.  (formerly ARCO Energy, SRL)
BALANCE SHEET
AS OF DECEMBER 31, 2008

December 31, 2008

ASSETS
Current assets:
Cash and cash equivalents	$238,509
Accounts receivable, trade	281,481
Inventory	462,395
Prepaid expenses and other current assets	140,812
Total current assets	1.123.197

Property and equipment, net	19,103

Total assets	$1,142,300

LIABILITIES AND MEMBERS’ EQUITY
Current liabilities:
Accounts payable	$314,042
Accrued liabilities	23,718
Related party payable	176,781
Taxes payable	356,033
Total current liabilities	870.574

Members’ Equity:
Capital	14,487
Retained earnings	268,883
Accumulated other comprehensive loss	(11,644)
Total equity	271,726
Total liabilities and members’ equity	$1,142,300

PREMIER POWER ITALY S.p.A.  (formerly ARCO Energy, SRL)
STATEMENT OF OPERATIONS

Year ended December 31,
2008

Net sales	$7,685,250

Cost of sales	(7,027,657)

Gross profit	657,593

Operating expenses:

Sales and marketing	38,728

General and administrative	220,007

Total operating expenses	258,735

Operating income	398,858

Other (expense) income:

Interest expense	(432)

Other income	20

Interest income	163

Total other expense, net	(249)

Income before income taxes	398,609

Income tax expense	(129,726)

Net income	$268,883

PREMIER POWER ITALY S.p.A.  (formerly ARCO Energy, SRL)
STATEMENT OF CASH FLOWS

Year ended December 31
2008

Cash flows from operating activities:
Net income	$268,883
Adjustments to reconcile net income provided by operating activities:
Depreciation and amortization	3,563
Accounts receivable	(293,777)
Inventory	(482,593)
Prepaid expenses and other assets	(146,963)
Accounts payable	327,759
Accrued liabilities	24,754
Related party payable	184,504
Taxes payable	371,585
Net cash provided by operating activities	257,715

Cash flows from investing activities:
Acquisition of property and equipment	(23,500)
Distributions	-
Net cash used in investing activities	(23,500)

Cash flows from financing activities:
Proceeds from members’ units	14,487
Net cash provided by financing activities	14,487

Effect of foreign currency	(10,193)
Increase in cash and cash equivalents	238,509
Cash and cash equivalents at beginning of period	-
Cash and cash equivalents at end of period	$238,509

Supplemental cash flow information:

Interest paid	$(432)
Taxes paid	$-

PREMIER POWER ITALY S.p.A (formerly ARCO Energy, SRL)
STATEMENT OF STOCKHOLDER'S EQUITY
FOR THE YEAR ENDED DECEMBER 31, 2008

	Capital	Retained	Accumulated Other Comprehensive
	Amount	Earnings	Loss	Total

Balance January 23, 2008	$-	$-	$-	$-

Net income		268,883		268,883
Foreign currency translation adjustment			(11,644)	(11,644)
Comprehensive income				257,239
Contribution	14,487			14,487

Balance, December 31, 2008	14,487	268,883	(11,644)	271,726

PREMIER POWER ITALY, S.P.A.
Notes to Financial Statements

1.	ORGANIZATION AND NATURE OF BUSINESS

Premier Power Italy S.p.A. (the “Company”) is an Italian limited organization formed on January 23, 2008 under the name “ARCO Energy, SRL.”  The Company is a distributor of solar products and developer of solar projects in Italy.  The Company has no predecessors.  The Company did not operate as a subsidiary, division, or line of business of Esdras, Ltd. (its former parent company) prior to January 23, 2008, and it did not have operations prior to the beginning of the fiscal year ended December 31, 2008 as it was formed in January 2008.  On July 9, 2009, the Company changed its corporate structure from an Italian Srl (LTD) company to an Italian Spa (PLC) company and its name to its current name.

2.	SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation — The accompanying financial statements as of and for the year ended December 31, 2008 have been prepared in accordance with generally accepted accounting principles.

Cash and cash equivalents — The Company considers all highly liquid investments with a maturity of three months or less at the time of purchase to be cash equivalents.

Property and Equipment - Property and equipment are recorded at cost and depreciated using the straight-line method over estimated useful lives, or in the case of leasehold improvements, the lease term, if shorter. Maintenance and repairs are expensed as they occur.

Revenue Recognition - Revenue for solar product distribution and the development of solar projects is recognized when persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed and determinable and collectability is reasonably assured.  The Company had no revenues from solar project developments for the year ended December 31, 2008.

Advertising – The Company expenses advertising costs as they are incurred.  Advertising costs was $34,049 for the year ended December 31, 2008.

Foreign Currency – The Company’s functional currency is the Euro. Its assets and liabilities are translated at year-end exchange rates, except for certain non-monetary balances, which are translated at historical rates. All income and expense amounts of the Company are translated at average exchange rates for the respective period. Translation gains and losses are not included in determining net income but are accumulated in a separate component of equity. Foreign currency transaction gains and losses are included in the determination of net income (loss) in the period in which they occur. For the year ended December 31, 2008, the foreign currency transaction loss was zero.

Use of estimates — The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes.  Actual results could differ from those estimates.

Income Taxes — The Company follows the liability method of accounting for income taxes.  Under this method, deferred income tax assets and liabilities are determined based on differences between the financial statement and the income tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.  The Company expects to maintain a full valuation allowance on the net deferred tax assets until an appropriate level of profitability that generates taxable income is sustained or until we are able to develop tax strategies that would enable us to conclude that it is more likely than not that a portion of the deferred tax assets will be realizable.  Any reversal of valuation allowance will favorably impact our results of operations in the period of the reversal.  For the period from inception (January 23, 2008) through December 31, 2008, tax expense, was $129,726. At December 31, 2008 there were no significant current or deferred taxes or valuation allowance.

Recently Issued Accounting Pronouncements

In December 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“FAS”)  No. 157, “Fair Value Measurement”  (“FAS 157”), which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP) and expands disclosures about fair value measurements. This statement applies under other accounting pronouncements that require or permit fair value measurements, FASB having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. Accordingly, this statement does not require any new fair value measurements.  This statement is effective for fiscal years beginning after November 15, 2007, except for non-financial assets and liabilities measured at fair value on a non-recurring basis for which the effective date will be for fiscal years beginning after November 15, 2008.  The adoption of FAS 157 for financial assets and liabilities did not have a material impact on the Company's financial statements.  The adoption of FAS 157 for non-financial assets is not expected to have a material impact on the Company’s financial statements.

In February 2007, the FASB issued FAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities — Including an amendment of FASB Statement No. 115 ” (“FAS 159”), which permits entities to choose to measure many financial instruments and certain other items at fair value at specified election dates. A business entity is required to report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date. This statement is expected to expand the use of fair value measurement. FAS 159 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years, and is applicable beginning in the first quarter of 2008. The adoption of FAS 159 did not have a material effect on our results of operations, cash flows or financial position.

In December 2007, the FASB issued FAS No. 141(R), “Business Combinations” (“FAS 141(R)”), which requires the acquiring entity in a business combination to recognize all (and only) the assets acquired and liabilities assumed in the transaction; establishes the acquisition-date fair value as the measurement objective for all assets acquired and liabilities assumed; and requires the acquirer to disclose to investors and other users all of the information they need to evaluate and understand the nature and financial effect of the business combination. FAS 141(R) is prospectively effective to business combinations for which the acquisition is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. The impact of FAS 141(R) on the Company's financial statements will be determined in part by the nature and timing of any future acquisition completed.

In December 2007, the FASB issued FAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements (as amended)”  (“FAS 160”), which improves the relevance, comparability, and transparency of financial information provided to investors by requiring all entities to report noncontrolling (minority) interests in subsidiaries in the same way as equity consolidated financial statements. Moreover, FAS 160 eliminates the diversity that currently exists in accounting from transactions between an entity and noncontrolling interests by requiring they be treated as equity transactions. FAS 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008; earlier adoption is prohibited.

PREMIER POWER ITALY, S.P.A.
Notes to Financial Statements

3.	PROPERTY AND EQUIPMENT

Property and equipment consisted of the following:

December 31, 2008
Vehicles	$18,186
Computers and Equipment	4,330
22,516

Less: accumulated depreciation	(3,413)

Total fixed assets	$19,103

Depreciation expense was $3,563 for the year ended December 31, 2008.

4.	ACCRUED LIABILITIES

Accrued liabilities consisted of the following:

December 31, 2008
Suppliers	$20,866
Payroll	1,782
Customer advances
Other	1,070
$23,718

On July 31, 2009, the Company and its parent, Rupinvest SARL, were acquired by Premier Power Renewable Energy, Inc. (“Premier Power”), in exchange for $18,292 and up to 3,000,000 shares of Premier Power common stock based upon the Company’s sales and gross margin levels through 2011.  In conjunction with the acquisition, the Company’s supply agreements were amended without penalty to eliminate any minimum purchase penalty provisions.

5.	INCOME TAXES

The provision for income taxes for the year ended December 31, 2008, consists of the following:

December 31, 2008
Current
Regional	$19,861
National	109,865

Total provision for income taxes	$129,726

As of December 31, 2008, the Company had a tax liability of $129,726. As of December 31, 2008, the company had no material deferred taxes to report.

6.	COMMITMENTS AND CONINGENCIES

Premier Power Italy is party to a non-cancelable renewable lease for operating facilities in Ripalimosani, Italy, which expires in 2015. The lease requires the following payments as of December 31, 2008, subject to annual adjustment, if any:

2009	$12,292
2010	29,502
2011	29,502
2012	29,502
2013 and beyond	76,212

Total	$177,010

7.	SUBSEQUENT EVENTS

On May 15, 2009, the members of the Company reorganized their ownership interests in the Company and Rupinvest SARL (Rupinvest), a company controlled by the members of the Company, such that the Company became a subsidiary of Rupinvest. As the Company and Rupinvest were under common control, the transaction has been treated as a reorganization with the assets and liabilities of the Company and Rupinvest continuing to be recorded at their historical costs.

PREMIER POWER RENEWABLE ENERGY, INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
For the Year Ended December 31, 2009

		Combined Rupinvest SARL and Premier Power Italy
		(in thousands, except per share data)
	Premier Power	Rupinvest	Premier
	Renewable Energy,	SARL	Power Italy	Eliminating			Pro Forma			Pro Forma
	Inc.	(2)	(2)	Entries		Combined	Adjustments	Notes		Consolidated

Net sales	$30,750	$-	$2,782	$-		$2,782	$-			$33,532
Cost of sales	(26,292)	-	(2,329)	-		(2,329)	-			(28,621)
Gross profit	4,458	-	453	-		453	-			4,911

Operating expenses:
Sales and marketing	2,910	-	163	-		163				3,073
General and administrative	5,808	12	343	-		355	20	3	B	6,183
Total operating expenses	8,718	12	506	-		518	20			9,256

Operating loss	(4,260)	(12)	(53)	-		(65)	(20)			(4,345)

Other income (expense):
Interest expense	(89)	(1)	(5)	-		(6)	-			(95)
Other income	23	239	16	(237	)(1)	18	-			41
Change in fair value of financial instruments	6,485	-		-		-	-			6,485
Interest income	44	-	-	-		-	-			44
Total other income (expense), net	6,463	238	11	(237)		12	-			6,475

Income (loss) before income taxes	2,203	226	(42)	(237)		(53)	(20)			2,130

Income tax benefit (expense)	1,452	-	-	-		-	-			1,452

Net income (loss)	3,655	226	(42)	(237)		(53)	(20)			3,582

Less: Net income attributable to the noncontrolling interest	(85)	-	-	-		-	6	3	C	(79)

Net income (loss) attributable to Premier Power Renewable Energy, Inc. shareholders	$3,570	$226	$(42)	$(237)		$(53)	$(14)			$3,503

Earnings Per Share attributed to Premier Power Renewable Energy, Inc. shareholders:

Basic	$0.14									$0.13
Diluted	$0.11									$0.11

Weighted Average Shares Outstanding:

Basic	26,050						1,500	3	A	27,550
Diluted	31,317						1,500			32,817

(1)	Reflects the elimination of dividend distribution from Premier Power Italy to Rupinvest SARL.

(2)
The results of operations for Rupinvest SARL and Premier Power Italy are for the period from January 1 to July 31, 2009 (date of acquisition).  Revenue and expense of $10,843,369 and $10,077,780, respectively, for the period from August 1 to December 31, 2009, have been included in the consolidated results of operations of Premier Power Renewable Energy, Inc.

PREMIER POWER RENEWABLE ENERGY, INC
Notes to Unaudited Pro Forma Condensed Consolidated Statement of Operations

1.	BASIS OF PRO FORMA PRESENTATION

The unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2009, are based on the historical financial statements of Premier Power Renewable Energy, Inc. (PPRE), and Rupinvest SARL (Rupinvest) and its majority owned subsidiary Premier Power Italy (formerly ARCO Energy, SRL) after giving effect to PPRE’s acquisition of Rupinvest on July 31, 2009 as if it had occurred on January 1, 2009.

We account for business combinations pursuant to FASB ASC 805 (Financial Accounting Standards Board Statement No. 141R, Business Combinations).  In accordance with Statement 141R FASB ASC 805, we allocate the purchase price of an acquired company to the net tangible assets and intangible assets acquired based upon their estimated fair values.  We have made significant assumptions and estimates in determining the preliminary estimated purchase price and the preliminary allocation of the estimated purchase price in the unaudited pro forma condensed consolidated financial statements.  These preliminary estimates and assumptions are subject to change during the measurement period (generally one year from the acquisition date) as we finalize the valuations of the net tangible assets and intangible assets acquired.  In particular, the final valuations of identifiable intangible assets and associated tax effects may change significantly from our preliminary estimates.  These changes could result in material variances between our future financial results and the amounts presented in these unaudited condensed consolidated pro forma financial statements, including variances in fair values recorded, as well as expenses and cash flows associated with these items.

The unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2009 present the Company’s noncontrolling interests in less than wholly owned subsidiaries in accordance with FASB ASC 810 (FASB Statement No. 160,  Noncontrolling Interests in Consolidated Financial Statements - An Amendment of ARB No. 51),  which is effective for interim periods beginning on January 1, 2009.

The unaudited pro forma condensed consolidated statement of operations is not intended to represent or be indicative of our consolidated results of operations that we would have reported had the acquisition of Rupinvest and its majority owned subsidiary Premier Power Italy been completed as of January 1, 2009 and should not be taken as a representation of our future consolidated results of operations or financial position. The unaudited pro forma condensed consolidated statement of operations does not reflect any operating efficiencies and/or cost savings that we may achieve with respect to the combined companies.

On May 15, 2009, the common ownership of Rupinvest and Premier Power Italy effected a legal reorganization of their ownership interests so that Premier Power Italy became a subsidiary of Rupinvest. As Rupinvest and Premier Power Italy were under common control, the transaction has been treated as a reorganization. The historical results of operations for Rupinvest and Premier Power Italy for the period ended July 31, 2009 are presented separately with appropriate eliminating entries to properly reflect their combined results for the period.

The unaudited pro forma condensed consolidated statement of operations should be read in conjunction with the historical consolidated financial statements and accompanying notes of PPRE, Rupinvest, and Premier Power Italy included herein.

2.	ACQUISITION OF RUPINVEST SARL AND ITS MAJORITY OWNED SUBSIDIARY, PREMIER POWER ITALY

We acquired Rupinvest and its subsidiary, Premier Power Italy, on July 31, 2009 in exchange for $18,292 in cash and the potential issuance of up to 3 million shares of PPRE’s common stock (“Contingent Consideration”). In conjunction with the acquisition of Rupinvest, the Company made a capital contribution of $1,580,000.

The Contingent Consideration is to be distributed over a three-year period based upon Premier Power Italy achieving certain sales and gross margin goals during such period.  Based on projected sales and gross margin levels of Premier Power Italy, the PPRE determined that all of the Contingent Consideration would be earned by the sellers. An independent third party valuation determined the value of the Contingent Consideration to be $12,026,400.  The valuation used a discounted future income methodology for the years 2009, 2010 and 2011 inclusive and then applied a discounted cash flow model to the calculation periods.  The applicable results obtained were then incorporated into the universal income projections for Premier Power for the years 2009 through 2011 and further analyzed from a cash flow perspective in order to determine the overall value of the PPRE and the related fair value of the PPRE’s outstanding stock in 2009, 2010 and 2011. The projected 2009, 2010 and 2011 fair value of the PPRE’s stock price was then multiplied against a yearly estimate of shares earned by Rupinvest.  The specific calculation of the shares earned were determined by utilizing a probability weighted approach. A discount rate of 20% was used in the valuation model, based on the aggregate of 3 factors:  [1] risk free rate of return, [2] market equity premium, [3] special company risk premium, as determined by the independent third party valuation.

PREMIER POWER RENEWABLE ENERGY, INC
Notes to Unaudited Pro Forma Condensed Consolidated Statement of Operations

Preliminary Purchase Price Allocation

The total purchase price for Rupinvest SARL of $12,044,692 was allocated to the net tangible assets and intangible assets acquired based upon their estimated fair value as of July 31, 2009, as set forth below.  The excess of the purchase price over the net tangible assets and intangible assets was recorded as goodwill.  The preliminary allocation of the purchase price was based upon a preliminary valuation and our estimates and assumptions are subject to change.

A summary of the acquired tangible and intangible assets and liabilities is as follows:

Cash	$16,315
Accounts receivable	314,702
Inventory	246,962
Intangible assets – customer list	105,009
Fixed assets	37,991
Accounts payable and accrued liabilities	(381,405)
Taxes payable	(277,243)
Goodwill	11,982,361
Total purchase consideration	$12,044,692

Intangible Assets

Amortizing intangible assets consist of the estimated fair value of acquired customer lists.  In estimating the fair value we used an income approach, utilizing a discount rate of 20%.  We have estimated the useful life of the acquired customer lists to be three years.

3.	PRO FORMA FINANCIAL STATEMENT ADJUSTMENTS

The following pro forma adjustments are included in our unaudited pro forma condensed consolidated statements of operations:

A.
The basic and diluted weighted average shares were adjusted for  the contingent shares assuming Premier Power Italy would meet or exceed the revenue and gross margin requirements to earn the maximum number of shares under the contingent arrangement as of the reporting date whether they have been distributed or not.  Through December 31, 2009, the maximum number of shares possible to be earned is 1,500,000 shares.

B.	To amortize the intangible assets acquired, consisting of customer lists with an estimated fair value of $105,009 and an estimated three year life.

C.	Represents the effect of the 10% noncontrolling interest in Premier Power Italy's net loss (income), including the effect of the pro forma amortization of acquired intangibles.

The Company evaluated the fair value of the acquired tangible assets and determined that their fair values materially approximated their carrying value.  Specifically, the Company notes the following:

•
Accounts Receivable – No allowance for doubtful accounts had been recorded prior to the acquisition of Rupinvest, all accounts were current, and customers were considered to have good credit histories.  As the Company determined that the recorded value was not materially different from fair value as a result of the factors noted above and the small amount of accounts receivable, no fair value adjustment was recorded.

•
Inventory – Inventory was associated with specific orders and generally not held for stocking purposes, there were no obsolete or slow moving items as of the acquisition date, and market prices were not significantly different from recorded costs.  Based on the above factors and the Company’s estimate of profit margins associated with distribution activities, the Company determined that the recorded value was not materially different from the estimated fair value.

•
Property and Equipment – Acquired amounts were insignificant at approximately $38,000 and had all been purchased within one year of the acquisition of Rupinvest and were not of a specialized or unique nature.  As a result, the Company determined that the carrying value approximated estimated fair value.

$8,000,000

__________ Shares of Common Stock

PREMIER POWER RENEWABLE ENERGY, INC.

PROSPECTUS

__________, 2010

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses payable by the Company in connection with the sale of common stock being registered.  All amounts are estimates except the SEC registration fee:

Securities and Exchange Commission registration fee	$446.40
Placement agent fees and expenses	___
Printing and engraving expenses	___
Legal fees and expenses	___
Accounting fees and expenses	___
Miscellaneous costs	___

Total	$ ___

Item 14.  Indemnification of Directors and Officers.

Delaware Law

Our certificate of incorporation provides that we must indemnify our officers, directors, and certain others to the fullest extent permitted by the General Corporation Law of Delaware (“DGCL”). Section 145 of the DGCL provides that we, as a Delaware corporation, are empowered, subject to certain procedures and limitations, to indemnify any person against expenses (including attorney’s fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending, or completed action, suit, or proceeding (including a derivative action) in which such person is made a party by reason of his being or having been a director, officer, employee, or agent of the Company (each, an “Indemnitee”); provided that the right of an Indemnitee to receive indemnification is subject to the following limitations: (i) an Indemnitee is not entitled to indemnification unless he acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such conduct was unlawful, and (ii) in the case of a derivative action, an Indemnitee is not entitled to indemnification in the event that he is judged to be liable to the Company (unless and only to the extent that the court determines that the Indemnitee is fairly and reasonably entitled to indemnification for such expenses as the court deems proper). The statute provides that indemnification pursuant to our provisions is not exclusive of other rights of indemnification to which a person may be entitled under any bylaw, agreement, vote of stockholders, or disinterested directors, or otherwise.

Pursuant to Section 145 of the DGCL, we have purchased a $5,000,000 director’s and officer’s liability insurance policy on behalf of our present and former directors and officers against any liability asserted against or incurred by them in such capacity or arising out of their status as such.

In accordance with Section 102(b)(7) of the DGCL, our certificate of incorporation eliminates personal liability of our directors to the Company or our stockholders for monetary damages for breach of their fiduciary duties as a director, with certain limited exceptions set forth in Section 102(b) (7) of the DGCL.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for our directors, officers, and controlling persons pursuant to the foregoing provisions or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 15.  Recent Sales of Unregistered Securities.

The following is a summary of our transactions during the last three years involving sales of our securities that were not registered under the Securities Act of 1933, as amended (the “Securities Act”):

On June 16, 2009, we issued 2,800,000 shares of our Series B Convertible Preferred Stock to Vision Opportunity Master Fund Ltd. (“Vision”) in consideration for (i) the cancellation of all Series A Warrants and Series B Warrants we issued to Vision and (ii) $3,000,000 in gross proceeds.  The investor represented that it was an “accredited investor” as defined in Rule 501 under the Securities Act.  We relied upon the exemption from registration as set forth in Section 4(2) of the Securities Act for the issuance of these securities.

On June 3, 2009, we agreed to issue and transfer up to three million (3,000,000) restricted shares of our common stock, par value $0.0001 per share, to Esdras Ltd. (“Esdras”) in addition to additional compensation of a cash payment by us to Esdras in the amount of twelve thousand five hundred Euros (€12,500, or approximately $18,292) and in exchange for our acquisition of 100% of the issued and outstanding equity ownership interest in Rupinvest SARL.  The shares were issued on July 10, 2009 and are held by an escrow agent in trust in connection with a share exchange agreement we entered into on June 3, 2009, with the number of shares to be transferred, if any, to be calculated based on sales achieved by Premier Power Italy, or the escrow agent may return a portion of or all of the shares to the Company.  The issuance and transfer of the shares to Esdras was exempt from registration under the Securities Act, pursuant to Section 4(2) and Regulation S thereof.  We made this determination based on Esdras’ representations in the exchange agreement, which included, in pertinent part, that Esdras is not a "U.S. person" as that term is defined in Rule 902 of Regulation S under the Securities Act, and that it was acquiring the shares for investment purposes for its own respective account and not as a nominee or agent and not with a view to the resale or distribution thereof, and that it understood that the shares may not be sold or otherwise disposed of without registration under the Securities Act or an applicable exemption therefrom.

On December 31, 2008, we issued two options to purchase up to an aggregate 250,000 shares of common stock to Capital Group Communications, Inc. (“CGC”) in conjunction with an agreement to provide compensation for investor communications and public relations services.  This issuance was exempt from registration under the Securities Act pursuant to Section 4(2) thereof.  We made this determination based on the representations of CGC, which included, in pertinent part, that such stockholder was an "accredited investor" within the meaning of Rule 501 of Regulation D promulgated under the Securities Act, and that such stockholder was acquiring our securities for investment purposes for its own respective accounts and not as nominees or agents and not with a view to the resale or distribution thereof, and that the stockholder understood that our securities may not be sold or otherwise disposed of without registration under the Securities Act or an applicable exemption therefrom. On August 17, 2009, we cancelled these options.

On December 4, 2008, we issued 30,000 restricted shares of common stock to Capital Group Communications, Inc. (“CGC”) in conjunction with an agreement to provide compensation for investor communications and public relations services.  This issuance was exempt from registration under the Securities Act pursuant to Section 4(2) thereof.  We made this determination based on the representations of CGC, which included, in pertinent part, that such stockholder was an "accredited investor" within the meaning of Rule 501 of Regulation D promulgated under the Securities Act, and that such stockholder was acquiring our securities for investment purposes for its own respective accounts and not as nominees or agents and not with a view to the resale or distribution thereof, and that the stockholder understood that our securities may not be sold or otherwise disposed of without registration under the Securities Act or an applicable exemption therefrom.

On September 9, 2008, in connection with a Share Exchange Agreement (“Exchange Agreement”) by and among the Company, our majority stockholder, Premier Power Renewable Energy, Inc., a California corporation (“Premier Power California”), and the stockholders of Premier Power California, consisting of four individuals and one entity, who, immediately prior to the closing of the transactions contemplated by the Exchange Agreement, collectively held 100% of Premier Power California’s issued and outstanding share capital (the “PPG Owners”), we issued 24,218,750 shares of our common stock to the PPG Owners in exchange for 100% of the capital stock of Premier Power California (the “Share Exchange”).  The issuance of the common stock to the PPG Owners pursuant to the Exchange Agreement was exempt from registration under the Securities Act pursuant to Section 4(2) and Regulation D thereof.  We made this determination based on the representations of the PPG Owners, which included, in pertinent part, that such stockholders were "accredited investors" within the meaning of Rule 501 of Regulation D promulgated under the Securities Act, and that such stockholders were acquiring our common stock for investment purposes for their own respective accounts and not as nominees or agents and not with a view to the resale or distribution thereof, and that each owner understood that the shares of our common stock may not be sold or otherwise disposed of without registration under the Securities Act or an applicable exemption therefrom.  In connection with and prior to the Share Exchange, Vision, the pre-Share Exchange majority stockholder of the Company, agreed to cancel 25,448,000 of its shares of our common stock in consideration for the agreement by the PPG Owners to enter into the Share Exchange transaction with the majority stockholder of the Company and the Company.  Immediately prior to the Share Exchange, we had 1,800,000 shares of common stock issued and outstanding.  Immediately after the issuance of the shares to the PPG Owners, we had 26,018,750 shares of common stock issued and outstanding.

On September 9, 2008, in connection with a financing pursuant to a Securities Purchase Agreement, we issued a total of 3,500,000 units, each unit consisting of one share of our Series A Preferred Stock, one-half of one Series A Warrant, and one-half of one Series B Warrant, to one investor in connection with the closing of the financing. The issuance of the units to the investor pursuant was exempt from registration under the Securities Act pursuant to Section 4(2) and Regulation D thereof.  We made this determination based on the representations of the investor, which included, in pertinent part, that such person was an "accredited investor" within the meaning of Rule 501 of Regulation D promulgated under the Securities Act, and that such person was acquiring our common stock for investment purposes for its own respective account and not as a nominee or agent and not with a view to the resale or distribution thereof, and that the investor understood that the shares of our Series A Preferred Stock and our Series A Warrants and Series B Warrants may not be sold or otherwise disposed of without registration under the Securities Act or an applicable exemption therefrom.

Item 16.  Exhibits and Financial Statement Schedules.

(a) Exhibits

EXHIBIT INDEX

Exhibit Number	Description

2.1	Share Exchange Agreement by and among the Company, its majority stockholder, Premier Power Renewable Energy, Inc., and its stockholders, dated September 9, 2008 (3)

2.2	Share Exchange Agreement between the Registrant, Rupinvest Sarl, and Esdras Ltd., dated June 3, 2009 (11)

3.1	Certificate of Incorporation (1)

3.2	Bylaws (1)

3.3	Certificate of Amendment of the Certificate of Incorporation, filed August 19, 2008 with the Secretary of State of the State of Delaware (2)

3.4	Certificate of Amendment of the Certificate of Incorporation, filed August 29, 2008 and effective September 5, 2008 with the Secretary of State of the State of Delaware (3)

3.5	Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock, filed September 10, 2008 with the Secretary of State of the State of Delaware (3)

3.6	Amendment to Certificate of Incorporation, filed November 24, 2008 with the Secretary of State of Delaware (5)

3.7	Amendment to Bylaws (7)

3.8	Certificate of Designation of Preferences, Rights and Limitations of Series B Convertible Preferred Stock, filed with the Delaware Secretary of State on June 12, 2009 (11)

5.1
Form of Opinion of Richardson & Patel LLP (21) (the actual opinion of Richardson & Patel LLP will be attached with the Registration Statement filed immediately prior to the Company’s request for acceleration of effectiveness)

10.1	Form of Securities Purchase Agreement (3)

10.2	Form of Registration Rights Agreement (3)

10.3	Form of Lock-up Agreement (3)

10.4	Purchase and Sale Agreement between Harry’s Trucking, Inc. and Haris Tajyar and Omar Tajyar, dated September 9, 2008 (3)

10.5	First Amendment to Registration Rights Agreement between Premier Power Renewable Energy, Inc., Genesis Capital Advisors, LLC, and Vision Opportunity Master Fund, Ltd., dated October 31, 2008 (4)

10.6	Voting Agreement between Dean Marks and Miguel de Anquin, signed June 16, 2008 (and addendum) (8)

10.7	Voting Agreement between Dean Marks and Miguel de Anquin, dated January 21, 2009 (8)

10.8	Voting Agreement between Dean Marks, Sarilee Marks, and Miguel de Anquin, dated January 21, 2009 (8)

10.9	Voting Agreement between Dean Marks and Miguel de Anquin, dated January 2, 2006 (9)

10.10	Second Amendment to Registration Rights Agreement between Premier Power Renewable Energy, Inc., Genesis Capital Advisors, LLC, and Vision Opportunity Master Fund, Ltd., dated May 1, 2009 (10)

10.11	Securities Purchase Agreement between the Registrant and Vision Opportunity Master Fund, Ltd., dated June 16, 2009 (11)

10.12	Waiver of Anti-Dilution Rights of Series A Preferred Stock by Vision Opportunity Master Fund, Ltd., dated June 16, 2009 (11)

10.13	Loan Agreement (Asset Based) between Umpqua Bank and Premier Power Renewable Energy, Inc., dated July 13, 2009 (12)

10.14	Promissory Note (Line of Credit Note) between Umpqua Bank and Premier Power Renewable Energy, Inc., dated July 13, 2009 (12)

10.15	Form of Modification to Promissory Note (Line of Credit Note) and Loan Agreement between Umpqua Bank and Premier Power Renewable Energy, Inc. (12)

10.16	Commercial Security Agreement between Umpqua Bank and Premier Power Renewable Energy, Inc., dated July 13, 2009 (12)

10.17	Commercial Security Agreement (Premier Power California) between Umpqua Bank and Premier Power Renewable Energy, Inc., dated July 13, 2009 (12)

10.18	Rider to Security Agreement Executed by Non-Borrower Grantor (Premier Power California) between Umpqua Bank and Premier Power Renewable Energy, Inc., dated July 13, 2009 (12)

10.19	Commercial Security Agreement (Bright Futures Technologies, LLC) between Umpqua Bank and Bright Futures Technologies, LLC, dated July 13, 2009 (12)

10.20	Rider to Security Agreement Executed by Non-Borrower Grantor (Bright Futures Technologies, LLC) between Umpqua Bank and Bright Futures Technologies, LLC, dated July 13, 2009 (12)

10.21	Commercial Security Agreement (Premier Power, Sociedad Limitada) between Umpqua Bank and Premier Power, Sociedad Limitada, dated July 13, 2009 (12)

10.22	Rider to Security Agreement Executed by Non-Borrower Grantor (Premier Power, Sociedad Limitada) between Umpqua Bank and Premier Power, Sociedad Limitada, dated July 13, 2009 (12)

10.23	Agreement to Provide Insurance between Umpqua Bank and Premier Power Renewable Energy, Inc., dated July 13, 2009 (12)

10.24	Disbursement Request and Authorization between Umpqua Bank and Premier Power Renewable Energy, Inc., dated July 13, 2009 (12)

10.25	Landlord’s Release and Waiver among Umpqua Bank, Premier Power Renewable Energy, Inc. and Wagner Family ILP, dated July 13, 2009 (12)

10.26	Landlord’s Release and Waiver among Umpqua Bank, Premier Power Renewable Energy, Inc., and MKJ - McCalla Investments, LLC dated July 13, 2009 (12)

10.27	Landlord’s Release and Waiver among Umpqua Bank, Premier Power Renewable Energy, Inc. and 33 Partners, Inc., dated July 13, 2009 (12)

10.28	Escrow Agreement between the Registrant, Rupinvest SARL, Esdras Ltd., and Capita Trust Company Limited, dated July 9, 2009 (13)

10.29	Escrow Agreement Amendment No. 1 between the Registrant, Rupinvest SARL, Esdras Ltd., and Capita Trust Company Limited, dated July 22, 2009 (14)

10.30	Waiver and Amendment between the Registrant, Rupinvest SARL, Esdras Ltd., and Capita Trust Company Limited, dated July 30, 2009 (15)

10.31	Employment Agreement between Premier Power Renewable Energy, Inc. and Frank Sansone, dated November 5, 2009 (16)

10.32	Second Amended and Restated Agreement to Serve as Member of the Board of Directors between the Registrant and Kevin Murray, dated March 25, 2010 (17)

10.33	Second Amended and Restated Agreement to Serve as Member of the Board of Directors between the Registrant and Robert Medearis, dated March 25, 2010 (17)

10.34	Amended and Restated Director Agreement between the Registrant and Tommy Ross, dated March 25, 2010 (17)

10.35	Solar Installation Agreement between Premier Power Italy, S.p.A. and Global Green Advisors, dated September 28, 2009 (19)

10.36	Engagement Agreement between Genesis Capital Advisors, LLC and Premier Power Renewable Energy, Inc., dated October 31, 2008 (19)

10.37	Limited and Temporary Waiver Agreement between Registrant and Genesis Capital Advisors, LLC, dated April 28, 2010 (19)

10.38	Clarification Agreement between Registrant and Genesis Capital Advisors, LLC, dated April 28, 2010 (19)

10.39	Escrow Agreement Amendment No. 3 between Registrant, Rupinvest Sarl, Esdras Ltd., and Capita Trust Company Limited, dated April 24, 2010 (18)

10.40	Employment Agreement between Registrant and Dean R. Marks, dated May 17, 2010 (21)

10.41	Employment Agreement between Registrant and Miguel de Anquin, dated May 17, 2010 (21)

10.44	Engagement Letter between Registrant and Merriman Curhan Ford & Co., dated June 28, 2010 *

10.45	Reseller Agreement between EC America, Inc., immixGroup, Inc., and the Registrant, dated May 1, 2010 (20)

10.46	Form of Subscription Agreement *

10.47	Form of Placement Agent Agreement * (a signed copy will be attached with the Registration Statement filed immediately prior to the Company’s request for acceleration of effectiveness)

10.48	Form of Lock-Up Agreement *

10.49	Supplement to Limited and Temporary Waiver Agreement between Registrant and Genesis Capital Advisors, LLC, dated July 7, 2010 *

14.1	Code of Business Conduct and Ethics (6)

21.1	List of Subsidiaries (3)

23.1	Consent of Macias Gini & O’Connell LLP *

23.2	Consent of Richardson & Patel LLP (included in Exhibit 5.1)

23.3	Consent of Macias Gini & O'Connell LLP *

23.4	Consent of Ria & Partners S.p.A. *

24.1	Power of Attorney (see signature page of this registration statement)

* Filed herewith.

(1)	Filed on February 13, 2007 as an exhibit to our Registration Statement on Form SB-2/A, and incorporated herein by reference.

(2)	Filed on August 29, 2008 as an exhibit to our Current Report on Form 8-K, and incorporated herein by reference.

(3)	Filed on September 11, 2008 as an exhibit to our Current Report on Form 8-K, and incorporated herein by reference.

(4)	Filed on November 6, 2008 as an exhibit to our Current Report on Form 8-K, and incorporated herein by reference.

(5)	Filed on November 26, 2008 as an exhibit to our Current Report on Form 8-K, and incorporated herein by reference.

(6)	Filed on November 7, 2008 as an exhibit to our Registration Statement on Form S-1, and incorporated herein by reference.
(7)	Filed on January 16, 2009 as an exhibit to our Current Report on Form 8-K, and incorporated herein by reference.

(8)	Filed on February 5, 2009 as an exhibit to our Amendment No. 1 to Registration Statement on Form S-1/A, and incorporated herein by reference.

(9)	Filed on March 31, 2009 as an exhibit to our Annual Report on Form 10-K, and incorporated herein by reference.

(10)	Filed on May 4, 2009 as an exhibit to our Current Report on Form 8-K, and incorporated herein by reference.

(11)	Filed on June 18, 2009 as an exhibit to our Current Report on Form 8-K, and incorporated herein by reference.

(12)	Filed on July 13, 2009 as an exhibit to our Current Report on Form 8-K, and incorporated herein by reference.

(13)	Filed on July 15, 2009 as an exhibit to our Current Report on Form 8-K, and incorporated herein by reference.

(14)	Filed on July 23, 2009 as an exhibit to our Current Report on Form 8-K, and incorporated herein by reference.

(15)	Filed on August 5, 2009 as an exhibit to our Current Report on Form 8-K, and incorporated herein by reference.

(16)	Filed on November 5, 2009 as an exhibit to our Current Report on Form 8-K, and incorporated herein by reference.

(17)	Filed on March 25, 2010 as an exhibit to our Current Report on Form 8-K, and incorporated herein by reference.

(18)	Filed on April 27, 2010 as an exhibit to our Current Report on Form 8-K, and incorporated herein by reference.

(19)	Filed on April 29, 2010 as an exhibit to our Registration Statement on Form S-1, and incorporated herein by reference.

(20)	Filed on May 25, 2010 as an exhibit to our Current Report on Form 8-K, and incorporated herein by reference.

(21)	Filed on May 28, 2010 as an exhibit to Amendment No. 1 to Registration Statement on Form S-1/A, and incorporated herein by reference.

Item 17.  Undertakings.

 The undersigned registrant hereby undertakes that:

1.
For determining liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

2.
For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

3.
For the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to trustees, directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 14 of this registration statement, or otherwise (other than insurance), the registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of El Dorado Hills, State of California, on July 8, 2010.

PREMIER POWER RENEWABLE ENERGY, INC.

By:	/s/ Dean R. Marks
Dean R. Marks Chief Executive Officer and President (Principal Executive Officer)

By:	/s/ Frank J. Sansone
Frank J. Sansone Chief Financial Officer (Principal Financial and Accounting Officer)

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints, jointly and severally, Dean R. Marks and Frank J. Sansone, and each of them, as his or her attorney-in-fact, with full power of substitution, for him or her in any and all capacities, to sign any and all amendments, including post-effective amendments, to this registration statement, and any and all registration statements related to the offering covered by this registration statement and filed under the Securities Act of 1933, as amended, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by his or her attorney to any and all amendments to said registration statement.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

*
Dean R. Marks	Chairman of the Board, Chief Executive Officer, and President (“Principal Executive Officer)

*
Miguel de Anquin	Chief Operating Officer, Corporate Secretary, and Director

*
Frank J. Sansone	Chief Financial Officer (Principal Financial and Accounting Officer)

*
Robert Medearis	Director

/s/ Dean R. Marks		July 8, 2010
Dean R. Marks	Attorney-in-fact *

/s/ Frank J. Sansone		July 8, 2010
Frank J. Sansone	Attorney-in-fact *